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Exhibit 99.1

FINANCIAL REVIEW
Avaya Inc. and Subsidiaries

SELECTED FINANCIAL DATA

        The following table sets forth selected financial information derived from our audited consolidated financial statements as of and for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999. On September 30, 2000, we were spun off from Lucent Technologies Inc. The consolidated financial statements as of and for each of the fiscal years ended prior to September 30, 2001 include allocations of certain Lucent corporate headquarters' assets, liabilities, and expenses relating to the businesses that were transferred to us from Lucent. Therefore, the selected financial information for the fiscal years ended September 30, 2000 and 1999, during which time we were a business unit of Lucent, may not be indicative of our future performance as an independent company. The selected financial information for all periods should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and the notes included elsewhere in this annual report.

        In reviewing the selected financial information, please note the following:

  •
  In January 2004, we sold certain assets and liabilities of our Connectivity Solutions segment to CommScope, Inc. ("CommScope"). Accordingly, the statement of operations information has been restated to reflect the results of the disposal group as discontinued operations.

  •
  Commencing in fiscal 2002, we discontinued amortization of goodwill pursuant to the adoption of a new accounting pronouncement.

  •
  Purchased in-process research and development is attributable to the acquisitions of VPNet Technologies, Inc. and substantially all of the assets and certain liabilities of Quintus Corporation in fiscal 2001.

  •
  In October 2000, we sold four million shares of our Series B convertible participating preferred stock and warrants to purchase our common stock for $400 million. In March 2002, all shares of the Series B preferred stock were converted into approximately 38 million shares of our common stock, warrants for 286,682 shares of our common stock were exercised, and we sold an additional 14,383,953 shares of our common stock. The conversion of the Series B preferred stock and the exercise of warrants resulted in a charge to accumulated deficit of $125 million, which was included in the calculation of net income (loss) available to common stockholders for fiscal 2002.

  •
  Total debt as of September 30, 2000 represents commercial paper obligations we assumed following the separation from Lucent and debt attributable to our foreign entities. During fiscal

    2002, we repaid our commercial paper obligations and issued long-term convertible debt and senior secured notes.

  •
  In October 1999, we adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and prospectively capitalized certain costs of computer software developed or obtained for internal use, which had been previously expensed as incurred. Accordingly, we began amortizing these costs on a straight-line basis over three to seven years.

	Year Ended September 30,
	2003	2002	2001	2000	1999
	(dollars in millions, except per share amounts)
Statement of operations information:
Revenue	$3,796	$4,387	$5,473	$6,314	$6,989
Business restructuring charges (reversals) and related expenses, net	(5)	209	837	684	(33)
Goodwill and intangibles impairment charge	—	71	—	—	—
Purchased in-process research and development	—	—	32	—	—
Income (loss) from continuing operations before cumulative effect of accounting change	(128)	(677)	(600)	(543)	40
Income (loss) from discontinued operations	40	11	248	168	146
Cumulative effect of accounting change	—	—	—	—	96

Net income (loss)	$(88)	$(666)	$(352)	$(375)	$282

Earnings (loss) per common share—basic:
Income (loss) from continuing operations available to common stockholders	$(0.34)	$(2.47)	$(2.20)	$(2.01)	$0.16
Income (loss) from discontinued operations	0.11	0.03	0.87	0.62	0.56
Cumulative effect of accounting change	—	—	—	—	0.37

Net income (loss) available to common stockholders	$(0.23)	$(2.44)	$(1.33)	$(1.39)	$1.09

Earnings (loss) per common share—diluted:
Income (loss) from continuing operations available to common stockholders	$(0.34)	$(2.47)	$(2.20)	$(2.01)	$0.15
Income (loss) from discontinued operations	0.11	0.03	0.87	0.62	0.53
Cumulative effect of accounting change	—	—	—	—	0.35

Net income (loss) available to common stockholders	$(0.23)	$(2.44)	$(1.33)	$(1.39)	$1.03

	As of September 30,
	2003	2002	2001	2000	1999
	(dollars in millions)
Balance sheet information:
Total assets	$4,057	$3,897	$4,648	$5,037	$4,239
Total debt	953	933	645	793	10
Series B convertible participating preferred stock	—	—	395	—	—

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following section should be read in conjunction with the consolidated financial statements and the notes included elsewhere in this annual report. The matters discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and are based on estimates, forecasts and assumptions involving risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The risks and uncertainties referred to above include, but are not limited to those described under "Forward-Looking Statements" in our fiscal 2003 Annual Report on Form 10-K.

Overview

        We are a leading provider of communications systems, applications and services for enterprises, including businesses, government agencies and other organizations. Our product offerings include:

  •
  Internet Protocol, or IP, telephony systems that converge voice, data and other traffic across a single unified network,

  •
  traditional voice communication systems,

  •
  contact center infrastructure and applications in support of customer relationship management,

  •
  unified communications applications, which include voice and multi-media messaging, and

  •
  structured cabling products.

        We support our broad customer base with comprehensive global service offerings that help our customers plan, design, implement and manage their communications networks. We believe our global service organization is an important consideration for customers purchasing our products and applications and is a source of significant revenue for us, primarily from maintenance contracts.

        Our revenue has declined significantly during the past several years. Revenue for the fiscal years ended September 30, 2001, 2002 and 2003 was $5,473 million, $4,387 million and $3,796 million, respectively. The decline in revenue is attributable primarily to declines in the market for our traditional business, enterprise voice communications systems, and the effect of general economic conditions on our customers' willingness to spend on enterprise communications technology during the last several years. Although revenue has declined over this three year period, the quarterly revenue trend in fiscal 2003 generally stabilized. The stabilization of revenue can be attributed to our products and services that support the market for converged communications. Specifically, revenue from the sale of our IP telephony systems increased throughout fiscal 2003, mitigating the decline in sales of our traditional voice systems. As described in more detail below, however, we cannot provide assurance that our revenue will not decline in the future as we believe enterprises may continue to be reluctant to increase spending on enterprise communications technology significantly in the near term.

        The decline in revenue from enterprise voice communications systems is attributable in part to the significant investments in these systems made by enterprises in the late 1990s in anticipation of Year 2000. We believe enterprises have been reluctant to make additional investments in enterprise communications systems until their existing investments have been fully amortized over their 7-10 year useful life. In addition, we believe many customers are hesitant to invest in traditional voice communication systems as they are anticipating the widespread adoption of next-generation communications systems, such as IP telephony systems.

        The adverse effect of the decline in revenue from our traditional business has been exacerbated by the continuing effect of the economic slowdown that began in 2001. As a result of the uncertain economic environment, we believe that enterprises continue to be concerned about their ability to increase revenues and thereby increase their profitability. Accordingly, they have tried to maintain or improve profitability through cost reduction and reduced capital spending. Because it is not clear that enterprise communications spending will improve significantly in the near term, we expect there to be continued pressure on our ability to generate revenue. Although we believe enterprises will ultimately invest in next-generation communications systems, we cannot predict the nature, timing and extent of those investments and as a result, if and when our revenue will increase.

Operating Segments

        The following table sets forth the allocation of our revenue among our operating segments, expressed as a percentage of total revenue:

	Year Ended September 30,
	2003	2002	2001
Revenue
Operating Segments:
Enterprise Communications Group	43.3%	44.7%	49.6%
Small and Medium Business Solutions	6.2	5.5	5.8
Services	50.5	49.7	44.5
Total operating segments	100.0	99.9	99.9
Corporate	—	0.1	0.1

Total	100.0%	100.0%	100.0%

        Our three operating segments include the Enterprise Communications Group, or ECG, Small and Medium Business Solutions, or SMBS, and Services. In the third quarter of fiscal 2003, we changed the name of our Converged Systems and Applications segment to ECG. The ECG segment develops, markets and sells communications systems, products and applications to our large enterprise customers. Our primary offerings for this segment include IP telephony systems and traditional voice communications systems, contact center infrastructure and applications in support of customer relationship management, unified communications applications, and appliances, such as telephone sets. The SMBS segment develops, markets and sells communications products and applications for small and medium-sized businesses including IP telephony systems, traditional voice communications systems, and unified communication and contact center applications. Traditional voice communications systems designed for small and medium-sized businesses are also known as Key and hybrid telephony systems. The Services segment offers a comprehensive portfolio of services that enable customers to plan, design, build and manage their communications networks. Services' operating results also include the professional services organization as explained below.

        In January 2004, we sold essentially all of our Connectivity Solutions segment to CommScope, Inc. ("CommScope"), except for the sale of certain remaining international operations that will be completed later in fiscal 2004. Connectivity Solutions had provided structured cabling systems and electronic cabinets to our customers. This business was previously disclosed as a separate operating segment. Accordingly, the matters discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations have been restated to reflect the Connectivity Solutions disposal group as discontinued operations. Our remaining operating segments have also been restated to include Connectivity Solutions' portion of corporate related expenses.

        During the first quarter of fiscal 2004, we moved our professional services organization from ECG to the Services segment to expand the organization's focus into a multi-vendor environment. Our professional services organization provides services required to customize our communications application solutions for individual customer needs. We also allocated a portion of the results attributed to our third-party leasing arrangement from ECG to SMBS based on the relative contribution of the arrangement to the sale of each segment's products. Accordingly, prior periods amounts have been restated to reflect these changes.

Collective Bargaining Agreements

        Effective June 1, 2003, we renewed our collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers. The renewed agreements are for a term of three years, ending May 31, 2006. The agreements provide for a 3% per year wage increase for employees during the duration of the agreements, and a 3% increase per year to employees' pension benefits for the duration of the agreements. The agreements also included additional cost-sharing by employees and retirees for certain medical health benefit co-payments. The renewed collective bargaining agreements continue our variable workforce arrangement that gives eligible employees who retired from Lucent as of September 30, 2000 the ability to continue working as on-call support service technicians at Avaya. This arrangement is intended to give us flexibility to match our workforce needs with our customers' cyclical service demands for the design, installation and maintenance of their communications systems.

Goodwill and Intangible Assets

        Effective October 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets," or SFAS 142, which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definite lives will continue to be amortized over their remaining useful lives. In connection with the adoption of SFAS 142, we reviewed the classification of our goodwill and other intangible assets, reassessed the useful lives previously assigned to other intangible assets, and discontinued amortization of goodwill. We also tested goodwill for impairment by comparing the fair values of our reporting units to their carrying values as of October 1, 2001 and determined that there was no goodwill impairment at that time. Based on this review, as of September 30, 2001, we classified $175 million as goodwill, $78 million as intangible assets, net and $2 million as other assets. We did not identify any intangible assets having indefinite lives.

        For the fiscal year ended September 30, 2001, goodwill amortization, net of tax, amounted to $38 million. If we had adopted SFAS 142 at the beginning of fiscal 2001 and discontinued goodwill amortization, our net loss and loss per common share on a pro forma basis would have been as follows:

Year Ended September 30, 2001
Pro Forma Results (dollars in millions, except per share amounts)
Net loss, as reported	$(352)
Goodwill amortization, net of tax	38

Adjusted net loss	(314)
Accretion of Series B preferred stock	(27)

Adjusted loss available to common stockholders	$(341)

Adjusted loss per common share:
Basic and Diluted	$(1.20)

        We conducted the required annual impairment review during the fourth quarter of fiscal 2003 and 2002. Updated valuations were completed for all reporting units with goodwill as of September 30, 2003 and 2002 using a discounted cash flow approach based on forward-looking information regarding market shares, revenues and costs for each reporting unit as well as appropriate discount rates. For fiscal 2003, we did not identify a goodwill impairment. For fiscal 2002, due to a significant downward movement in the U.S. stock market and, in particular, communications technology stocks, we experienced a decline in our market capitalization that negatively impacted the fair value of our reporting units. As a result, we recorded a goodwill impairment charge of $44 million as an operating expense in fiscal 2002 related to our SMBS operating segment.

        As a result of the significant downturn in the communications technology industry, we noted a steep decline in the marketplace assumptions for virtual private networks in the fourth quarter of fiscal 2002 as compared with the assumptions used when we acquired this existing technology through our acquisition of VPNet Technologies, Inc., or VPNet, in February 2001. These circumstances caused us to review the recoverability of our acquired intellectual property and trademarks. We applied the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or SFAS 121, to our intangible assets with definite lives and determined that the carrying value of these assets was impaired. Accordingly, we recorded a $27 million intangibles impairment charge as an operating expense in fiscal 2002 to write-down the carrying value of these intangible assets to an amount representing their discounted future cash flows. The $27 million impairment charge, which was recorded as accumulated amortization on the Consolidated Balance Sheet, was attributed $24 million to ECG and $3 million to SMBS.

        Acquired intangible assets with definite lives are amortized over a period of three to six years. Amortization expense for such intangible assets was $12 million, $35 million and $32 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. As of September 30, 2003, we estimate remaining amortization expense to be $4 million in 2004, and $2 million in 2005.

        In addition, included in other assets as of September 30, 2003 and 2002 is an intangible asset of $63 million and $35 million, respectively, representing unrecognized prior service costs associated with the recording of a minimum pension liability in fiscal 2003 and 2002. This intangible asset may be eliminated or adjusted as necessary when the amount of minimum pension liability is reassessed, which is conducted at least annually. Based on our fiscal 2003 annual assessment of our minimum pension liability, the intangible asset increased by $28 million.

Internal Use Software

        In the first quarter of fiscal 2003, we changed the estimated useful life of certain internal use software that is currently in service from seven to five years since a newer version of the software is expected to be implemented in fiscal 2004, which is two years earlier than we originally anticipated. This change increased amortization expense, net of tax, by approximately $9 million, equivalent to $0.02 per basic and diluted share, for the fiscal year ended September 30, 2003.

        In the second quarter of fiscal 2002, we changed the estimated useful life of certain internal use software from three to seven years to reflect actual experience as a stand-alone company based on the utilization of such software. This change lowered amortization expense, net of tax, by approximately $8 million, equivalent to $0.02 per basic and diluted share, for the fiscal year ended September 30, 2002.

Business Restructuring Reserve

        The business restructuring reserve reflects the remaining balance associated with the business restructuring charges recorded in fiscal 2000 through 2002. The following table summarizes the status of our business restructuring reserve and other related expenses during fiscal 2003, 2002 and 2001:

	Business Restructuring Reserve				Other Related Expenses
							Total Business Restructuring Reserve and Related Expenses
	Employee Separation Costs	Lease Termination Obligations	Other Exit Costs	Total Business Restructuring Reserve	Asset Impairments	Incremental Period Costs
	(dollars in millions)
FISCAL 2001:
Balance as of October 1, 2000	$345	$127	$27	$499	$—	$—	$499
Charges	650	24	—	674	20	178	872
Reversals	(17)	(7)	(11)	(35)	—	—	(35)
Decrease in prepaid benefit costs/ increase in benefit obligations, net	(577)	—	—	(577)	—	—	(577)
Cash payments	(250)	(66)	(11)	(327)	—	(178)	(505)
Asset impairments	—	—	—	—	(20)	—	(20)
Reclassification	(55)	—	—	(55)	—	—	(55)

Balance as of September 30, 2001	$96	$78	$5	$179	$—	$—	$179

FISCAL 2002:
Charges	116	84	1	201	7	21	229
Reversals	(13)	(4)	(3)	(20)	—	—	(20)
Net increase in benefit obligations	(3)	—	—	(3)	—	—	(3)
Cash payments	(128)	(56)	(3)	(187)	—	(21)	(208)
Asset impairments	—	—	—	—	(7)	—	(7)

Balance as of September 30, 2002	$68	$102	$—	$170	$—	$—	$170

FISCAL 2003:
Charges	—	—	—	—	—	16	16
Reversals	(19)	(2)	—	(21)	—	—	(21)
Cash payments	(45)	(38)	—	(83)	—	(16)	(99)

Balance as of September 30, 2003	$4	$62	$—	$66	$—	$—	$66

Fiscal 2003

        During fiscal 2003, we recorded reversals to income of $21 million primarily attributable to fewer involuntary employee separations than originally anticipated. Additionally, in fiscal 2003 we incurred $16 million in other related expenses associated with our fourth quarter of fiscal 2002 restructuring initiative. These expenses were primarily attributable to information technology, or IT, costs incurred to relocate the development of certain IT applications to India.

Fiscal 2002

        During fiscal 2002, we experienced a decrease in our revenue as a result of the continued decline in spending on IT by our customers, specifically for enterprise communications products and services. Despite the unpredictability of the business environment, we remained focused on our strategy to return to profitability by focusing on sustainable cost and expense reduction, among other things. To achieve that goal, we initiated restructuring actions in fiscal 2002 to enable us to reduce costs and expenses further in order to lower the amount of revenue needed to reach our profitability break-even point. As a result, we recorded a pretax charge of $229 million in fiscal 2002 for business restructuring and related expenses. The components of the charge included $116 million of employee separation costs, $84 million of lease termination costs, $1 million of other exit costs, and $28 million of other related expenses. This charge was partially offset by a $20 million reversal to income primarily attributable to fewer involuntary employee separations than originally anticipated.

        The charge for employee separation costs was composed of $113 million for severance and other related costs and $3 million primarily related to the cost of curtailment in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," or SFAS 88. Lease termination costs included approximately $72 million of real estate, net of sublease income that management believed was probable, and $12 million of IT lease termination payments. The $28 million of other related expenses included relocation and consolidation costs, computer system transition expenditures, and asset impairments associated with our ongoing restructuring initiatives.

        The employee separation costs were incurred in connection with the elimination of approximately 4,240 management and union-represented employee positions worldwide. As of September 30, 2003, this workforce reduction had been completed. Employee separation payments included in the business restructuring reserve were made either through a lump sum or a series of payments extending over a period of up to two years from the date of departure, which was an option available to certain union-represented employees. Payments to employees who elected to receive severance through a series of payments will extend through fiscal 2004.

        The $72 million charge for real estate lease termination obligations includes approximately one million square feet of excess sales and services support, research and development, call center and administrative offices located primarily in the U.S., which had been entirely vacated as of September 30, 2003. The real estate charge also included an adjustment to increase the accrued amount for previously reserved sites due to a deterioration in the commercial real estate market. As a result, we extended our estimates as to when we will be able to begin subleasing certain vacated sites and established an additional accrual for lease payments originally estimated to have been offset by sublease rental income. Payments on lease obligations, net of estimated sublease income, will extend through 2011 because, in certain circumstances, the remaining lease payments were less than the termination fees.

Fiscal 2001

        In fiscal 2001, we outsourced certain manufacturing facilities and accelerated our restructuring plan that was originally adopted in September 2000 to improve profitability and business performance as a stand-alone company. As a result, we recorded a pretax charge of $872 million in fiscal 2001 for business restructuring and related expenses. This charge was partially offset by a $35 million reversal to income primarily attributable to fewer involuntary employee separations than originally anticipated and more favorable than expected real estate lease termination costs.

        The components of the fiscal 2001 charge included $650 million of employee separation costs, $24 million of lease termination costs, and $198 million of other related expenses. The charge for employee separation costs was composed of $577 million primarily related to enhanced pension and postretirement benefits, which represented the cost of curtailment in accordance with SFAS 88, and $73 million for severance, special benefit payments and other employee separation costs. The $198 million of other related expenses was composed of $178 million for incremental period expenses primarily to facilitate the separation from Lucent, including computer system transition costs, and $20 million for an asset impairment charge related to buildings and equipment at the Shreveport manufacturing facility. Employee separation costs of $55 million established in fiscal 2000 for union-represented employees at Shreveport were paid as enhanced severance benefits from existing pension and benefit assets and, accordingly, such amount was reclassified in fiscal 2001 out of the business restructuring reserve and recorded as a reduction to prepaid benefit costs.

        The employee separation costs in fiscal 2001 were incurred in connection with the elimination of 6,810 employee positions of which 5,600 were through a combination of involuntary and voluntary separations, including an early retirement program targeted at U.S. management employees, and a workforce reduction of 1,210 employees due to the outsourcing of certain of our manufacturing operations. Employee separation payments included in the business restructuring reserve were made either through a lump sum or a series of payments extending over a period of up to two years from the date of departure, which was an option available to certain union-represented employees. This workforce reduction was completed as of September 30, 2002.

        Real estate lease termination costs were incurred primarily in the U.S., Europe and Asia, and were reduced for sublease income that management believed was probable. Payments on lease obligations, which consisted of real estate and equipment leases, will extend through fiscal 2005. In fiscal 2001, accrued costs for lease obligations represented approximately 666,000 square feet of excess sales and services support offices, materials, stocking and logistics warehouses, and Connectivity Solutions facilities. As of September 30, 2002, we had entirely vacated this space.

Outsourcing of Certain Manufacturing Operations

        We have outsourced all of the manufacturing operations related to our ECG and SMBS segments. Substantially all of these operations have been outsourced to Celestica Inc. The remaining portions of our manufacturing operations are outsourced to a number of other contract manufacturers. All manufacturing of our products is performed in accordance with our detailed specifications and product design and is subject to our quality control standards. We believe that outsourcing these operations will allow us to improve our cash flow over the next few years through a reduction of inventory and reduced capital expenditures.

        We are not obligated to purchase products from Celestica in any specific quantity, except as we outline in forecasts or orders for products. In addition, we may be obligated to purchase certain excess inventory levels from Celestica that could result from our actual sales of product varying from forecast. Our outsourcing agreement with Celestica results in a concentration that, if suddenly eliminated, could have an adverse effect on our operations. While we believe that alternative sources of supply would be available, disruption of our primary source of supply could create a temporary, adverse effect on product shipments. There is no other significant concentration of business transacted with a particular supplier that could, if suddenly eliminated, have a material adverse effect on our financial position, results of operations or cash flows.

Acquisitions and Divestiture

Acquisition of Expanets

        On November 25, 2003, we acquired substantially all of the assets and assumed certain liabilities of Expanets, Inc., a subsidiary of NorthWestern Corporation, in a transaction accounted for as a business combination. Expanets was a nationwide provider of networked communications and data products and services to small and mid-sized businesses and, prior to the acquisition, was one of our largest dealers. The acquisition will allow us to continue to provide quality sales and service support for Expanets' customers and grow our small and mid-sized business. Under the terms of the asset purchase agreement, we paid a purchase price at the closing of $97 million, consisting of (i) approximately $55 million in cash paid to Expanets, (ii) approximately $27 million paid to a creditor of Expanets to satisfy a debt obligation of Expanets, and (iii) approximately $15 million deposited into an escrow account to satisfy certain liabilities of Expanets. We also made a payment of approximately $12 million to secure a letter of credit on behalf of Expanets. The purchase price is subject to a working capital adjustment to be prepared by us in the second quarter of fiscal 2004. This working capital adjustment is subject to the review and agreement by NorthWestern. The results of the businesses we acquired from

Expanets will be included in our consolidated financial statements beginning on the date of acquisition of November 25, 2003.

        A substantial amount of Expanets business was from Avaya-related product and service offerings. Since we do not expect to continue to sell other manufacturers' products that were previously distributed by Expanets, we expect to divest or eliminate the portion of the business that focused on distributing these products. We plan to report this portion of Expanets' business as discontinued operations beginning in our first quarter of fiscal 2004, and to have completely divested or eliminated these discontinued operations by the end of the second quarter of fiscal 2004.

Sale of Connectivity Solutions

        In October 2003, we agreed to sell, and on January 31, 2004 we completed the sale of, certain assets and liabilities of our Connectivity Solutions segment to CommScope, Inc. except for the sale of certain remaining international operations that will be completed later in fiscal 2004. Under the terms of the agreement signed with CommScope in October 2003, we received approximately $250 million of cash, subject to post-closing adjustments, 1,761,538 shares of CommScope common stock valued at approximately $33 million on the closing date, and the assumption by CommScope of certain liabilities. We expect to record a gain from the sale in income (loss) from discontinued operations in the second quarter of fiscal 2004. If certain assets and liabilities are not transferred by the end of the second quarter, an additional gain or a partially offsetting loss from the sale will be recorded in the third quarter of fiscal 2004. Because the products offered by Connectivity Solutions do not fit strategically with the rest of our product portfolio, we believe the sale will enable us to strengthen our focus on our core product offerings.

        Upon disposal of the Connectivity Solutions international operations, we expect to transfer to income an unrealized foreign currency translation gain, which is included as a component of accumulated other comprehensive loss on the Consolidated Balance Sheet. This currency translation gain will be included in the determination of gain on sale of discontinued operations.

        The carrying value of the net assets included in the disposal group was $293 million as of September 30, 2003. The final carrying values of the assets and liabilities to be transferred to CommScope will be determined shortly after the closing date, with the exception of the benefit obligations noted below.

        Based upon an actuarial calculation using data as of September 30, 2003, we estimate that we will recognize a pension and postretirement curtailment loss of approximately $26 million upon the closing of the transaction and a settlement loss of approximately $37 million upon the transfer of pension and postretirement benefit assets and liabilities to CommScope. The estimated curtailment and settlement losses are subject to change based upon intervening events that may occur up to the closing date and the date on which the pension and postretirement benefit assets and liabilities are transferred, respectively. These losses will increase the benefit obligation being transferred to CommScope by approximately $52 million and will remove an intangible asset of approximately $11 million that relates to unrecognized prior service costs associated with the benefit obligation. These losses will be recorded as a loss from discontinued operations in the period that they occur. Once the pension and postretirement benefit assets and liabilities are transferred to CommScope, a corresponding gain on the sale will be recognized for the removal of these net liabilities from the balance sheet. To the extent the net pension and postretirement benefit liabilities transferred to CommScope exceed approximately $57 million, we are responsible for reimbursing CommScope for any such excess. The excess, if any, will reduce the gain on the sale of Connectivity Solutions.

        On October 30, 2003, in exchange for the International Brotherhood of Electrical Worker's agreement to withdraw numerous pending and threatened grievances and arbitration demands against us in connection with the Connectivity Solutions business, we agreed to provide a one-time payment of five thousand dollars to certain employees and offer an enhanced retirement incentive for those employees who are pension eligible as of December 2, 2003. The settlement agreement is contingent upon the closing of the sale of Connectivity Solutions to CommScope. Total payments, excluding the retirement incentive offer, are not expected to exceed $7 million. We expect to take a one-time charge in the first quarter of fiscal 2004 of approximately $4 million related to the acceptance by 124 employees of the retirement incentive offer.

Other Acquisitions

        As part of our continued efforts to broaden our portfolio of product offerings, we completed the following acquisitions during fiscal 2001. There were no material acquisitions in fiscal 2003 and 2002.

        April 2001—Acquisition of substantially all of the assets, including $10 million of cash acquired, and the assumption of $20 million of certain liabilities of Quintus Corporation, a provider of comprehensive electronic customer relationship management solutions. We paid $29 million in cash for these assets. This transaction was accounted for as a purchase combination.

        February 2001—Acquisition of VPNet, a privately held distributor of virtual private network solutions and devices. The total purchase price of $117 million was paid in cash and stock options. This transaction was accounted for as a purchase combination.

Results from Continuing Operations

        The following table sets forth certain line items from our Consolidated Statements of Operations as a percentage of revenue for the periods indicated:

	Year Ended September 30,
	2003	2002	2001
Revenue	100.0%	100.0%	100.0%
Costs	56.8	57.5	56.9

Gross margin	43.2	42.5	43.1

Operating expenses:
Selling, general and administrative	32.8	34.2	35.1
Business restructuring charges (reversals) and related expenses, net	(0.2)	4.8	15.3
Goodwill and intangibles impairment charge	—	1.6	—
Research and development	8.9	9.9	9.8
Purchased in-process research and development	—	—	0.6

Total operating expenses	41.5	50.5	60.8

Operating income (loss)	1.7	(8.1)	(17.7)
Other income (expense), net	(0.8)	—	0.6
Interest expense	(2.1)	(1.2)	(0.7)
Provision (benefit) for income taxes	2.2	6.2	(6.8)

Income (loss) from continuing operations	(3.4)%	(15.4)%	(11.0)%

Fiscal Year Ended September 30, 2003 Compared with Fiscal Year Ended September 30, 2002

Revenue

        The following table presents our U.S. and non-U.S. revenue:

	Year Ended September 30,		Change
	2003	2002	$	%
	(dollars in millions)
Revenue:
U.S. revenue	$2,905	$3,310	$(405)	(12.2)%
Non-U.S. revenue	891	1,077	(186)	(17.3)%

Total revenue	$3,796	$4,387	$(591)	(13.5)%

        Revenue decreased 13.5%, or $591 million, to $3,796 million in fiscal 2003 from $4,387 million in fiscal 2002. Revenue decreased both in the U.S. and internationally as well as across all of our operating segments. The weak economy coupled with the downturn in the industry resulted in significant reductions in capital investments by enterprises of information technology and communications products and services. The protracted economic and business uncertainty resulted in hesitation by our customers to resume capital spending for telephony products and services. The decline in our revenue also reflects widespread layoffs, high vacancy rates in commercial real estate, a lack of business start-ups and excess capacity within the communications technology industry.

        Although revenue declined when comparing fiscal 2003 to fiscal 2002, the quarterly revenue trend in fiscal 2003 generally stabilized and was driven primarily by an increase in our ECG segment. The trends underlying this stabilization of revenue can be attributed to our products and services that support the market for converged communications products. Specifically, revenue from the sale of our IP hardware and software products had increased throughout fiscal 2003, mitigating the decline in sales of our traditional voice systems. See "Overview" for a discussion of our outlook for revenue trends in the future.

        Costs and Gross Margin—Our costs of products consist primarily of materials and components, labor and manufacturing overhead. Our costs of services consist primarily of labor, parts and service overhead. Total costs decreased 14.5%, or $366 million, to $2,157 million in fiscal 2003 from $2,523 million in fiscal 2002. Gross margin percentage increased in fiscal 2003 to 43.2% as compared with 42.5% in fiscal 2002 attributable primarily to improvements in gross margin in our ECG and SMBS operating segment. Gross margin on products increased to 49.8% in fiscal 2003 from 47.1% in fiscal 2002. Our ECG and Services segments were significant contributors to gross margin. Services' gross margin deteriorated slightly from 37.8% in fiscal 2002 to 36.7% in fiscal 2003. The overall improvement in gross margin percentage was attributable to a favorable product mix, the impact of our continuing cost reductions and restructuring activities, and benefits realized from our manufacturing outsourcing agreement with Celestica. In addition, gross margin was positively impacted by a curtailment gain of $15 million from freezing management pension benefit and postretirement health benefit accruals. ECG and Services were adversely impacted by the decline in U.S. sales, which typically have higher margins than sales made outside of the U.S.

        See "Segment Results" for a discussion of segment revenue and operating income (loss).

        Selling, General and Administrative—Our selling, general and administrative expenses consist primarily of salaries, commissions, benefits and other items. SG&A expenses decreased by 17.1%, or $257 million, to $1,245 million in fiscal 2003 from $1,502 million in fiscal 2002. The decrease was primarily due to savings associated with our business restructuring initiatives, which contributed to a reduction of $62 million in compensation expense, $33 million in reduced IT expenses, and a $7 million decrease in rental expense in connection with terminated real estate lease obligations. The reduction in IT expenses also reflects a favorable renegotiated agreement related to the outsourcing of certain IT functions and lower networking costs. In addition, our provision for uncollectible receivables decreased by $43 million due, in part, to a change in the methodology used to calculate bad debt expense that was effective in the third quarter of fiscal 2002. The decrease in our provision for uncollectible receivables also reflects the implementation of billing and collections process improvements. Furthermore, SG&A was positively impacted by a curtailment gain of $25 million from freezing management pension benefit and postretirement health benefit accruals. We also had a reduction of $23 million in our current year's amortization expense for intangible assets due to a lower amount of intangible assets being amortized as a result of both the write-down of intangibles recorded in the fourth quarter of fiscal 2002 and to the fact that certain assets became fully amortized at the end of fiscal 2002.

        These decreases in SG&A were partially offset by an increase in amortization expense of $9 million resulting from a decrease in the estimated useful life of certain internal use software that occurred in the first quarter of fiscal 2003.

        Business Restructuring Charges (Reversals) and Related Expenses, Net—For fiscal 2003, $5 million of business restructuring reversals, net of related expenses, included reversals of $21 million of business restructuring liabilities established in prior periods, partially offset by $16 million of other related expenses associated with our fourth quarter of fiscal 2002 business restructuring initiative. These expenses were primarily attributable to information technology costs incurred to relocate the development of certain IT applications to India. The reversal was attributable primarily to fewer involuntary employee separations than originally anticipated.

        Business restructuring charges and related expenses of $209 million in fiscal 2002 included primarily (1) $116 million of charges related to employee separations, (2) $84 million of real estate and IT lease terminations, (3) $21 million for incremental period costs, which included relocation and consolidation costs and computer system transition expenditures, and (4) $7 million of asset impairments, partially offset by (5) a $20 million reversal of business restructuring liabilities primarily related to fewer involuntary employee separations than originally anticipated.

        Goodwill and Intangibles Impairment Charge—A $71 million impairment charge for goodwill and intangibles was recorded in the fourth quarter of fiscal 2002 to write down the carrying value of goodwill and intangible assets to an amount representing their discounted future cash flows in accordance with SFAS 142 and SFAS 121. The charge was composed of $44 million for goodwill attributed to SMBS, and $27 million for intangibles of which $24 million was attributed to ECG and $3 million was attributed to SMBS. There was no impairment of goodwill or intangibles in fiscal 2003.

        Research and Development—Our research and development expenses consist primarily of salaries and benefits. R&D expenses decreased 22.9%, or $100 million, to $336 million in fiscal 2003 from $436 million in fiscal 2002 attributed mainly to lower staffing levels in our R&D organization. In addition, R&D was positively impacted by a curtailment gain of $6 million from freezing management pension benefit and postretirement health benefit accruals. Investments in R&D have been focused on the high growth areas of our business while spending on our more mature product lines has decreased.

        Other Income (Expense), Net—

	Year Ended September 30,
	2003	2002
	(dollars in millions)
Loss on foreign currency transactions	$(1)	$(2)
Gain on assets sold	14	2
Interest income(a)	15	20
Impairment of investments(b)	—	(17)
Loss on long-term debt extinguishment, net(c)	(34)	—
Lucent securities litigation charge(d)	(25)	—
Miscellaneous, net	2	(2)

Total other income (expense), net	$(29)	$1

(a)
The decrease in interest income is due primarily to a lower outstanding balance on a term loan, formerly a line of credit, to Expanets.

(b)
The $17 million impairment charge was related to investments that were generally concentrated in the emerging communications technology industry.

(c)
The $34 million loss on long-term debt was attributable primarily to a $36 million loss recorded in January 2003 resulting from the exchange of a portion of our Liquid Yield Option™ Notes due 2021, or LYONs, having an accreted value of $43 million, or an aggregate principal amount at maturity of $84 million. This loss was partially offset by a $2 million gain recognized as a result of the repurchase of LYONs for cash in a series of open market transactions during fiscal 2003. The LYONs repurchased in these open market transactions had an accreted value of $160 million or an aggregate principal amount at maturity of $310 million.

(d)
See "Legal Proceedings—Lucent Securities Litigation" for a description of this charge.

        Interest Expense—Interest expense increased by $27 million to $78 million in fiscal 2003 from $51 million in fiscal 2002. Interest expense for fiscal 2003 includes $58 million of interest on $640 million aggregate principal amount of 11 1/8% Senior Secured Notes due April 2009, or senior secured notes, $440 million of which were issued in March 2002 and $200 million of which were issued in May 2003. In addition, we recorded interest expense of $20 million for the amortization of debt discount, premium and deferred financing costs related primarily to our LYONs, which were issued in October 2001, and $3 million related to commitment and financing fees on our credit facility. Interest expense was partially offset by $3 million of income related to the amortization of a gain resulting from the termination of our interest rate swaps in December 2002.

        Interest expense for fiscal 2002 included $25 million of interest expense on our senior secured notes, $21 million of amortization of both debt discount and deferred financing costs related primarily to our LYONs, and $9 million for interest on commercial paper and other short-term borrowings. Interest expense was partially offset by $4 million of income related to the hedging of the senior secured notes with our interest rate swaps.

        Provision (Benefit) for Income Taxes—In fiscal 2003, we recorded a provision for income taxes of $84 million on the loss from continuing operations as compared with $273 million provision for fiscal 2002. The provision for fiscal 2003 of $84 million included an $83 million provision to increase the deferred tax asset valuation allowance, a $13 million provision for state and foreign income taxes, a $4 million provision for other adjustments, a $10 million benefit related to the early extinguishment in January 2003 of a portion of our LYONs, and a $6 million benefit related to a favorable audit settlement. The $83 million provision for the increase in the deferred tax asset valuation allowance reflects the difference between the actual and expected tax gain associated with the LYONs exchange offer.

        The provision of $273 million on the loss from continuing operations for fiscal 2002 included a $364 million provision related to the establishment of a deferred tax asset valuation allowance, a provision of $64 million related to an unfavorable geographic distribution of earnings and losses, and a benefit of $155 million attributable to operational losses incurred for the year.

Fiscal Year Ended September 30, 2002 Compared with Fiscal Year Ended September 30, 2001

Revenue

        The following table presents our U.S. and non-U.S. revenue:

	Year Ended September 30,		Change
	2002	2001	$	%
	(dollars in millions)
Revenue:
U.S. revenue	$3,310	$4,159	$(849)	(20.4)%
Non-U.S. revenue	1,077	1,314	(237)	(18.0)

Total revenue	$4,387	$5,473	$(1,086)	(19.8)%

        Revenue decreased 19.8%, or $1,086 million, to $4,387 million for fiscal 2002 from $5,473 million in fiscal 2001, due to decreases across each of our operating segments. Revenue declines in our business reflects a continued decline in spending on enterprise information technology in general, and on communications products and services in particular. In fiscal 1999 and 2000, the communications technology industry experienced strong economic growth and significant investing by enterprises in related products and services. In fiscal 2001, growth within this industry began to slow particularly in the U.S. as our customers' focus changed from building new networks to limiting capital spending and concentrating on extracting maximum value from existing systems. This trend continued in fiscal 2002 as the protracted economic and business uncertainty led to reluctance by our customers to resume capital spending for telephony products and services. In addition, widespread layoffs, high vacancy rates in commercial real estate, a lack of business start-ups and excess capacity within the communications technology industry adversely impacted our revenues.

        Costs and Gross Margin—Total costs decreased 19.0%, or $591 million, to $2,523 million in fiscal 2002 from $3,114 million in fiscal 2001. Gross margin percentage decreased to 42.5% in fiscal 2002 from 43.1% in fiscal 2001. The decrease in gross margin was attributable to ECG and SMBS, partially offset by an increase in Services' gross margin. Because sales within the U.S., including both direct and indirect channels, typically have higher margins than those sales made internationally, the drop in U.S. sales adversely impacted all segments.

        See "Segment Results" for a discussion of segment revenue and operating income (loss).

        Selling, General and Administrative—SG&A expenses decreased 21.8%, or $419 million, to $1,502 million in fiscal 2002 from $1,921 million in fiscal 2001. The decrease was primarily due to savings associated with our business restructuring initiatives, including a reduction of $301 million in salaries and other employee related expenses as a result of lower staffing levels and a $49 million decrease in rental expense in connection with terminated real estate lease obligations. The decline was also due to higher costs incurred during fiscal 2001 including higher incentive compensation expense of $16 million related to performance bonuses and higher marketing and promotional costs of $103 million related to enhancing awareness of the Avaya brand. During fiscal 2001, we also incurred start-up expenses of $48 million related to launching our brand in the marketplace.

        The decrease in SG&A is also attributable to our adoption of SFAS 142. Accordingly, we did not record any goodwill amortization in fiscal 2002 as compared with $40 million in fiscal 2001. In addition, we increased the estimated useful life of certain internal use software during the second quarter of fiscal 2002, which lowered depreciation expense by $13 million in fiscal 2002.

        The reduction in SG&A expenses were partially offset by an increase of $16 million of IT related expenses primarily attributable to higher telecommunication expenses.

        Business Restructuring Charges (Reversals) and Related Expenses, Net—Business restructuring charges and related expenses of $209 million in fiscal 2002 included primarily (1) $116 million of charges related to employee separations, (2) $84 million of real estate and IT lease terminations,

(3) $21 million for incremental period costs, which included relocation and consolidation costs and computer system transition expenditures, and (4) $7 million of asset impairments, partially offset by (5) a $20 million reversal of business restructuring liabilities primarily related to fewer involuntary employee separations than originally anticipated.

        The $837 million of business restructuring charges and related expenses in fiscal 2001 included (1) $540 million for our accelerated restructuring plan, which was composed primarily of enhanced pension and healthcare benefits that were offered through an early retirement program, severance and terminated lease obligations, (2) $134 million primarily for employee separation costs associated with the outsourcing of certain manufacturing operations to Celestica, (3) $178 million representing incremental period costs largely associated with our separation from Lucent including computer system transition costs such as data conversion activities, asset transfers and training, and (4) a $20 million asset impairment charge related to assets to be disposed of in connection with our manufacturing outsourcing initiative, partially offset by (5) a $35 million reversal of business restructuring liabilities originally recorded in September 2000, primarily related to fewer involuntary employee separations than originally anticipated.

        Goodwill and Intangibles Impairment Charge—A $71 million impairment charge for goodwill and intangibles was recorded in the fourth quarter of fiscal 2002 to write down the carrying value of goodwill and intangible assets to an amount representing their discounted future cash flows in accordance with SFAS 142 and SFAS 121. The charge was composed of $44 million for goodwill attributed to SMBS, and $27 million for intangibles of which $24 million was attributed to ECG and $3 million was attributed to SMBS.

        Research and Development—R&D expenses decreased 18.7%, or $100 million, to $436 million in fiscal 2002 from $536 million in fiscal 2001. Although R&D spending decreased, our R&D expense as a percentage of total revenue increased from 9.8% in fiscal 2001 to 9.9% in fiscal 2002 due to a greater rate of decline in our revenue than in R&D spending.

        Purchased In-Process Research and Development—The $32 million expense recorded in fiscal 2001 reflects charges associated with our acquisitions of VPNet in February 2001, and the purchase of substantially all of the assets and certain liabilities of Quintus in April 2001. The purchase price for these acquisitions included certain technologies that had not reached technological feasibility and had no future alternative use and, accordingly, the value allocated to these technologies was capitalized and immediately expensed at acquisition. There was no charge in fiscal 2002 for purchased in-process research and development.

        Other Income (Expense), Net—

	Year Ended September 30,
	2002	2001
	(dollars in millions)
Loss on foreign currency transactions	$(2)	$(3)
Gain on assets sold	2	6
Interest income(a)	20	27
Impairment of investments(b)	(17)	—
Miscellaneous, net	(2)	1

Total other income (expense), net	$1	$31

(a)
Interest income in fiscal 2002 included $11 million of interest earned on a line of credit extended to Expanets and $9 million of interest on cash balances. Fiscal 2001 interest income included $4 million of interest on the Expanets line of credit and $23 million of interest on cash balances. The decrease in interest on cash balances was due to lower interest rates in fiscal 2002.

(b)
The $17 million impairment charge was related to investments that were generally concentrated in the emerging communications technology industry.

        Interest Expense—Interest expense increased 37.8%, or $14 million, to $51 million in fiscal 2002 from $37 million in fiscal 2001. The increase in interest expense is largely attributed to a higher amount of weighted average debt outstanding. During the first and second quarters of fiscal 2002, we replaced our commercial paper with long-term debt, which carried a higher rate of interest. During fiscal 2002, we recorded interest expense of $41 million relating to our LYONs and senior secured notes. In addition, we incurred $22 million of issuance costs in fiscal 2002 related to these debt issuances, which have been deferred and $5 million had been amortized to interest expense in fiscal 2002. The increase in interest expense was partially offset by a $4 million favorable impact resulting from the hedging of our senior secured notes with interest rate swaps.

        Provision (Benefit) for Income Taxes—The effective tax provision rate on the loss from continuing operations for fiscal 2002 was higher than the U.S. statutory rate due to an increase in the net deferred tax asset valuation allowance of $364 million. The effective tax benefit rate excluding this charge would have been 22.6%, which was substantially lower than the U.S. statutory rate primarily due to an unfavorable geographic distribution of earnings and losses.

        The effective tax benefit rate of 38.3% on the loss from continuing operations in fiscal 2001 was higher than the U.S. statutory rate primarily due to acquisition related costs.

Segment Results

Operating Segments

        We manage our operations in three segments including ECG, SMBS and Services. Other expenses that are not identified with the operating segments such as business restructuring charges and related expenses and costs incurred to maintain vacant real estate facilities are included in corporate.

Fiscal Year Ended September 30, 2003 Compared with Fiscal Year Ended September 30, 2002

	Year Ended September 30,		Change
	2003	2002	$	%
	(dollars in millions)
Revenue:
Enterprise Communications Group	$1,644	$1,962	$(318)	(16.2)%
Small and Medium Business Solutions	236	243	(7)	(2.9)
Services	1,916	2,179	(263)	(12.1)

Total segment revenue	$3,796	$4,384	$(588)	(13.4)%

Corporate	—	3	(3)	(100.0)

Total revenue	$3,796	$4,387	$(591)	(13.5)

	Year Ended September 30,
	2003	2002	$ Change
	(dollars in millions)
Operating Income (Loss):
Enterprise Communications Group	$(121)	$(259)	$138
Small and Medium Business Solutions	1	(22)	23
Services	163	244	(81)

Total segment operating income (loss)	43	(37)	80
Corporate:
Business restructuring (charges) reversals and related expenses, net	5	(209)	214
Other unallocated amounts	15	(108)	123

Total operating income (loss)	$63	$(354)	$417

ECG

        ECG's revenue, which represented 43.3% and 44.7% of our total revenue in fiscal 2003 and 2002, respectively, decreased by $318 million, or 16.2%, from fiscal 2002 due to decreased spending by our customers impacting the entire portfolio, consisting primarily of $287 million in our converged systems and communication appliances division and $39 million in applications. During the fourth quarter of fiscal 2003, we realigned the components of our ECG operating segment. As a result, we merged most of our multi-media contact center, which we formerly referred to as customer relationship management, or CRM, and unified communications and formed a new division referred to as applications. We also formed a division referred to as communications appliances, which consists mainly of hardware such as telephone sets and software that resides on alternative endpoints, such as our IP Softphone which provides the functionality of a digital telephone on a personal computer or handheld device. The appliances division now includes portions of the divisions formerly referred to as converged enterprise systems and CRM. To date, our communication appliances have typically been sold as components of a larger sale of a converged system.

        The reduction in this segment's revenue was due primarily to the restraint on capital spending by our customers, which resulted in lower sales volumes compounded by increased pricing pressures. Although total revenue declined when comparing fiscal 2003 to fiscal 2002, the quarterly revenue trend in fiscal 2003 steadily improved, with the exception of the third quarter in which revenues dipped to their lowest level for the year. Upon our introduction of next generation enterprise class IP telephony solutions in February 2002, we initially saw cautiousness among our customers to transition to these IP-based telecommunications systems. In fiscal 2003, however, we saw an increased willingness by our customers to invest in IP telephony systems as revenue from our IP portfolio grew as a percentage of our overall revenue. Our IP portfolio is made up of hardware and software and includes mainly gateways, servers, Avaya Communication Manager software and IP phones. Sales of gateways have increased at a faster rate than sales of communications servers which we believe indicates that customers who have already deployed our IP systems have added additional sites to their IP networks, and larger customers are beginning larger deployments of our IP offerings across their businesses. This trend is partially attributable to our ability to migrate our customers to IP telephony while preserving their existing telecommunications investments. In fiscal 2003, ECG's sales through the indirect channel increased to 49.8% of total ECG revenue from 48.6% in fiscal 2002.

        Despite the decrease in revenue, ECG's operating loss in fiscal 2003 improved by $138 million as compared with fiscal 2002. This improvement was attributable to declines in SG&A and R&D expenses due primarily to savings associated with our business restructuring initiatives related to headcount. Additionally, our continued focus on productivity and effectiveness led to less, but more targeted spending on advertising and marketing. R&D expenses also declined due to the shift away from investing in mature product lines and focusing investments primarily on strategic and higher growth areas of our business. These expense reductions were partially offset by a decline in gross margin primarily due to a reduction in sales. Although gross margin was less in fiscal 2003, ECG's gross margin percentage improved as a result of cost efficiencies gained in our manufacturing process through our outsourcing agreement with Celestica. This improvement in gross margin percentage was partially offset by increased discounts resulting from pricing pressures and a higher mix of indirect sales..

SMBS

        SMBS' revenue represented 6.2% and 5.5% of our total revenue in fiscal 2003 and 2002, respectively. Revenue in this segment declined by $7 million from fiscal 2002. This reduction was mitigated by the impact of the introduction in the second quarter of fiscal 2002 of IP Office, our IP telephony offering for small and mid-sized enterprises. Revenue from IP Office represented 21% of total SMBS' revenue in fiscal 2003 compared to 10% in fiscal 2002. Sales from our SMBS segment were generated almost entirely through the indirect channel.

        SMBS' operating loss in fiscal 2003 improved by $23 million compared with fiscal 2002. This improvement was due primarily to savings associated with the development of a more cost effective support organization within the SMBS segment. Furthermore, gross margin percentage increased due to a favorable product mix, which included an increase in sales of IP Office as well as from our third-party leasing arrangement, and operational efficiencies gained through outsourcing of manufacturing.

Services

        Services' revenue, which represented 50.5% and 49.7% of our total revenue in fiscal 2003 and 2002, respectively, decreased by $263 million, of which a large portion occurred within the U.S. This decline was largely due to a decline in maintenance contract renewals caused by the softened economy, customer cost cutting initiatives and the decline in fiscal 2002 product sales. Because maintenance contracts take effect after a one-year warranty period ends, declines in product sales have a direct effect on maintenance contract revenue in the year following the product sales. The decline in Services' revenue also reflects the full effect in fiscal 2003 of the loss of a major services contract in our Europe/Middle East/Africa region in the second quarter of fiscal 2002, and the renegotiation of a maintenance contract with Expanets, in March 2002, which extended the term of the agreement but lowered the monthly revenue. In addition, we saw a decline in revenue generated from our professional services organization and our maintenance services billed on a time and materials basis due also to customer cost reduction initiatives and reduced demand for equipment adds, moves and changes. Lower product sales in our ECG segment resulted in fewer installations of communication networks. Outsourcing, which is part of our contract-based revenue, declined primarily due to reduced pricing on renewal contracts, the consolidation of call centers by our customers and fewer active ports. While revenue in our Services segment declined on a year over year basis, revenue on a quarterly basis in fiscal 2003 remained steady and primarily reflects a stabilization of our contract-based revenue. Services revenue generated through our direct channel represented 84.6% of this segment's revenue in fiscal 2003 as compared with 83.1% in fiscal 2002.

        Services' operating income in fiscal 2003 decreased by $81 million compared with fiscal 2002 driven primarily by revenue erosion. Despite this revenue decline, gross margin percentage decreased only slightly in fiscal 2003 as compared with fiscal 2002 which reflects operating efficiencies gained from cost reduction initiatives including headcount reductions associated with business restructuring activities and improvements in utilization of our technician workforce. A small increase in R&D expenses was primarily from investments in the enhancement and further development of service diagnostic tools. Additionally, SG&A increased primarily due to the creation of a dedicated sales organization in the first quarter of fiscal 2003. This increase is net of a reduction in fiscal 2003 in bad debt expense resulting from billing and collection process improvements.

Fiscal Year Ended September 30, 2002 Compared with Fiscal Year Ended September 30, 2001

	Year Ended September 30,		Change
	2002	2001	$	%
	(dollars in millions)
Revenue:
Enterprise Communications Group	$1,962	$2,715	$(753)	(27.7)%
Small and Medium Business Solutions	243	319	(76)	(23.8)
Services	2,179	2,436	(257)	(10.6)
Total segment revenue	4,384	5,470	(1,086)	(19.9)
Corporate	3	3	—	—

Total Revenue	$4,387	$5,473	$(1,086)	(19.8)%

	Year Ended September 30,
	2002	2001	$ Change
	(dollars in millions)
Operating Income (Loss):
Enterprise Communications Group	$(259)	$(77)	$(182)
Small and Medium Business Solutions	(22)	(15)	(7)
Services	244	109	135

Total segment operating income (loss)	(37)	17	(54)
Business restructuring (charges) reversals and related (expenses), net	(209)	(885)	676
Other unallocated amounts	(108)	(99)	(9)

Total operating loss	$(354)	$(967)	$613

ECG

        ECG's revenue, which represented 44.7% and 49.6% of our total revenue in fiscal 2002 and 2001, respectively, declined by $753 million in fiscal 2002 predominantly due to declines of $551 million in converged systems, $119 million in CRM, and $63 million in unified communications. Although revenue in regions outside of the U.S. declined, the majority of the reduction was seen in the U.S. This was consistent with the industry trend occurring in the U.S. at the time as enterprises restrained capital spending due to economic uncertainty. In addition, enterprises were hesitant to commit to investments in next-generation products as they evaluated technological advances made in the industry and several new IP telephony products introduced by us and certain competitors in fiscal 2002. In particular, in February 2002, we introduced our next generation enterprise class IP telephony solutions. This trend was compounded by the continued decline in demand for our traditional, more mature product lines. Sales through our indirect channel increased to 48.6% of total ECG revenue in fiscal 2002 from 45.2% in fiscal 2001.

        ECG's operating loss worsened by $182 million to $259 million in fiscal 2002 from $77 million in fiscal 2001. This change was primarily attributable to a lower gross margin associated with the decline in revenue in fiscal 2002. Gross margin percentage declined due to an unfavorable geographic sales mix, which was attributable to a decline in sales in the U.S., and an unfavorable channel mix as sales from our indirect channel increased. The declines in revenue and gross margin percentage were partially offset by lower SG&A and R&D expenses. The decreases in SG&A and R&D expenses were primarily due to savings associated with our business restructuring initiatives. Sales and marketing costs within SG&A expenses decreased due to a stronger concentration of sales through the indirect channel.

SMBS

        Although revenue in this segment declined by $76 million from fiscal 2001, the reduction was mitigated partially by the impact of the introduction in the second quarter of fiscal 2002 of IP Office, our IP telephony offering for small and mid-sized enterprises. More than half of the revenue decline was seen in the U.S. Sales from the SMBS segment, which were almost entirely indirect, represented 5.5% and 5.8% of our total revenue in fiscal 2002 and 2001, respectively.

        SMBS' operating loss worsened by $7 million to $22 million in fiscal 2002 from $15 million in fiscal 2001. This decline was primarily attributable to a lower gross margin percentage due to a reduction in revenue, along with increases in standard material costs. This decline was partially offset by a reduction in SG&A expenses due to cost savings associated with our business restructuring initiatives predominantly associated with headcount reductions.

Services

        Services' revenue, which represented 49.7% and 44.5% of our total revenue in fiscal 2002 and 2001, respectively, decreased by $257 million from fiscal 2001 largely as a result of the renegotiation of a maintenance contract with Expanets in March 2002, which extended the term of the agreement but lowered the monthly revenues, and the loss of a major services contract in our Europe/Middle East/Africa region during the second quarter of fiscal 2002. In addition, the economic constraint on discretionary spending resulted in a depressed demand for maintenance billed on a time and materials basis, and cuts in capital expenditures resulted in lower demand for equipment adds, moves and changes. Lower product sales and financial difficulties of certain service providers resulted in fewer installations as well as less training and consulting services delivered to our customers. Sales through our indirect channel decreased to 16.9% of total Services' revenue in fiscal 2002 from 19.2% in fiscal 2001. The $257 million decline in this segment's revenue was seen entirely in the U.S.

        Services' operating income increased by $135 million, to $244 million in fiscal 2002 from $109 million in fiscal 2001. This increase was primarily attributed to improved gross margin percentage due to efficiencies gained from reducing headcount and employing a variable workforce approach to meet periods of high demand.

Results of Discontinued Operations—Connectivity Solutions

        We have classified the results of operations of our Connectivity Solutions business as discontinued operations in our Consolidated Statements of Operations. This business was previously disclosed as a separate operating segment. The following table presents the detailed results of operations of Connectivity Solutions excluding Connectivity Solutions' portion of corporate related expenses, which has been reallocated to the remaining operating segments.

	Year Ended September 30,
(dollars in millions)
	2003	2002	2001
Revenue	$542	$569	$1,320
Costs	395	487	783

Gross Margin	147	82	537
Operating Expenses	96	76	134

Income from discontinued operations	51	6	403
Other expense, net	(2)	(3)	—

Income from discontinued operations before tax	49	3	403
Provision (benefit) for income taxes	9	(8)	155

Net income from discontinued operations	$40	$11	$248

Liquidity and Capital Resources

        Our cash and cash equivalents increased to $1,192 million at September 30, 2003 from $597 million at September 30, 2002. The $595 million increase consisted of $541 million from continuing operations and $54 million from discontinued operations. The increase in cash from continuing operations resulted primarily from an increase in net cash provided by financing and operating activities of $421 million and $140 million, respectively, partially offset by $31 million of cash used for investing activities. In fiscal 2002, cash and cash equivalents increased to $597 million as of September 30, 2002 from $250 million at September 30, 2001. The $347 million increase consisted of $208 million from continuing operations and $139 million from discontinued operations. The increase in cash from continuing operations resulted primarily from $255 million and $52 million of net cash provided by financing and operating activities, respectively, partially offset by $102 million of net cash used for investing activities.

Operating Activities

        Our net cash provided by operating activities from continuing operations was $140 million in fiscal 2003 compared with $52 million in fiscal 2002. In fiscal 2003, net cash provided by operating activities was comprised of a net loss from continuing operations of $128 million adjusted for non-cash items of $282 million and net cash used for changes in operating assets and liabilities of $14 million. Included in the non-cash items was $390 million of charges that increased our net loss from continuing operations, but did not result in the usage of cash, which consisted mainly of depreciation and amortization, an increase to our deferred tax asset valuation allowance, the loss on the extinguishment of a portion of our LYONs, amortization of restricted stock units, and a charge for our estimated liability related to the Lucent securities litigation. Also included in such non-cash items was $108 million of amounts that generated net income, but did not provide cash from operations including a gain on curtailment of our pension and postretirement plans, an increase in our deferred income taxes, and a reversal of certain business restructuring reserves. Net cash used for operating assets and liabilities was attributed mainly to a $105 million voluntary pension contribution made during the fourth quarter of fiscal 2003, as well as payments made for business restructuring activities and accounts payable. These usages of cash were partially offset by receipts of cash on amounts due from our customers, which included proceeds of $26 million from a third party financial institution for the sale of a term loan due from Expanets and a decrease in our inventory balance.

        In the first quarter of fiscal 2003, we changed the way in which we calculate days sales outstanding from the two-point method to the one-point method, which represents the industry standard. The one-point method uses accounts receivable outstanding at the end of a reporting period, whereas the two-point method uses an average of accounts receivable outstanding at the beginning and at the end of a reporting period. Under the one-point method, our days sales outstanding in accounts receivable for the fourth quarter of fiscal 2003 was 60 days versus 73 days for the same period in fiscal 2002. The improvement in our days sales outstanding is attributable primarily to the implementation of process improvements whereby we have simplified our billing process and strengthened our collections of accounts receivable.

        In the second quarter of fiscal 2003, we also changed the way in which we calculate days sales of inventory on-hand from the two-point method to the one-point method in order to be consistent with the other metrics we use to assess operational performance. The one-point method uses the inventory balance at the end of a reporting period, whereas the two-point method uses an average inventory amount based on such balances at the beginning and at the end of a reporting period. Under the one-point method, days sales of inventory on-hand for the fourth quarter of fiscal 2003 was 43 days versus 50 days for the same quarter of fiscal 2002.

        In fiscal 2002, our net cash provided by operating activities from continuing operations was $52 million compared with net cash used for operating activities from continuing operations of $692 million in fiscal 2001. Net cash provided by operating activities in fiscal 2002 was comprised of a net loss from continuing operations of $677 million adjusted for non-cash items of $846 million, and net cash used for changes in operating assets and liabilities of $117 million. Included in the non-cash items are $967 million of charges that increased our net loss, but did not result in the usage of cash. These charges consisted mainly of the establishment of a deferred tax asset valuation allowance, depreciation and amortization, business restructuring charges, the impairment of certain assets, and a provision for uncollectible receivables. Also included in such non-cash items is a $121 million increase to our deferred income taxes that generated net income, but did not provide cash. Net cash used for operating assets and liabilities was attributed primarily to cash payments made on our accounts payable and other short term liabilities, business restructuring activities, and payroll related liabilities. These usages of cash were mostly offset by receipts of cash on amounts due from our customers and a decrease in our inventory balance, as well as $82 million of installment payments of principal and interest received from Expanets pursuant to a credit line.

        Days sales outstanding in accounts receivable for the fourth quarter of fiscal 2002, excluding the effect of the securitization transaction discussed below, was 73 days versus 72 days for the same period in fiscal 2001. The improvement in the level of days sales outstanding is primarily attributable to the implementation of process improvements that resulted in increased collections on past due amounts and lower sales. Days sales of inventory on-hand for the fourth quarter of fiscal 2002 was 50 days versus 62 days for the same period in fiscal 2001. This decrease is primarily due to improved inventory management as a result of outsourcing our contract manufacturing, as well as a decrease in unit costs.

Investing Activities

        Our net cash used for investing activities from continuing operations was $31 million in fiscal 2003 compared with $102 million in fiscal 2002. The usage of cash in each year resulted primarily from capital expenditures, which amounted to $57 million and $104 million in fiscal 2003 and 2002, respectively. Capital expenditures in fiscal 2003 related primarily to IT investments. This was partially offset by the receipt of $21 million in proceeds from the sale of property, plant and equipment. Capital expenditures in fiscal 2002 were largely made for the renovation of our corporate headquarters facility, purchase of a corporate aircraft as a result of the termination of an aircraft sale-leaseback agreement, and upgrades to our IT systems, including the purchase of internal use software. In addition, in the third quarter of fiscal 2002, we used $6 million of cash for our acquisition of Conita Technologies, a leading supplier of voice-driven software applications for business. The reduction in capital expenditures in fiscal 2003 as compared to fiscal 2002 was due to a continuing effort to limit spending as a result of declines in our revenue.

Financing Activities

        Net cash provided by financing activities from continuing operations was $421 million in fiscal 2003 compared with $255 million in fiscal 2002. Cash flows from financing activities in the current year were mainly attributed to the issuance of common stock and long-term debt. During fiscal 2003, we received cash proceeds from the issuance of common stock amounting to $368 million in connection with (i) the sale of 34.5 million shares for $10.20 per share in a public offering, resulting in gross proceeds of approximately $352 million and (ii) $16 million primarily in connection with the sale of shares under our employee stock purchase plan. In addition, we received gross proceeds of $216 million from the issuance of senior secured notes. The receipt of cash from these debt and equity offerings was partially offset by the payment of $9 million of issuance costs. In addition, we made cash payments of $156 million related to the repurchase of LYONs during fiscal 2003.

        In fiscal 2002, net cash provided by financing activities from continuing operations was $255 million compared with $483 million in fiscal 2001. Cash flows from financing activities in fiscal 2002 were mainly attributed to the issuance of long-term debt and common stock. During fiscal 2002, we received gross proceeds of $460 million from the issuance of LYONs, and $435 million from the issuance of senior secured notes. Cash proceeds received from the issuance of common stock amounted to $235 million in connection with (i) the sale of 19.55 million shares for $5.90 per share in a public offering, resulting in gross proceeds of approximately $115 million, (ii) the equity transactions entered into with the Warburg Entities described below, resulting in gross proceeds of $100 million, and (iii) $20 million primarily in connection with the sale of shares under our employee stock purchase plan. The receipt of cash from these debt and equity offerings was partially offset by the payment of $29 million of issuance costs. In addition, we made net payments of $432 million for the retirement of commercial paper, $200 million towards the repayment of borrowings under our five-year credit facility, and $13 million for the repayment of other short-term borrowings. In connection with our election to terminate an accounts receivable securitization in March 2002, $200 million of collections of qualified trade accounts receivable were used to liquidate the financial institution's investment as described below in "Securitization of Accounts Receivable."

Cash Flows of Discontinued Operations—Connectivity Solutions

        The following table represents changes in our cash balance attributable to discontinued operations.

	Year Ended September 30,
	2003	2002	2001
Net cash provided by operating activities of discontinued operations	$57	$146	$559
Net cash used for investing activities of discontinued operations	(3)	(7)	(26)
Net cash provided by financing activities of discontinued operations	—	—	—

Net cash provided by discontinued operations	$54	$139	$533

Securitization of Accounts Receivable

        In June 2001, we entered into a receivables purchase agreement and transferred a designated pool of qualified trade accounts receivable to a special purpose entity, or SPE, which in turn sold an undivided ownership interest in the pool of receivables to an unaffiliated financial institution for cash proceeds of $200 million. The receivables purchase agreement was terminated in March 2002 as described below. The designated pool of qualified receivables held by the SPE was pledged as collateral to secure the obligations to the financial institution. During the term of the receivables purchase agreement, we, through the SPE, had a retained interest in the designated pool of receivables, representing collateral for the sale, to the extent the value of the receivables exceeded the outstanding amount of the financial institution's investment. The fair value of our retained interest, which approximated its carrying amount because of the short-term nature of the receivables, was recorded in other current assets.

        In March 2002, we elected to terminate the receivables purchase agreement, which was scheduled to expire in June 2002. As a result of the early termination, purchases of interests in receivables by the financial institution ceased, and collections on receivables that constituted the designated pool of trade accounts receivable were used to repay the financial institution's $200 million investment, which had been entirely liquidated as of September 30, 2002. No portion of the retained interest was used to liquidate the financial institution's investment. Upon liquidation in full in April 2002, we had reclassified the remaining $109 million retained interest to receivables.

Expanets Arrangements

        Following the sale by Lucent in March 2000 of the primary distribution function for our voice communications systems for small and mid-sized enterprises to Expanets, we agreed in May 2001 to provide a $125 million short-term secured line of credit to Expanets. The line of credit applied to certain unpaid amounts and outstanding receivables due to us by Expanets and was secured by a first priority lien on Expanets' receivables and inventory. In March 2002, we entered into an amended Dealer Credit Agreement with Expanets and its parent company, NorthWestern, to provide for installment payments under the line of credit with the final balance due to us on December 31, 2002.

        We had been engaged in discussions with Expanets regarding certain operating issues and customer data and billing management services related to the March 2000 sale to Expanets. Although these issues were unrelated to Expanets' and NorthWestern's obligations under the Dealer Credit Agreement, we agreed in December 2002, because of the importance of our relationship with Expanets and the customer base served by Expanets, to extend the term of the final installment payment of $27 million to February 2003.

        In March 2003, we entered into a restructured agreement with Expanets and NorthWestern to resolve matters related to the March 2000 sale to Expanets and to set payment terms for the remaining amounts due to us under the line of credit. In exchange for the companies providing mutual general releases of liability concerning the outstanding operational issues, the parties agreed to, among other things, the following:

  •
  We canceled the notes receivable and surrendered the preferred equity interests delivered to us by Expanets in March 2000 in partial payment of the purchase price for the sale of the distribution function to Expanets. We did not record a charge in our Consolidated Statement of Operations during the second quarter of fiscal 2003 related to this transaction because no value was ascribed to these securities in our financial statements. We had written off the value of these securities at the time of the sale primarily because the notes were by their terms subordinated to Expanets' senior debt, collection of the notes was unlikely, and the preferred equity was junior to Expanets' senior debt and the notes receivable, as well as Expanets' other series of preferred equity.

  •
  We converted the $27 million owed to us by Expanets under the line of credit, initially due in December 2002, to a term loan, which was to be repaid in three equal installments of $9 million on January 1, April 1, and July 1, 2004.

        In the fourth quarter of fiscal 2003, we sold the $27 million term loan due from Expanets to a third party financial institution for $26 million.

Debt Ratings

        Our ability to obtain external financing and the related cost of borrowing is affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. During the first quarter of fiscal 2003, our long-term debt ratings were downgraded. Debt ratings and outlooks as of September 30, 2003 and 2002 are as follows:

As of September 30,
	2003		2002
	Debt Ratings	Outlook	Debt Ratings	Outlook
Moody's:
Long-term senior unsecured debt	B3	Negative	Ba3	Negative
Senior secured notes	B2	Stable	Ba2	Negative
Corporate credit	B3	Stable	No Rating
Standard & Poor's:
Long-term senior unsecured debt	B	Stable	B	Negative
Senior secured notes	B+	Stable	B+	Negative
Corporate credit	B+	Stable	BB-	Negative

        Any increase in our level of indebtedness or deterioration of our operating results may cause a further reduction in our current debt ratings. A further reduction in our current long-term debt rating by Moody's or Standard & Poor's could affect our ability to access the long-term debt markets, significantly increase our cost of external financing, and result in additional restrictions on the way we operate and finance our business.

        A security rating by the major credit rating agencies is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agencies. Each rating should be evaluated independently of any other rating.

Credit Facility

        In April 2003, we and the lenders under our five-year revolving credit agreement amended the credit facility to reduce the size of the facility to $250 million and amend certain covenants included in the credit facility. As of September 30, 2003 and 2002, there were no amounts outstanding under the credit facility, which expires in September 2005.

        The credit facility contains covenants, including a requirement that we maintain certain financial covenants relating to a minimum amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for certain exclusions as summarized below, or Adjusted EBITDA, and a minimum ratio of adjusted EBITDA to interest expense. The covenants permit us to exclude up to a certain amount of business restructuring charges and related expenses, including asset impairment charges, from the calculation of adjusted EBITDA. The definition of adjusted EBITDA in the credit facility also excludes certain other non-cash charges.

        For the four quarter period ending September 30, 2003, we were required to maintain a minimum adjusted EBITDA of $220 million and a ratio of adjusted EBITDA to interest expense of 2.70 to 1. We were in compliance with all required covenants as of September 30, 2003.

        The amended credit facility requires us to maintain a ratio of consolidated adjusted EBITDA to interest expense, as adjusted for the closing of the sale of our Connectivity Solutions unit, of:

  •
  2.90 to 1 for the four quarter period ending December 31, 2003;

  •
  3.00 to 1 for the four quarter period ending March 31, 2004;

  •
  3.10 to 1 for the four quarter period ending June 30, 2004;

  •
  3.40 to 1 for the four quarter period ending September 30, 2004; and

  •
  3.20 to 1 for each four quarter period thereafter.

        We are required to maintain consolidated adjusted EBITDA, as adjusted for the closing of the sale of our Connectivity Solutions unit, of:

  •
  $230 million for the four quarter period ending December 31, 2003;

  •
  $255 million for the four quarter period ending March 31, 2004;

  •
  $270 million for the four quarter period ending June 30, 2004;

  •
  $285 million for the four quarter period ending September 30, 2004; and

  •
  $290 million for each four quarter period thereafter.

        Prior to the amendment, our credit facility prohibited us from using more than $100 million in cash to redeem or repurchase the LYONs, prior to the October 31, 2004 put date described under "Conversion of LYONs." However, under the amended credit facility, this limitation may be increased, up to a maximum of $400 million, by an amount equal to 100% of the net cash proceeds of equity and debt issuances in the capital markets and 50% of the net cash proceeds from the sale of our Connectivity Solutions segment and our corporate aircraft. The $216 million issuance of senior secured notes in May 2003 and the $349 million of net proceeds resulting from the equity offering in September 2003 increased the amount of cash we may use to repurchase LYONs to the $400 million maximum amount allowable under the credit facility. As of September 30, 2003, we had used approximately $156 million in cash to repurchase LYONs and, as a result of the amendments to the credit facility, the May 2003 public offering of senior secured notes and the September 2003 equity offering, we have the ability under the amended credit facility to use an additional $244 million in cash to repurchase LYONs.

        In connection with the October 31, 2004 put obligation described under "Conversion of LYONs," the amended credit facility also requires us to maintain, as of each day in the period commencing September 30, 2004 until the later of (a) the date that the put obligation under the LYONs is satisfied and (b) the date upon which we deliver to the lenders under the amended credit facility a certificate certifying our compliance with the covenants included in the amended credit facility for the fiscal quarter ended September 30, 2004, liquidity of not less than $300 million on a pro forma basis as if the put obligation under the LYONs had been satisfied as of such day. For purposes of this calculation, liquidity is defined as the sum of the unused commitments under our amended credit facility plus domestic cash, to the extent free and clear of any liens other than liens under the collateral arrangements securing our obligations to the lenders under the amended credit facility, less our obligations under our senior secured notes and the put obligation related to the LYONs had it been satisfied as of such day. To the extent we can satisfy this liquidity test, we may use cash to satisfy any put obligation with respect to the LYONs.

        The credit facility was also amended to permit us to issue up to $200 million in debt provided such debt is junior to the amended credit facility and matures not less than 90 days after the amended credit facility matures in September 2005. Pursuant to this provision of the amended credit facility, in May 2003, we issued $200 million aggregate principal amount of senior secured notes as described below. In addition, the credit facility was amended to reduce our ability to incur other secured and unsecured debt, make investments, and to prohibit us from prepaying long-term debt other than the LYONs.

        In October 2003, the credit facility was amended to increase the amount allowed for external investments from $50 million, by an additional $100 million, if the increased amount is to be used for the purchase of the stock or substantially all of the assets and certain liabilities of Expanets prior to December 31, 2003.

LYONs Convertible Debt

        In the first quarter of fiscal 2002, we sold through an underwritten public offering under a shelf registration statement an aggregate principal amount at maturity of approximately $944 million of LYONs. The proceeds of approximately $448 million, net of a $484 million discount and $12 million of underwriting fees, were used to refinance a portion of our outstanding commercial paper. The underwriting fees of $12 million were recorded as deferred financing costs and are being amortized to interest expense over a three-year period through October 31, 2004, which represents the first date holders may require us to purchase all or a portion of their LYONs.

        The original issue discount of $484 million accretes daily at a rate of 3.625% per year calculated on a semiannual bond equivalent basis. We do not make periodic cash payments of interest on the LYONs. Instead, the amortization of the discount is recorded as interest expense and represents the accretion of the LYONs issue price to their maturity value. The discount will cease to accrete on the LYONs upon maturity, conversion, purchase by us at the option of the holder, or redemption by us. The LYONs are unsecured obligations that rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness.

        Interest expense related to the amortization of the discount on the LYONs amounted to $14 million and $16 million for fiscal 2003 and 2002, respectively. In addition, interest expense related to the amortization of deferred financing costs on the LYONs amounted to $4 million in each of the fiscal years ended September 30, 2003 and 2002.

LYONs Exchange Offer

        In December 2002, we, together with Warburg Pincus Equity Partners L.P. and affiliated investment funds, or the Warburg Entities, commenced an exchange offer to purchase up to approximately $661 million aggregate principal amount at maturity, or 70%, of our outstanding LYONs. Under the terms of the exchange offer, holders of LYONs could elect to receive, for each $1,000 aggregate principal amount at maturity of LYONs exchanged, either (i) $389.61 in cash, which we refer to as cash consideration or (ii) a combination of $208.40 in cash plus 77 shares of our common stock, which we refer to as mixed consideration.

        Avaya and the Warburg Entities entered into a Backstop Agreement, as amended, which contains the terms relating to the Warburg Entities' participation in the exchange offer. Under the terms of the backstop agreement, we granted the Warburg Entities series C warrants described below, and reduced the exercise price of 5,581,101 of the 6,724,665 series A warrants held by the Warburg Entities to $0.01 per share. In January 2003, following the completion of the exchange offer, the Warburg Entities exercised the 5,581,101 series A warrants for aggregate cash consideration of $55,811 and converted the LYONs they acquired in the exchange offer into shares of our common stock, as described below.

        In January 2003, the exchange offer expired and an aggregate principal amount at maturity of LYONs of $84,426,000, representing approximately 8.9% of the outstanding LYONs, or approximately $43 million in accreted value, was tendered. Of these LYONs, $84,416,000 aggregate principal amount at maturity were tendered for the mixed consideration and $10,000 aggregate principal amount at maturity were tendered for the cash consideration. In exchange for the LYONs accepted in the exchange offer, the Warburg Entities paid an aggregate amount of approximately $18 million in cash and we delivered 6,500,032 shares of our common stock. We delivered an additional 1,588,548 shares of our common stock to the Warburg Entities upon conversion of LYONs acquired by them in the exchange offer.

        In the second quarter of fiscal 2003, we recognized in the Consolidated Statement of Operations a pre-tax charge of $36 million for the loss on long-term debt extinguishment related to the exchange offer, which was included in other income (expense), net. This charge reflects a $26 million loss related to the retirement of LYONs and $10 million of expenses related to (i) series C warrants issued to the Warburg Entities; (ii) common stock issued to the Warburg Entities; (iii) transaction costs; and (iv) the unamortized deferred financing costs from the original issuance of LYONs that were retired.

        In the first quarter of fiscal 2003, we recorded a deferred income tax valuation allowance through a non-cash income tax charge of $83 million in the Consolidated Statement of Operations. This amount increased the deferred tax asset valuation allowance to reflect the difference between the actual and expected tax gain associated with the LYONs exchange offer.

Warrants to Purchase Common Stock

        In consideration of their agreement to participate in the LYONs exchange offer, in December 2002, we granted the Warburg Entities series C warrants that have a four-year term and are exercisable for an aggregate of 7,355,824 shares of our common stock at an exercise price of $3.50 per share. The fair value of these warrants was estimated to be $5 million and was included in additional paid-in capital. During the second quarter of fiscal 2003, upon completion of the exchange offer, we recognized the cost of these warrants as a commitment fee and recorded the amount in loss on long-term debt extinguishment, net which is a component of other income (expense), net.

        As of September 30, 2003, the Warburg Entities hold warrants to purchase the following additional shares of our common stock:

Warrants	Number of Shares	Exercise Price	Expiration Date
Series A	1,143,564	$34.73	October 2, 2004
Series B	5,379,732	$34.73	October 2, 2005
Series C	7,355,824	$3.50	December 23, 2006

Total	13,879,120

Repurchases of LYONs

        During fiscal 2003, we repurchased $310 million aggregate principal amount at maturity of LYONs, or $160 million in accreted value, in a series of open market transactions. We used a total of approximately $156 million in cash to repurchase these LYONs. We recognized a pre-tax gain of approximately $2 million, net of the write-off of deferred financing costs related to the LYONs repurchased.

Conversion of LYONs

        As of September 30, 2003, the 549,022 of outstanding LYONs are convertible into 20,557,415 shares of our common stock at any time on or before the maturity date. The conversion rate of 37.4437 will not be adjusted for accrued original issue discount. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount. Accrued original issue discount will be considered paid by the shares of common stock received by the holder of the LYONs upon conversion.

        We will adjust the conversion rate for:

  •
  dividends or distributions on our common stock payable in our common stock or other capital stock of Avaya;

  •
  subdivisions, combinations or certain reclassifications or our common stock;

  •
  distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the current sale price; and

  •
  distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, our subsidiary or other business unit) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of our common stock on the day preceding the date of declaration of the dividend or other distribution).

        We and the trustee under the indenture governing the LYONs may modify or amend the LYONs or the indenture with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to make certain changes to the terms of the indenture and the LYONs, including any change that adversely affects the rights of a holder to convert a LYON.

        We may redeem all or a portion of the LYONs for cash at any time on or after October 31, 2004 at a price equal to the sum of the issue price and accrued original issue discount on the LYONs as of the applicable redemption date. Conversely, holders may require us to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof. If we were to purchase all of the 549,022 LYONs outstanding as of September 30, 2003 at the option of the holders, the aggregate purchase price would be approximately $298 million on October 31, 2004, $320 million on October 31, 2006, and $383 million on October 31, 2011. If we elected to pay the purchase price in shares of our common stock, the number of shares would be equal to the purchase price divided by the average of the market prices of our common stock for the five trading day period ending on the third business day prior to the applicable purchase date.

        The indenture governing the LYONs includes certain covenants, including a limitation on our ability to grant liens on significant domestic real estate properties or the stock of our subsidiaries holding such properties.

Senior Secured Notes

        In March 2002, we issued through an underwritten public offering $440 million aggregate principal amount of 11 1/8% Senior Secured Notes due April 2009, or senior secured notes, and received net proceeds of approximately $425 million, net of a $5 million discount and $10 million of issuance costs. Interest on the senior secured notes is payable on April 1 and October 1 of each year beginning on October 1, 2002. The $5 million discount is being amortized to interest expense over the seven-year term to maturity. The $10 million of issuance costs were recorded as deferred financing costs and are also being amortized to interest expense over the term of the senior secured notes. The proceeds from the issuance were used to repay amounts outstanding under the five-year credit facility and for general corporate purposes.

        We may redeem the senior secured notes, in whole or from time to time in part, at the redemption prices expressed as a percentage of the principal amount plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the following years:(i) 2006 at 105.563%; (ii) 2007 at 102.781%; and (iii) 2008 at 100.0%.

        The senior secured notes are secured by a second priority security interest in the collateral securing our obligations under the five-year credit facility. In the event that (i) our corporate credit is rated at least BBB by Standard & Poor's and our long-term senior unsecured debt is rated at least Baa2 by Moody's, each without a negative outlook or its equivalent, or (ii) subject to certain conditions, at least $400 million of unsecured indebtedness is outstanding or available under the credit facilities or a bona fide successor credit facility, the security interest in the collateral securing the senior secured notes will terminate. The indenture governing the senior secured notes includes negative covenants that limit our ability to incur secured debt and enter into sale/leaseback transactions. In addition, the indenture also includes conditional covenants that limit our ability to incur debt, enter into affiliate transactions, or make restricted payments or investments and advances. These conditional covenants will apply to us until such time that the senior secured notes are rated at least BBB- by Standard & Poor's and Baa3 by Moody's, in each case without a negative outlook or its equivalent.

        In May 2003, we sold an additional $200 million aggregate principal amount of 11 1/8% Senior Secured Notes due April 2009, at a price of 108% of par, resulting in net proceeds of approximately $212 million, which included approximately $2 million in accrued interest and a $16 million premium, partially offset by $6 million of issuance costs. The issuance costs, which were recorded as deferred financing costs, and premium are being amortized to interest expense over the term of the notes. These notes constitute a further issuance of, and form a single series with, the 11 1/8% senior secured notes due April 2009 that we issued in March 2002.

        We recorded interest expense related to the senior secured notes of $58 million and $25 million for the fiscal years ended September 30, 2003 and 2002, respectively. In addition, we recorded interest expense related to the amortization of discount, premium and deferred financing costs on the senior secured notes of $2 million and $1 million for the fiscal years ended September 30, 2003 and 2002, respectively.

Fair Value of Financial Instruments

        The estimated aggregate fair market value of the senior secured notes increased from September 30, 2002 by $463 million to $742 million as of September 30, 2003, which reflects an increase in the fair market value of the initial senior secured note offering and the fair market value of the add-on public offering which was $232 million. With regard to the LYONs, the estimated aggregate fair value as of September 30, 2003 increased from September 30, 2002 by $112 million to $305 million, which reflects an increase in the fair market value per LYON, partially offset by a reduction in the aggregate fair market value of LYONs extinguished in connection with the exchange offer and repurchases during fiscal 2003. The fair market values are based upon quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements taking into consideration the underlying terms of the debt. The following table summarizes the number of outstanding LYONs and senior secured notes, their aggregate accreted value and their related fair market values as of September 30, 2003 and 2002:

	As of September 30, 2003			As of September 30, 2002
	Number of Notes Outstanding	Accreted Value	Fair Value	Number of Notes Outstanding	Accreted Value	Fair Value
	(dollars in millions)
LYONs	549,022	$287	$305	943,632	$476	$193
11 1/8% Senior Secured Notes	640,000	$650	$742	440,000	$435	$279

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity and variable rates of interest.

        As of September 30, 2003 and 2002, the estimated fair values of our foreign currency forward contracts and options were $13 million and $10 million, respectively, and were included in other current assets. The estimated fair values of these forward contracts and options were based on market quotes obtained through independent pricing sources.

Grants of Stock Option and Restricted Stock Units

        During the period from October 1, 2003 through December 1, 2003, we granted to eligible employees approximately 8 million stock options at a weighted average exercise price of $13.24 and approximately 401 thousand restricted stock units at a weighted average market value of $13.28.

Public Offerings of Common Stock

        In September 2003, we sold 34.5 million shares of common stock for $10.20 per share in a public offering. We received proceeds of approximately $349 million, which was net of approximately $3 million of underwriting discounts and commissions reflected as a reduction to additional paid-in capital.

        In March 2002, we sold 19.55 million shares of common stock for $5.90 per share in a public offering. We received proceeds of approximately $112 million, which was net of approximately $3 million of underwriting fees reflected as a reduction to additional paid-in capital.

Warburg Transactions

        In October 2000, we sold to the Warburg Entities four million shares of our Series B convertible participating preferred stock and series A and series B warrants to purchase our common stock for an aggregate purchase price of $400 million. The Series B preferred stock had an aggregate initial liquidation value of $400 million and accreted at an annual rate of 6.5%, compounded quarterly. The $400 million of proceeds were initially allocated between the Series B preferred stock and warrants based upon the relative fair market value of each security. The fair value allocated to the Series B preferred stock of $368 million was recorded in the mezzanine section of the Consolidated Balance Sheet and the fair value allocated to the warrants of $32 million was included in additional paid-in capital.

        In March 2002, we completed a series of transactions pursuant to which the Warburg Entities acquired 53 million shares of our common stock by (i) converting all four million shares of the Series B preferred stock into 38,329,365 shares of our common stock based on a conversion price of $11.31 per share, which was reduced from the original conversion price of $26.71 per share, (ii) exercising 286,682 warrants at an exercise price of $34.73 per share resulting in gross proceeds of approximately $10 million, and (iii) purchasing 14,383,953 shares of our common stock for $6.26 per share, which was the reported closing price of our common stock on the New York Stock Exchange on March 8, 2002, resulting in gross proceeds of approximately $90 million. In connection with these transactions, we incurred approximately $4 million of transaction costs, which were recorded as a reduction to additional paid-in capital. Following these transactions, there were no shares of Series B preferred stock outstanding.

        The conversion of the Series B preferred stock and the exercise of the warrants resulted in a charge to accumulated deficit of approximately $125 million, which primarily represented the impact of reducing the preferred stock conversion price from $26.71 per share to $11.31 per share. We also recorded as a reduction to accumulated deficit a total of $12 million and $27 million of accretion for the period from October 1, 2001 through the date of conversion and for fiscal 2001, respectively.

Future Cash Needs

        Our primary future cash needs will be to fund working capital, capital expenditures, debt service, employee benefit obligations, strategic acquisitions, and our business restructuring liabilities. We foresee an increase in cash usage for capital expenditures in fiscal 2004 as compared with fiscal 2003. We expect to make cash payments of approximately $100 million for capital expenditures in fiscal 2004, of which more than half will be related to IT investments. In fiscal 2004, we will make two semi-annual interest payments on our fixed interest rate senior secured notes each amounting to approximately $36 million. Since we have made a $105 million voluntary contribution to our pension plan in the fourth quarter of fiscal 2003, we will not be required to make any contributions in fiscal 2004. In the first quarter of fiscal 2004, we paid a purchase price of $97 million, consisting of (i) $55 million in cash for the acquisition of substantially all of the assets and the assumption of certain liabilities of Expanets,(ii) approximately $27 million to a creditor of Expanets to satisfy a debt obligation of Expanets and (iii) deposited approximately $15 million into an escrow account to satisfy certain liabilities of Expanets. We also made a payment of approximately $12 million to secure a letter of credit on behalf of Expanets. We also expect to make cash payments related to our business restructuring initiatives of approximately $29 million in fiscal 2004. These restructuring related payments are expected to be composed of $4 million for employee separation costs and $25 million for lease obligations.

        In October 2003, we agreed to sell certain assets and liabilities of our Connectivity Solutions business to CommScope. On January 31, 2004, the sale of essentially all of Connectivity Solutions was completed, except for the sale of certain remaining international operations that will be completed later in fiscal 2004. Under the terms of the agreement signed with CommScope in October 2003, we received approximately $250 million of cash, subject to post-closing adjustments, 1,761,538 shares of CommScope common stock valued at approximately $33 million on the closing date, and the assumption by CommScope of certain liabilities. We expect to record a gain from the sale in income (loss) from discontinued operations in the second quarter of fiscal 2004. If certain assets and liabilities are not transferred by the end of the second quarter, an additional gain or a partially offsetting loss from the sale will be recorded in the third quarter of fiscal 2004.

        We believe that our existing cash and cash flows from continuing operations will be sufficient to meet our future cash needs. If we do not generate sufficient cash from continuing operations, we may need to incur additional debt or issue equity. In order to meet our cash needs, we may from time to time, borrow under our credit facility or issue other long- or short-term debt or equity securities, if the market permits. In May 2003, we completed the sale of $200 million aggregate principal amount of senior secured notes. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repurchase of LYONs in the open market or otherwise. In September 2003, we received net proceeds of $349 million relating to the sale of common stock. We used $105 million of these net proceeds to fund a voluntary contribution to our pension plan and the remainder of the net proceeds will be used for general corporate purposes. We cannot assure you that any other financings will be available to us on acceptable terms or at all. Our ability to make payments on and to refinance our indebtedness, and to fund working capital, capital expenditures, debt service, employee benefit obligations, strategic acquisitions, and our business restructuring liabilities will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our credit facility and the indentures governing the LYONs and the senior secured notes impose, and any future indebtedness may impose, various restrictions and covenants which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. Discussion regarding the restrictions and covenants for the credit facility, LYONs and senior secured notes can be found in the respective sections above.

        We may from time to time seek to retire additional amounts of our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on the prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Guarantees of Indebtedness and Other Off-Balance Sheet Arrangements

Irrevocable Letters of Credit and Other Arrangements

        We have entered into several uncommitted credit facilities totaling $53 million and other arrangements similar to irrevocable letters of credit that vary in term totaling $10 million, of which an aggregate of $29 million in irrevocable letters of credit and other arrangements were outstanding as of September 30, 2003. Letters of credit are purchased guarantees that ensure our performance or payment to third parties in accordance with specified terms and conditions.

Surety Bonds

        We acquire various types of surety bonds, such as license, permit, bid and performance bonds, which are irrevocable undertakings by us to make payment in the event we fail to perform our obligations. These bonds vary in duration although most are issued and outstanding from one to three years. As of September 30, 2003, the maximum potential payment under these surety bonds is approximately $7 million. Historically, no surety bonds have been drawn upon and there is no future expectation that these surety bonds will be drawn upon.

Purchase Commitments and Termination Fees

        We have commitment contracts with certain suppliers in which we are obligated to purchase a specified amount of inventory based on our forecasts, or pay a charge in the event we do not meet our designated purchase commitments. Additionally, certain agreements call for an early termination fee, obligating us to make a payment to the supplier. As of September 30, 2003, the maximum potential payment under these commitments was approximately $82 million, of which we recorded a liability in the amount of $8 million. We classified this liability as $3 million in other current liabilities and $5 million in other liabilities.

Product Financing Arrangements

        We sell products to various resellers that may obtain financing from certain unaffiliated third party lending institutions.

        For our U.S. product financing arrangement with resellers, in the event the lending institution repossesses the reseller's inventory of our products, we are obligated under certain circumstances to repurchase such inventory from the lending institution. Our obligation to repurchase inventory from the lending institution terminates 180 days from the date of invoicing by us to the reseller. The repurchase amount is equal to the price originally paid to us by the lending institution for the inventory. During the third quarter of fiscal 2003, one of the resellers that previously participated in this type of arrangement established a direct line of credit with us. The remaining reseller has financed inventory purchases under this agreement of approximately $35 million as of September 30, 2003. There have not been any repurchases made by us since we entered into this agreement in March 2001. We have estimated the fair value of this guarantee as of September 30, 2003 and have adequately provided for this guarantee in our financial statements at September 30, 2003. The fair value of the guarantee is not significant. There can be no assurance that we will not be obligated to repurchase inventory under this arrangement in the future.

        For our product financing arrangement with resellers outside the U.S., in the event participating resellers default on their payment obligation to the lending institution, we are obligated under certain circumstances to guarantee repayment to the lending institution. The repayment amount fluctuates with the level of product financing activity. The guarantee repayment amount reported to us from the lending institution was approximately $8 million as of September 30, 2003. We review and set the maximum credit limit for each reseller participating in this financing arrangement. There have not been any guarantee repayments by us since we entered in this arrangement in October 2000. We have estimated the fair value of this guarantee as of September 30, 2003 and have adequately provided for this guarantee in our financial statements at September 30, 2003. The fair value of the guarantee is not significant. There can be no assurance that we will not be obligated to repurchase inventory under this arrangement in the future.

Credit Facility Indemnification

        In connection with our obligations under the amended credit facility described above, we have agreed to indemnify the third party lending institutions for costs incurred by the institutions related to changes in tax law or other legal requirements. While there have been no amounts paid to the lenders pursuant to this indemnity in the past, there can be no assurance that we will not be obligated to indemnify the lenders under this arrangement in the future.

Transactions with Lucent

        In connection with our spin-off from Lucent in September 2000, we and Lucent executed and delivered the Contribution and Distribution Agreement and certain related agreements.

        Pursuant to the Contribution and Distribution Agreement, Lucent contributed to us substantially all of the assets, liabilities and operations associated with our enterprise networking businesses, or our businesses. The Contribution and Distribution Agreement, among other things, provides that, in general, we will indemnify Lucent for all liabilities including certain pre-distribution tax obligations of Lucent relating to our businesses and all contingent liabilities primarily relating to our businesses or otherwise assigned to us. In addition, the Contribution and Distribution Agreement provides that certain contingent liabilities not allocated to one of the parties will be shared by Lucent and us in prescribed percentages. The Contribution and Distribution Agreement also provides that each party will share specified portions of contingent liabilities based upon agreed percentages related to the business of the other party that exceed $50 million. In the second quarter of fiscal 2003, we recorded a charge of $25 million representing our estimate of the amount of our liability associated with the settlement by Lucent of the securities litigation described below. We recently reached agreement with Lucent to pay $24 million in shares of our common stock in full satisfaction of our obligations under the settlement. The terms of the settlement will be subject to a fairness hearing scheduled for December 2003. We are unable to determine the maximum potential amount of other future payments, if any, that we could be required to make under this agreement.

        In addition, if the separation from Lucent fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of our stock or assets, or some other actions of ours, then we will be solely liable for any resulting corporate taxes.

Purchased In-Process Research and Development

        In connection with our acquisitions in fiscal 2001, a portion of the purchase price, $31 million for VPNet and $1 million for Quintus, was allocated to purchased in-process research and development, or IPR&D. As part of the process of analyzing these acquisitions, we made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. We based this decision on a number of factors including the amount of time it would take to bring the technology to market. We also considered our internal research resource allocation and our progress on comparable technology, if any. We expect to use a similar decision process in the future.

        At the date of each acquisition, the IPR&D projects had not yet reached technological feasibility and had no future alternative use. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition.

        The value allocated to purchased IPR&D for the acquisitions was determined using an income approach. This involved estimating the fair value of the IPR&D, using the present value of the estimated after-tax cash flows expected to be generated by the purchased IPR&D, using risk-adjusted discount rates and revenue forecasts as appropriate. Where appropriate, we deducted an amount reflecting the contribution of the core technology from the anticipated cash flows from an IPR&D project. The selection of the discount rate was based on consideration of our weighted average cost of capital, as well as other factors, including the useful life of each technology, profitability levels of each technology, the uncertainty of technological advances that were known at the time, and the stage of completion of each technology. We believe that the estimated IPR&D amounts so determined represent the fair value and do not exceed the amount a third party would have paid for the projects.

        Revenue forecasts were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets were deducted from estimated revenue to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenue and costs to complete the purchased IPR&D.

        The actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisition, except as noted below.

        Set forth below are descriptions of the significant acquired IPR&D projects related to our acquisition of VPNet.

        In February 2001, we completed the purchase of VPNet and allocated approximately $31 million to IPR&D projects, using the income approach described above, to the following projects: low-end technologies for $5 million and high-end technologies for $26 million. These projects under development at the valuation date represent next-generation technologies that are expected to address emerging market demands for low- and high-end network data security needs.

        At the acquisition date, the low-end technologies under development were approximately 80% complete based on engineering data and technological progress. Revenue attributable to the developmental low-end VPNet technologies was estimated to be $8 million in 2002 and $13 million in 2003. Revenue was estimated to grow at a compounded annual growth rate of approximately 60% for the six years following introduction, assuming the successful completion and market acceptance of the major research and development programs. Revenue was expected to peak in 2004 and decline thereafter through the end of the technologies' life in 2007 as new product technologies were expected to be introduced.

        At the acquisition date, the high-end technologies under development were approximately 60% complete, based on engineering data and technological progress. Revenue attributable to the developmental high-end VPNet technologies was estimated to be $52 million in 2002 and $86 million in 2003. Revenue was estimated to grow at a compounded annual growth rate of approximately 50% for the seven years following introduction, assuming the successful completion and market acceptance of the major research and development programs. Revenue was expected to peak in 2004 and decline thereafter through the end of the technologies' life in 2008 as new product technologies were expected to be introduced.

        VPNet had spent approximately $4 million on these in-process technology projects, and expected to spend approximately $4 million to complete all phases of research and development. The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecasts and the risks associated with the successful development of the projects, a discount rate of 25% was used to value the IPR&D. The discount rate utilized was higher than our weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of the technology, and the uncertainty of technological advances that were unknown at that time.

        During fiscal 2002, the business environment in which the acquired VPNet technologies were to be commercialized changed and the marketplace assumptions originally utilized in the acquisition models were updated accordingly. Consequently, we did not realize all of the original forecasted revenues in fiscal 2002, and we do not expect to realize all of the forecasted revenues in subsequent fiscal years from these acquired technologies. As a result, during fiscal 2002, we wrote off $21 million of net acquired intangible assets related to the purchase of VPNet, which was included in the $71 million goodwill and intangibles impairment charge included in our Consolidated Statement of Operations.

Environmental, Health and Safety Matters

        We are subject to a wide range of governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in our operations. We are subject to certain provisions of environmental laws, particularly in the United States, governing the cleanup of soil and groundwater contamination. Such provisions impose liability for the costs of investigating and remediating releases of hazardous materials at currently or formerly owned or operated sites. In certain circumstances, this liability may also include the cost of cleaning up historical contamination, whether or not caused by us. We are currently conducting investigation and/or cleanup of known contamination at approximately seven of our facilities either voluntarily or pursuant to government directives. None of the sites are reasonably likely to generate environmental costs that will be individually material nor will environmental costs for all sites in the aggregate be material. There are no known third parties who may be responsible for investigation and/or cleanup at these sites and therefore, for purposes of assessing the adequacy of financial reserves for these liabilities, we have not assumed that we will recover amounts from any third party, including under any insurance coverage or indemnification arrangement. Although we do not separately track recurring costs of managing hazardous substances and pollutants in ongoing operations, we do not believe them to be material.

        It is often difficult to estimate the future impact of environmental matters, including potential liabilities. We have established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental matters are undiscounted and consist primarily of estimated remediation and monitoring costs and are, depending on the site, based primarily upon internal or third-party environmental studies and the extent of contamination and the type of required cleanup. We are not aware of, and have not included in reserves any provision for, any unasserted environmental claims.

        The reliability and precision of estimates of our environmental costs may be affected by a variety of factors, including whether the remediation treatment will be effective, contamination sources have been accurately identified and assumptions regarding the movement of contaminants are accurate. In addition, estimates of environmental costs may be affected by changes in law and regulation, including the willingness of regulatory authorities to conclude that remediation and/or monitoring performed by us is adequate.

        We assesses the adequacy of environmental reserves on a quarterly basis. For the fiscal years ended September 30, 2003 and 2002, respectively, no amounts were charged to our Statements of

Operations for environmental costs as reserves were deemed to be adequate. Expenditures for environmental matters for the fiscal years ended September 30, 2003 and 2002 were not material to our financial position, results of operations or cash flows. Payment for the environmental costs covered by the reserves may be made over a 30-year period.

Legal Proceedings

        From time to time, we are involved in legal proceedings arising in the ordinary course of business. Other than as described below, we believe there is no litigation pending against us that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

Year 2000 Actions

        Three separate purported class action lawsuits are pending against Lucent, our former parent, one in state court in West Virginia, one in federal court in the Southern District of New York and another in federal court in the Southern District of California. The case in New York was filed in January 1999 and, after being dismissed, was refiled in September 2000. The case in West Virginia was filed in April 1999 and the case in California was filed in June 1999, and amended in 2000 to include us as a defendant. We may also be named a party to the other actions and, in any event, have assumed the obligations of Lucent for all of these cases under the Contribution and Distribution Agreement, as described in "Transactions with Lucent" above between us and Lucent. All three actions are based upon claims that Lucent sold products that were not Year 2000 compliant, meaning that the products were designed and developed without considering the possible impact of the change in the calendar from December 31, 1999 to January 1, 2000. The complaints allege that the sale of these products violated statutory consumer protection laws and constituted breaches of implied warranties.

        A class has been certified in the West Virginia state court matter. The certified class in the West Virginia matter includes those persons or entities that purchased, leased or financed the products in question. In addition, the court also certified as a subclass all class members who had service protection plans or other service or extended warranty contracts with Lucent in effect as of April 1, 1998, as to which Lucent failed to offer a free Year 2000-compliant solution. The Fourth Circuit Court of Appeals recently denied the defendant's attempt to have the Federal District Court in West Virginia retain jurisdiction in this matter. This matter is now in West Virginia state court. The federal court in the New York action has issued a decision and order denying class certification, dismissing all but certain fraud claims by one representative plaintiff. No class claims remain in this case at this time. The federal court in the California action has issued an opinion and order granting class certification. The class includes any entities that purchased or leased certain products on or after January 1, 1990, excluding those entities who did not have a New Jersey choice of law provision in their contracts and those who did not purchase equipment directly from defendants. The federal court in the California action has issued an order staying the action pending the outcome of the West Virginia matter. The complaints seek, among other remedies, compensatory damages, punitive damages and counsel fees in amounts that have not yet been specified. At this time, we cannot determine whether the outcome of these actions will have a material adverse effect on our financial position, results of operations or cash flows. These cases have required in the past, and may require in the future, expenditure of significant legal costs related to their defense.

Lucent Securities Litigation

        In November 2000, three purported class actions were filed against Lucent in the Federal District Court for the District of New Jersey alleging violations of the federal securities laws as a result of the facts disclosed in Lucent's announcement on November 21, 2000 that it had identified a revenue recognition issue affecting its financial results for the fourth quarter of fiscal 2000. The actions purport to be filed on behalf of purchasers of Lucent common stock during the period from October 10, 2000 (the date Lucent originally reported these financial results) through November 21, 2000.

        The above actions have been consolidated with other purported class actions filed against Lucent on behalf of its stockholders in January 2000 and are pending in the Federal District Court for the District of New Jersey. The consolidated cases were initially filed on behalf of stockholders of Lucent who bought Lucent common stock between October 26, 1999 and January 6, 2000, but the consolidated complaint was amended to include purported class members who purchased Lucent common stock up to December 20, 2000. A class has not yet been certified in the consolidated actions. The plaintiffs in all of these stockholder class actions seek compensatory damages plus interest and attorneys' fees.

        In March 2003, Lucent announced that it had entered into a $420 million settlement of all pending shareholder and related litigation. Certain cases which are the subject of the settlement are shared contingent liabilities under the Contribution and Distribution Agreement and accordingly, we are responsible for 10% of our liabilities attributable to those cases, including 10% of the legal costs associated with the portion of the litigation for which we share liability. In the second quarter of fiscal 2003, we recorded a charge of $25 million representing an estimate of our liability in this matter. We recently reached agreement with Lucent to pay $24 million in shares of our common stock in full satisfaction of our obligations under the settlement. The terms of the settlement will be subject to a fairness hearing scheduled for December 2003.

Commissions Arbitration Demand

        In July 2002, Communications Development Corporation, or CDC, a British Virgin Islands corporation, made formal demand for arbitration for alleged unpaid commissions in an amount in excess of $10 million, stemming from the sale of products from our businesses that were formerly owned by Lucent involving the Ministry of Russian Railways. In April 2003, CDC initiated the arbitration before the American Arbitration Association. The plaintiff alleges that as a result of agreements entered into between the plaintiff and us, it is owed commissions on sales by us to the Ministry of Russian Railways on a continuing basis. We believe that the agreements relating to their claim have expired or do not apply to the products in question. As the sales of products continue, CDC may likely increase its commission demand. The parties are in the process of selecting arbitrators.

Lucent Consumer Products Class Actions

        In several class action cases (the first of which was filed on June 24, 1996), plaintiffs claim that AT&T and Lucent engaged in fraud and deceit in continuing to lease residential telephones to consumers without adequate notice that the consumers would pay well in excess of the purchase price of a telephone by continuing to lease. The cases were removed and consolidated in federal court in Alabama, and were subsequently remanded to their respective state courts (Illinois, Alabama, New Jersey, New York and California). In July 2001, the Illinois state court certified a nationwide class of plaintiffs. The case in Illinois was scheduled for trial on August 5, 2002. Prior to commencement of trial, however, the parties agreed to a settlement of the claims on a class-wide basis. The settlement was approved by the court on November 4, 2002. Claims from Class members were required to be filed on or about January 15, 2003.

        Any liability incurred by Lucent in connection with these class action cases will be considered an exclusive Lucent liability under the Contribution and Distribution Agreement between Lucent and us and, as a result, we are responsible for 10% of any such liability in excess of $50 million. We recently agreed with Lucent to pay $6 million in satisfaction of our liability in this matter, although Lucent has notified us that we may be responsible for some additional costs that may be incurred in connection with the conclusion of the claims administration. Based on our discussions with Lucent, we do not expect those additional costs to be material.

Patent Infringement Claim

        AudioFAX IP, LLC has filed an action against us in the U.S. District Court for the Northern District of Georgia, alleging that we have infringed five of its patents relating to facsimile products in violation of federal patent laws. This matter is in the early stages of litigation and we cannot determine whether the outcome of this action will have a material adverse effect on our financial position, results of operations or cash flows.

Financial Instruments

        We conduct our business on a multi-national basis in a wide variety of foreign currencies. We are, therefore, subject to the risk associated with foreign currency exchange rates and interest rates that could affect our results of operations, financial position or cash flows. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We use derivative financial instruments to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Specifically, we utilize foreign currency forward contracts, and to a lesser extent, foreign currency options to mitigate the effects of fluctuations of exchange rates associated with certain existing assets and liabilities that are denominated in non-functional currencies, and periodically to reduce anticipated net foreign currency cash flows resulting from normal business operations. In addition, we use interest rate swap agreements to manage our proportion of fixed and floating rate debt and to reduce interest expense. Derivative financial instruments are used as risk management tools and not for speculative or trading purposes.

        We engage in foreign currency hedging activities to reduce our risk that changes in exchange rates will adversely affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. We believe that we have achieved risk reduction and hedge effectiveness because the gains and losses on our derivative instruments substantially offset the losses and gains on the assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate with the change in market value of the corresponding derivative instrument.

Foreign Currency Transactions

        Recorded Transactions—We utilize foreign currency forward contracts primarily to manage short-term exchange rate exposures on certain receivables, payables and loans residing on foreign subsidiaries' books, which are denominated in currencies other than the subsidiary's functional currency. When these items are revalued into the subsidiary's functional currency at the month-end exchange rates, the fluctuations in the exchange rates are recognized in earnings as other income or expense. Changes in the fair value of our foreign currency forward and option contracts used to offset these exposed items are also recognized in earnings as other income or expense in the period in which the exchange rates change. For the fiscal years ended September 30, 2003 and 2002, the changes in the fair value of the foreign currency forward and option contracts were substantially offset by changes resulting from the revaluation of the hedged items.

        The fair value of foreign currency forward contracts is sensitive to changes in foreign currency exchange rates. As of September 30, 2003 and 2002, a 10% appreciation in foreign currency exchange rates from the prevailing market rates would have increased our related net unrealized gain from continuing operations for fiscal 2003 and 2002 by $22 million and $6 million, respectively. Conversely, a 10% depreciation in these currencies from the prevailing market rates would have decreased our related net gain from continuing operations for fiscal 2003 and 2002 by $22 million and $6 million, respectively. Consistent with the nature of the economic hedge of such foreign currency forward contracts, such unrealized gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying asset, liability or transaction being hedged.

        Forecasted Transactions—From time to time, we use foreign currency forward and option contracts to offset certain forecasted foreign currency transactions primarily related to the purchase or sale of product expected to occur during the ensuing twelve months. The change in the fair value of foreign currency forward and option contracts is recognized as other income or expense in the period in which the exchange rates change. For the fiscal year ended September 30, 2003, these gains and losses were not material to our results of operations. We did not use any foreign currency forward or option contracts for forecasted transactions in fiscal 2002. As permitted under SFAS 133, we have elected not to designate our forward and option contracts as hedges thereby precluding the use of hedge accounting for these instruments. Such treatment could result in a gain or loss from fluctuations in exchange rates related to a derivative contract that is different from the loss or gain recognized from the underlying forecasted transaction. However, we have procedures to manage the risks associated with our derivative instruments, which include limiting the duration of the contracts, typically six months or less, and the amount of the underlying exposures that can be economically hedged. Historically, the gains and losses on these transactions have not been significant.

        By their nature, all derivative instruments involve, to varying degrees, elements of market risk and credit risk not recognized in our financial statements. The market risk associated with these instruments resulting from currency exchange rate movements is expected to offset the market risk of the underlying transactions, assets and liabilities being economically hedged. The counterparties to the agreements relating to our foreign exchange instruments consist of a diversified group of major financial institutions. We do not believe that there is significant risk of loss in the event of non-performance of the counterparties because we control our exposure to credit risk through credit approvals and limits, and continual monitoring of the credit ratings of such counterparties. In addition, we limit the financial exposure and the amount of agreements entered into with any one financial institution.

Interest Rate Swap Agreements

        In April 2002, we entered into two interest rate swap agreements with a total notional amount of $200 million that were to mature in April 2009 and were executed in order to: (i) convert a portion of the senior secured notes fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        In December 2002, we cancelled both interest rate swap agreements. The cancellation resulted in a reduction to other assets for the removal of the fair market value of the interest rate swaps and cash proceeds of $19 million representing a deferred gain, which is being recognized as a reduction to interest expense over the remaining term to maturity of the senior secured notes. We recognized $3 million in fiscal 2003, as a reduction to interest expense related to this deferred gain. The unamortized balance of the deferred gain is included in long-term debt on the Consolidated Balance Sheet and amounted to $16 million as of September 30, 2003.

        Under these agreements, we received a fixed interest rate of 11 1/8% and paid a floating interest rate based on the six-month LIBOR (in arrears) plus an agreed-upon spread, which was equal to a weighted average interest rate of 6.8% as of September 30, 2002. The amounts paid and received were calculated based on the total notional amount of $200 million. Since the relevant terms of the swap agreements matched the corresponding terms of the senior secured notes, there was no hedge ineffectiveness. Accordingly, as required by SFAS 133, gains and losses on the swap agreements fully offset the losses and gains on the hedged portion of the senior secured notes, which were marked to market at each reporting date. As of September 30, 2002, we recorded the fair market value of the swaps of $22 million as other assets along with a corresponding increase to the hedged debt with equal and offsetting unrealized gains and losses included in other income (expense), net.

        Interest payments were recognized through interest expense and were to be made and received on the first day of each April and October, commencing on October 1, 2002 and ending on the maturity date. On the last day of each semi-annual interest payment period, the interest payment for the previous six months was to be made based upon the six-month LIBOR rate (in arrears) on that day, plus the applicable spread, as shown in the table below. Since the interest rate was not known until the end of each semi-annual interest period, estimates were used during such period based upon published forward-looking LIBOR rates. Any differences between the estimated interest expense and the actual interest payment were recorded to interest expense at the end of each semi-annual interest period. These interest rate swaps resulted in a reduction to actual interest expense in fiscal 2002 of $4 million.

        The following table outlines the terms of the swap agreements:

Maturity Date	Notional Amount	Receive Fixed Interest Rate	Pay Variable Interest Rate
	(dollars in millions)
April 2009	$150	11 1/8%	Six month LIBOR (in arrears) plus 5.055% spread
April 2009	50	11 1/8%	Six month LIBOR (in arrears) plus 5.098% spread

Total	$200

        Each counterparty to the swap agreements was a lender under our five-year credit facility. Our obligations under these swap agreements was secured on the same basis as our obligations under the five-year credit facility.

        During the period from October 1, 2003 through December 11, 2003, we entered into three interest rate swap agreements each having a notional amount of $50 million and a maturity date of April 2009. These interest rate swap agreements have the same terms as the interest rate swap agreements entered into in April 2002, with the exception of the agreed upon spread of 6.55%, 6.8575% and 6.94%, respectively, that is added to the six month LIBOR (in arrears) used to calculate the variable interest rate that we will pay.

Recent Accounting Pronouncement

FASB Interpretation No. 46

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51," or FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the other equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure and consolidation requirements of FIN 46 for variable interest entities created or acquired subsequent to January 31, 2003 became effective for financial statements issued by us beginning in the second quarter of fiscal 2003. For variable interest entities created or acquired prior to February 1, 2003, the consolidation requirements of FIN 46 become effective for us in the first quarter of fiscal 2004. The adoption of FIN 46 did not have a material effect on our consolidated results of operations, financial position or cash flows.

The Application of Critical Accounting Policies

        Our consolidated financial statements are based on the selection and application of accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to the financial statements. We believe that the following policies may involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results.

Revenue Recognition

        We derive revenue primarily from the sale and service of communication systems and applications. In accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer.

        Our products are sold directly through our worldwide sales force and indirectly through our global network of distributors, dealers, value-added resellers and system integrators. The purchase price of our systems and applications typically includes installation and a warranty of up to one year. Revenue from the direct sales of products that include installation services is recognized at the time the products are installed, after satisfaction of all the terms and conditions of the underlying customer contract. When we provide a combination of products and services to customers, the arrangement is evaluated under Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," or EITF 00-21, which is effective for us for transactions entered into after July 1, 2003. EITF 00-21 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The application of EITF 00-21 did not have a material effect on our consolidated results of operations, financial position or cash flows. Our indirect sales to distribution partners are generally recognized at the time of shipment if all contractual obligations have been satisfied. We accrue a provision for estimated sales returns and other allowances and deferrals as a reduction of revenue at the time of revenue recognition, as required.

        We also derive revenue from: (i) maintenance services, including services provided under contracts and on a time and materials basis; (ii) professional services for customer relationship management, converged voice and data networks, network security, and unified communications; and (iii) outsourcing services for messaging and other parts of communication systems. Maintenance contracts typically have terms that range from one to five years. Contracts for professional services typically have terms that range from two to four weeks for standard solutions and from six months to one year for customized solutions. Contracts for outsourcing services typically have terms that range from one to seven years. Revenue from services performed under outsourcing services arrangements, professional services and services performed under maintenance contracts is deferred and recognized ratably over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and materials basis, revenue is recognized upon performance.

        Most of our sales require judgments principally in the areas of customer acceptance, returns assessments and collectibility. The assessment of collectibility is particularly critical in determining whether or not revenue should be recognized. We assess collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history. In addition, a significant amount of our revenue is generated from sales of product to distributors. As such, our provision for estimated sales returns and other allowances and deferrals requires significant judgment. We provide for estimated sales returns and other allowances and deferrals as a reduction of revenue at the time of revenue recognition, as required. If these estimates, which are based on historical experience, are significantly below the actual amounts, our revenue could be adversely affected.

Collectibility of Accounts Receivable

        In order to record our accounts receivable at their net realizable value, we must assess their collectibility. A considerable amount of judgment is required in order to make this assessment including an analysis of historical bad debts and other adjustments, a review of the aging of our receivables and the current creditworthiness of our customers. We have recorded allowances for receivables which we feel are uncollectible, including amounts for the resolution of potential credit and other collection issues such as disputed invoices, customer satisfaction claims and pricing discrepancies. However, depending on how such potential issues are resolved, or if the financial condition of any of our customers was to deteriorate and their ability to make required payments became impaired, increases in these allowances may be required. We actively manage our accounts receivable to minimize credit risk and as of September 30, 2003, we have no individual customer that constitutes more than 10% of our accounts receivable.

Inventories

        In order to record our inventory at its lower of cost or market, we regularly assess the ultimate realizability of our inventory. We adjust our inventory balance based on historical usage, inventory turnover and product life cycles through the recording of a provision which we include in cost of sales. In certain circumstances such as the introduction of a new product, we may make judgments as to future demand and compare that with the current or committed inventory levels. Where we have determined that the future demand is lower than our current inventory levels, we adjust our inventory balance accordingly. In addition, we have outsourced the manufacturing of substantially all of our ECG and SMBS products. We are not obligated to purchase products from our outsourced manufacturer in any specific quantity, except as we outline in forecasts or orders for products required to be manufactured by the outsourced manufacturer. We may be obligated to purchase certain excess inventory levels from our outsourced manufacturer that could result from our actual sales of product varying from forecast, in which case we may need to record additional inventory provisions in the future.

Deferred Tax Assets

        As of September 30, 2003, we had $439 million in net deferred tax assets resulting from tax credit carryforwards, net operating losses and other deductible temporary differences, which are available to reduce taxable income in future periods. We recorded an increase of $202 million to our net deferred tax assets valuation allowance during fiscal 2003. The increase in the valuation allowance is comprised of an $83 million provision for income taxes to reflect the difference between the actual and expected tax gain associated with the LYONs exchange offer, a $93 million reduction in accumulated other comprehensive loss associated with the minimum pension liability recorded in accordance with SFAS No. 87, "Employers' Accounting for Pensions," and a $3 million adjustment related to the exercise of stock options which served to decrease taxable income for the year. In addition, the valuation allowance balance increased by $32 million related to the reversal of certain deferred tax liabilities related to pre-spin federal income tax audits. The increase in the valuation allowance was partially offset by a $9 million benefit included in the tax provision as a result of having positive book taxable income for the year including certain other tax adjustments. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which place primary importance on a company's cumulative operating results for the current and preceding years.

        We intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal. Although realization is not assured, we have concluded that the remaining net deferred tax assets as of September 30, 2003 will be realized based on the scheduling of deferred tax liabilities and on certain distinct tax planning strategies that we intend to implement in a timely manner, if necessary, which will allow us to recognize the future tax attributes. The amount of net deferred tax assets determined to be realizable was measured by calculating the tax effect of the planning strategies, which include the potential sale of assets and liabilities. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or in future income. If we determine that we will not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets valuation allowance would be charged to income in the period such determination was made.

Long-Lived Assets

        We have recorded property, plant and equipment, intangible assets, and capitalized software costs at cost less accumulated depreciation or amortization. The determination of useful lives and whether or not these assets are impaired involves significant judgment. Goodwill impairment is determined using a two-step approach. The first step of the goodwill test is used to identify potential impairment by comparing the fair value of a reporting unit, which is one level below our operating segments, with its carrying amount, including goodwill. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        We conducted the required annual goodwill impairment review during the fourth quarter of fiscal 2003. Due to upward movement in our stock value we experienced an increase in our market capitalization that positively impacted the fair value of our reporting units as determined in accordance with the provisions of SFAS 142. Updated valuations were completed for all reporting units with goodwill as of September 30, 2003 using a discounted cash flow approach based on forward-looking information regarding market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result, no goodwill impairment charge was recorded in fiscal 2003. A considerable amount of judgment is required in calculating this impairment charge, principally in determining discount rates, market premiums, financial forecasts, and allocation methodology.

Business Restructuring Charges

        During each of fiscal 2002 and 2001, we recorded $201 million and $674 million, respectively, of charges and established related business restructuring reserves related to the outsourcing of certain manufacturing facilities, the acceleration of our restructuring plan originally adopted in September 2000, and our efforts to improve our business performance in response to the continued industry-wide slowdown. These reserves include estimates related to employee separation costs, lease termination obligations and other exit costs. In fiscal years 2003, 2002 and 2001, we reversed $21 million, $20 million and $35 million, respectively, of business restructuring reserves primarily related to fewer involuntary employee separations than originally anticipated.

        Estimates used to establish reserves related to real estate lease obligations have been reduced for sublease income that we believe is probable. Because certain of our real estate lease obligations extend for many years past fiscal 2003, assumptions were made as to the timing, availability and amount of sublease income that we expect to receive. In making these assumptions, we considered many variables such as the vacancy rates of commercial real estate in the local markets and the market rate for sublease rentals. Because we are required to project sublease income for many years into the future, our estimates and assumptions regarding the commercial real estate market that we used to calculate future sublease income may be materially different from actual sublease income. If our sublease income estimates were too high, we would incur additional real estate lease obligation charges. Conversely, if our sublease income estimates were too low, we would be required to reverse charges and recognize income.

Pension and Postretirement Benefit Costs

        We maintain defined benefit pension plans covering the majority of our employees and retirees, and postretirement benefit plans for retirees that include healthcare benefits and life insurance coverage. In fiscal 2003, we adopted amendments to our pension and postretirement plans. Effective December 31, 2003, we froze the benefit accruals and additional participation in our plans for our management employees. We also enhanced our 401(k) savings plan for our management employees effective January 1, 2004. The changes in the pension and postretirement plans were accounted for as curtailments in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Effective June 1, 2003, we entered into new collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers, which included pension increases and postretirement healthcare limitation increases over the term of the 3 year agreements. Additionally, we provided current retirees of the management pension plan with a one-time opportunity to take a full or partial lump sum distribution from the plan with a payout date of December 1, 2003.

        Our pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate and expected long-term rate of return on plan assets. Material changes in our pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, and changes in asset levels.

        The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Based on the expected duration of the benefit payments for our pension plans, we refer to applicable indices such as the Moody's AA Corporate Bond Index and the Salomon Brothers Pension Discount Curve to select a rate at which we believe the pension benefits could be effectively settled. Based on the published rates as of September 30, 2003, we used a discount rate of 6.0%, a decline of 50 basis points from the 6.5% rate used in fiscal year 2002. This had the effect of increasing our accumulated pension benefit obligation by approximately $178 million for the fiscal year ended September 30, 2003, and increasing our estimated pension expense for fiscal 2004 by $10 million.

        The expected long-term rate of return on pension plan assets is selected by taking into account the expected duration of the projected benefit obligation for the plans, the asset mix of the plans, and the fact that the plan assets are actively managed. The forward-looking assumptions underlying our expected long-term rate of return are developed by our investment adviser and reviewed by us for reasonableness. The return and risk assumptions consider such factors as expected future earnings growth, dividend yields and inflation rates. The returns are reviewed for reasonableness by comparison to published long-term historical market returns. Based on these factors, our expected long-term rate of return as of September 30, 2003 is 9%, consistent with the prior year. A 25 basis point change in the expected long-term rate of return would result in approximately a $7 million change in our pension expense.

        Avaya employs an asset allocation strategy whereby the assets in our portfolio are periodically rebalanced to maintain the desired target asset mix. Therefore, the actual asset allocation does not stray significantly from the targeted asset allocation. Based on our asset allocation strategy, and the correlation of the asset classes in our portfolio, the variability of returns around the mean, as measured by standard deviation, is approximately 9 percentage points. Therefore, in a normal probability distribution, about two-thirds of our returns will fall between plus and minus one standard deviation (9 percentage points) from the mean.

        The market-related value of our plan assets is developed using a 5-year smoothing technique. The market-related value as of the measurement date is calculated as follows: (1) A preliminary market-related value is calculated by adjusting the market-related value at the beginning of the year for payments to and from plan assets and the expected return on assets during the year. The expected return on assets represents the expected long-term rate of return on plan assets adjusted plus or minus 2% based on the actual 10-year average rate of return on plan assets. (2) The final market-related value is determined as the preliminary market-related value from (1) above, plus 20% of the difference between the actual return and expected return for each of the past five years.

        For the fiscal year ended September 30, 2003, we recorded a net pension credit of $8 million, which included a $31 million curtailment gain from freezing management pension benefit accruals, and a $7 million charge for special termination benefits offered to represented employees as a result of the new collective bargaining agreements. We also recorded a net postretirement benefit expense of $18 million, which included a $15 million gain related to the curtailment. During fiscal 2003, the projected benefit obligation decreased by $55 million as a result of the amendments to our pension plan for the curtailment of benefit accruals, the new collective bargaining agreements, and the lump sum distribution for our retirees. The projected postretirement benefit obligation increased by $98 million as a result of the amendment to our postretirement plan for the collective bargaining agreements.

        On September 30, 2003, our annual measurement date, the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an unfunded accumulated benefit obligation). This difference reflects an increase in the accumulated benefit obligation that resulted from a decrease in the interest rate used to discount the projected benefit obligation to its present settlement amount. The unfunded accumulated benefit obligation exceeded our accrued pension liability by $813 million, an increase of $265 million from September 30, 2002. As a result, in accordance with SFAS 87, we recorded an adjustment to increase the additional minimum pension liability from $548 million at September 30, 2002 to $813 million at September 30, 2003. This resulted in a $237 million increase to accumulated other comprehensive loss from $513 million at September 30, 2002 to $750 million at September 30, 2003, and a $28 million increase to intangible assets from $35 million at September 30, 2002 to $63 million at September 30, 2003. The charge to stockholders' equity represents a net loss not yet recognized as pension expense.

Commitments and Contingencies

        We are subject to legal proceedings related to environmental, product, employment, intellectual property, licensing and other matters. In addition, we are subject to indemnification and liability sharing claims by Lucent under the terms of the Contribution and Distribution Agreement. In order to determine the amount of reserves required, we assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required for these contingencies is made after analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy. Assessing the adequacy of any reserve for matters for which we may have to indemnify Lucent is especially difficult, as we do not control the defense of those matters. In addition, estimates are made for our repurchase obligations related to products sold to various distributors who obtain financing from certain third party lending institutions.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Avaya Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of comprehensive loss, and of cash flows present fairly, in all material respects, the financial position of Avaya Inc. and its subsidiaries (the "Company") at September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP Florham Park, New Jersey October 21, 2003, except for Notes 6,12,13,16 and 20 as to which the date is February 10, 2004

AVAYA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions, except per share amounts)

	Year Ended September 30,
	2003	2002	2001
REVENUE
Products	$1,880	$2,208	$3,037
Services	1,916	2,179	2,436

	3,796	4,387	5,473

COSTS
Products	944	1,168	1,406
Services	1,213	1,355	1,708

	2,157	2,523	3,114

GROSS MARGIN	1,639	1,864	2,359

OPERATING EXPENSES
Selling, general and administrative	1,245	1,502	1,921
Business restructuring charges (reversals) and related expenses, net	(5)	209	837
Goodwill and intangibles impairment charge	—	71	—
Research and development	336	436	536
Purchased in-process research and development	—	—	32

TOTAL OPERATING EXPENSES	1,576	2,218	3,326

OPERATING INCOME (LOSS)	63	(354)	(967)
Other income (expense), net	(29)	1	31
Interest expense	(78)	(51)	(37)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(44)	(404)	(973)

Provision (benefit) for income taxes	84	273	(373)
LOSS FROM CONTINUING OPERATIONS	(128)	(677)	(600)
DISCONTINUED OPERATIONS
Income from discontinued operations	49	3	403
Provision (benefit) for income taxes	9	(8)	155

INCOME FROM DISCONTINUED OPERATIONS	40	11	248

NET LOSS	$(88)	$(666)	$(352)

Net Loss Available to Common Stockholders:
Loss from continuing operations	$(128)	$(677)	$(600)
Accretion of Series B preferred stock	—	(12)	(27)
Conversion charge related to Series B preferred stock and warrants	—	(125)	—

Loss from continuing operations available to common stockholders	(128)	(814)	(627)
Income from discontinued operations	40	11	248

Net loss available to common stockholders	$(88)	$(803)	$(379)

Earnings (Loss) Per Common Share—Basic and Diluted:
Loss per share from continuing operations	$(0.34)	$(2.47)	$(2.20)
Earnings per share from discontinued operations	0.11	0.03	0.87

Net loss	$(0.23)	$(2.44)	$(1.33)

See Notes to Consolidated Financial Statements.

AVAYA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in millions, except per share amounts)

	As of September 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$1,192	$597
Receivables, less allowances of $86 and $118 as of September 30, 2003 and 2002, respectively	642	833
Inventory	264	339
Deferred income taxes, net	69	160
Other current assets	190	198
Current assets of discontinued operations	212	176

TOTAL CURRENT ASSETS	2,569	2,303

Property, plant and equipment, net	604	693
Deferred income taxes, net	370	372
Goodwill	146	144
Other assets	178	176
Other assets of discontinued operations	190	209

TOTAL ASSETS	$4,057	$3,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$305	$374
Business restructuring reserve	66	170
Payroll and benefit obligations	261	298
Deferred revenue	137	91
Other current liabilities	312	321
Current liabilities of discontinued operations	88	70

TOTAL CURRENT LIABILITIES	1,169	1,324

Long-term debt	953	933
Benefit obligations	1,224	1,110
Other liabilities	490	520
Other liabilities of discontinued operations	21	10

TOTAL NON-CURRENT LIABILITIES	2,688	2,573

Commitments and contingencies
STOCKHOLDERS' EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 419,434,414 and 364,752,178 issued (including 878,254 and 557,353 treasury shares) as of September 30, 2003 and 2002, respectively	4	4
Additional paid-in capital	2,151	1,693
Accumulated deficit	(1,270)	(1,182)
Accumulated other comprehensive loss	(679)	(512)
Less treasury stock at cost	(6)	(3)

TOTAL STOCKHOLDERS' EQUITY	200	—

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,057	$3,897

See Notes to Consolidated Financial Statements.

AVAYA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND OF COMPREHENSIVE LOSS

(dollars in millions)

	Year Ended September 30,
	2003	2002	2001
COMMON STOCK:
Beginning balance	$4	$3	$3
Issuance of stock	—	1	—

Ending balance	$4	$4	$3

ADDITIONAL PAID-IN CAPITAL:
Beginning balance	$1,693	$905	$825
Issuance of warrants	5	—	32
Issuance of common stock for options exercised	—	2	7
Issuance of common stock to employees under the stock purchase plan	16	18	33
Issuance of other stock unit awards	31	24	28
Issuance of common stock in connection with Warburg transactions	—	628	—
Issuance of common stock in connection with the LYONs Exchange Offer, net of tax	57	—	—
Issuance of common stock through public offering	349	112	—
Other stock transactions	—	4	22
Adjustment to Lucent capital contribution	—	—	(42)

Ending balance	$2,151	$1,693	$905

ACCUMULATED DEFICIT:
Beginning balance	$(1,182)	$(379)	$—
Preferred stock accretion	—	(12)	(27)
Preferred stock conversion and exercise of warrants charge	—	(125)	—
Net loss	(88)	(666)	(352)

Ending balance	$(1,270)	$(1,182)	$(379)

ACCUMULATED OTHER COMPREHENSIVE LOSS:
Beginning balance	$(512)	$(46)	$(64)
Foreign currency translation	70	47	18
Minimum pension liability	(237)	(513)	—
Tax effect of minimum pension liability	93	202	—
Valuation allowance related to minimum pension liability	(93)	(202)	—

Ending balance	$(679)	$(512)	$(46)

TREASURY STOCK:
Beginning balance	$(3)	$(2)	$—
Purchase of treasury stock at cost	(3)	(1)	(2)

Ending balance	$(6)	$(3)	$(2)

TOTAL STOCKHOLDERS' EQUITY	$200	$—	$481

COMPREHENSIVE LOSS:
Net loss	$(88)	$(666)	$(352)
Minimum pension liability, net of tax and valuation allowance	(237)	(513)	—
Foreign currency translations	70	47	18

Comprehensive loss	$(255)	$(1,132)	$(334)

See Notes to Consolidated Financial Statements.

AVAYA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended September 30,
	2003	2002	2001
OPERATING ACTIVITIES:
Net loss	$(88)	$(666)	$(352)
Less: Income (loss) from discontinued operations, net	40	11	248

Income (loss) from continuing operations	(128)	(677)	(600)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Business restructuring charges, net of reversals	(21)	188	659
Depreciation and amortization	171	196	236
Provision for uncollectible receivables	12	55	42
Deferred income taxes	(41)	(121)	(264)
Deferred tax asset valuation allowance	109	364	—
Gain on curtailment of pension and postretirement plans	(46)	—	—
Loss on extinguishment of debt, net	34	—	—
Lucent securities litigation charge	25	—	—
Amortization of restricted stock units	31	23	10
Impairment of goodwill, intangible assets and investments	—	88	—
Purchased in-process research and development	—	—	32
Adjustments for other non-cash items, net	8	53	15
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	184	458	(91)
Inventory	77	89	(9)
Accounts payable	(80)	(235)	(73)
Payroll and benefits, net	(34)	(74)	(221)
Voluntary pension contribution	(105)	—	—
Business restructuring reserve	(83)	(187)	(327)
Deferred revenue	22	(98)	(132)
Other assets and liabilities	5	(70)	31

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	140	52	(692)

INVESTING ACTIVITIES:
Capital expenditures	(57)	(104)	(315)
Proceeds from the sale of property, plant and equipment	21	5	108
Acquisition of businesses, net of cash acquired	—	(6)	(120)
Other investing activities, net	5	3	(12)

NET CASH USED FOR INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	(31)	(102)	(339)

FINANCING ACTIVITIES:
Issuance of convertible participating preferred stock	—	—	368
Issuance of warrants	—	—	32
Issuance of common stock	368	235	40
Net decrease in commercial paper	—	(432)	(348)
Issuance of long-term borrowings	216	895	—
Repayment of long-term borrowings	(156)	—	(9)
Payment of issuance costs related to debt and equity offerings	(9)	(29)	—
Borrowings (repayments) under the credit facility	—	(200)	200
Proceeds from (termination of) accounts receivable securitization	—	(200)	200
Other financing activities, net	2	(14)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	421	255	483

Effect of exchange rate changes on cash and cash equivalents	11	3	(6)

Net increase (decrease) in cash and cash equivalents from continuing operations	541	208	(554)
Net increase (decrease) in cash and cash equivalents from discontinued operations	54	139	533
Cash and cash equivalents at beginning of fiscal year	597	250	271

Cash and cash equivalents at end of fiscal year	$1,192	$597	$250

See Notes to Consolidated Financial Statements.

AVAYA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Description of Business

        Avaya Inc. (the "Company" or "Avaya") provides communication systems, applications and services for enterprises, including businesses, government agencies and other organizations. The Company's product offerings include Internet Protocol ("IP") telephony systems that converge voice, data and other traffic across a single unified network, traditional voice communication systems, contact center infrastructure and applications in support of customer relationship management and unified communications applications. The Company supports its broad customer base with comprehensive global service offerings that enable customers to plan, design, implement and manage their communications networks.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Avaya and its subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

        The consolidated financial statements and related disclosures are prepared in conformity with accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. These estimates include assessing the collectibility of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, restructuring reserves, pension and postretirement obligations, and useful lives and impairment of tangible and intangible assets, among others. The markets for the Company's products are characterized by intense competition, rapid technological development and frequent new product introductions, all of which could affect the future realizability of the Company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ from these estimates.

Foreign Currency Translation

        Balance sheet accounts of the Company's foreign operations are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period. Translation gains or losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive loss in stockholders' equity. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity's functional currency, are included in the Consolidated Statements of Operations.

Revenue Recognition

        The Company derives revenue primarily from the sale and service of communication systems and applications. In accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer.

        The Company's products are sold directly through our worldwide sales force and indirectly through our global network of distributors, dealers, value-added resellers and system integrators. The purchase price of the Company's systems and applications typically includes installation and a warranty for up to one year. Revenue from the direct sales of products that include installation services is recognized at the time the products are installed, after satisfaction of all the terms and conditions of the underlying customer contract. When the Company provides a combination of products and services to customers, the arrangement is evaluated under Emerging Issues Task Force Issue ("EITF") No. 00-21, "Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"), which is effective for the Company for transactions entered into after July 1, 2003. EITF 00-21 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The application of EITF 00-21 did not have a material effect on the Company's consolidated results of operations, financial position or cash flows. The Company's indirect sales to distribution partners are generally recognized at the time of shipment if all contractual obligations have been satisfied. The Company accrues a provision for estimated sales returns and other allowances and deferrals as a reduction of revenue at the time of revenue recognition, as required.

        The Company also derives revenue from: (i) maintenance services, including services provided under contracts and on a time and materials basis; (ii) professional services for customer relationship management, converged voice and data networks, network security, and unified communications; and (iii) outsourcing services for messaging and other parts of communication systems. Maintenance contracts typically have terms that range from one to five years. Contracts for professional services typically have terms that range from two to four weeks for standard solutions and from six months to one year for customized solutions. Contracts for outsourcing services typically have terms that range from one to seven years. Revenue from services performed under outsourcing services arrangements, professional services and services performed under maintenance contracts is deferred and recognized ratably over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and materials basis, revenue is recognized upon performance.

Research and Development Costs and Software Development Costs

        Research and development costs are charged to expense as incurred. The costs incurred for the development of computer software that will be sold, leased or otherwise marketed, however, are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overhead.

        Amortization of capitalized software development costs begins when the product is available for general release to customers. Amortization is recognized on a product-by-product basis on the greater of either the ratio of current gross revenues to the total of current and anticipated future gross revenues, or the straight-line method over a period of up to three years. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. As of September 30, 2003 and 2002, the Company had unamortized software development costs of $43 million and $47 million, respectively.

Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. These short-term investments are stated at cost, which approximates market value. The Company's cash and cash equivalents are invested in various investment grade institutional money market accounts.

Inventory

        Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using a straight-line method over the estimated useful lives of the various asset classes. Estimated lives range from three to 10 years for machinery and equipment, and up to 40 years for buildings.

        Major improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the Consolidated Balance Sheets and any gain or loss is reflected in the Consolidated Statements of Operations.

        Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three to seven years. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. As of September 30, 2003 and 2002, the Company had unamortized internal use software costs of $86 million and $60 million, respectively.

        In the first quarter of fiscal 2003, the Company changed the estimated useful life of certain internal use software that is currently in service from seven to five years since a newer version of the software is expected to be implemented in fiscal 2004, which is two years earlier than originally anticipated. This change increased amortization expense, net of tax, by approximately $9 million, equivalent to $0.02 per basic and diluted share, for the fiscal year ended September 30, 2003.

        In the second quarter of fiscal 2002, the Company changed the estimated useful life of certain internal use software from three to seven years to reflect actual experience as a stand-alone company based on the utilization of such software. This change lowered amortization expense, net of tax, by approximately $8 million, equivalent to $0.02 per basic and diluted share, for the fiscal year ended September 30, 2002.

Goodwill, Other Intangible and Long-lived Assets

        Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") in October 2001. Goodwill and certain other intangible assets having indefinite lives, which were previously amortized on a straight-line basis over the periods benefited, are no longer being amortized to earnings, but instead are subject to periodic testing for impairment. Intangible assets determined to have definite lives are amortized over their remaining useful lives. Goodwill of a reporting unit, which is one level below the Company's operating segments, is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount.

        Goodwill impairment is determined using a two-step approach. The first step of the goodwill test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        Intangible and other long-lived assets are reviewed for impairment whenever events such as product discontinuance, plant closures, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. In reviewing for impairment, the Company compares the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets' fair value and their carrying value.

Investments

        The Company's investment portfolio consists primarily of investments accounted for under the cost and equity methods that are generally concentrated in the emerging communications technology industry. The carrying value of these investments is included in other assets. The Company's share of earnings or losses from equity method investments is recorded in other income (expense), net. All investments are periodically reviewed for impairment and a write down is recorded whenever declines in fair value below carrying value are considered to be other than temporary. In making this determination, the Company considers, among other factors, sustained decreases in quoted market prices and a series of historic and projected operating losses by the investee. If the decline in fair value is determined to be other than temporary, an impairment loss is recorded and the respective investment is written down to an adjusted carrying value. As of September 30, 2003 and 2002, the Company had investments of $10 million and $12 million, respectively. In fiscal 2002, the Company recorded impairment charges of $17 million in other income (expense), net related to investments accounted for under the cost method, after the Company determined the investments were permanently impaired.

Financial Instruments

        The Company uses various financial instruments, including interest rate swap agreements and foreign currency forward and option contracts, to manage and reduce risk to the Company by generating cash flows which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Company's derivative financial instruments are used as risk management tools and not for speculative or trading purposes. Although not material, these derivatives represent assets and liabilities and are classified as other current assets or other current liabilities on the accompanying Consolidated Balance Sheets, except for the interest rate swaps discussed below. Gains and losses on the changes in the fair values of the Company's derivative instruments are included in other income (expense), net.

        As permitted under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), the Company has elected not to designate its forward and option contracts as hedges thereby precluding the use of hedge accounting for these instruments. Such treatment could result in a gain or loss from fluctuations in exchange rates related to a derivative contract which is different from the loss or gain recognized from the underlying forecasted transaction. However, the Company has procedures to manage risks associated with its derivative instruments, which include limiting the duration of the contracts, typically six months or less, and the amount of the underlying exposures that can be economically hedged. Historically, the gains and losses on these transactions have not been significant.

        In April 2002, the Company entered into two interest rate swap agreements with a total notional amount of $200 million that qualify and are designated as fair value hedges in accordance with SFAS 133. These arrangements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal. Net amounts paid or received are reflected as adjustments to interest expense. The Company records the fair market value of the swaps as other assets along with a corresponding increase to the hedged debt, both of which are recorded through other income (expense), net. In December 2002, the Company cancelled the interest rate swap agreements. The cancellation resulted in a $19 million deferred gain, which is being recognized as a reduction to interest expense over the remaining term to maturity of the Senior Secured Notes. See Note 10—Derivatives and Other Financial Instruments for a further discussion.

        The Company also utilizes non-derivative financial instruments including letters of credit and commitments to extend credit.

Business Restructuring Charges and Related Expenses

        The Company accounts for exit or disposal activities initiated after December 31, 2002, in accordance with SFAS No. 146, "Accounting For Costs Associated With Exit Or Disposal Activities" ("SFAS 146"). Prior to December 31, 2002, the Company accounted for its restructuring activities in accordance with EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The principle difference between SFAS 146 and EITF 94-3 is that SFAS 146 requires that a liability for exit or disposal activities be recognized when the liability is incurred, whereas under EITF 94-3, a liability was recognized at the date an entity committed to an exit plan.

        In accordance with SFAS 146, a business restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business or the manner in which that business is conducted. Business restructuring charges include (i) one-time termination benefits related to employee separations, (ii) contract termination costs, and (iii) other associated costs such as consolidating or closing facilities and relocating employees.

        A liability is recognized and measured at its fair value for one-time termination benefits once the plan of termination is communicated to employees and it meets all of the following criteria: (i) management commits to a plan of termination, (ii) the plan identifies the number of employees to be terminated, their job classifications or functions, locations and the expected completion date, (iii) the plan establishes the terms of the benefit arrangement, and (iv) it is unlikely that significant changes to the plan will be made or the plan will be withdrawn. Contract termination costs include costs to terminate a contract or costs that will continue to be incurred under the contract without benefit to the Company. A liability is recognized and measured at its fair value when the Company either terminates the contract or ceases using the rights conveyed by the contract. A liability is recognized and measured at its fair value for other associated costs in the period in which the liability is incurred.

        The Company periodically evaluates its business restructuring reserve to ensure that any accrued amount no longer needed for its originally intended purpose is reversed in a timely manner. A reversal of the liability, if any, is recorded through the same statement of operations line item that was used when the liability was initially recorded.

Pension and Postretirement Benefit Obligations

        The Company maintains defined benefit pension plans covering the majority of its employees, which provide benefit payments to vested participants upon retirement. The Company also provides certain postretirement healthcare and life insurance benefits to eligible employees. The plans use different factors, including age, years of service, and eligible compensation, to determine the benefit amount for eligible participants. The Company funds its pension plans in compliance with applicable law. See Note 14—Benefit Obligations, for a discussion of amendments made to the Company's pension and postretirement plans which froze benefits accruals and additional participation in the plans for its management employees, effective December 31, 2003.

Stock Compensation

        The Company's employees participate in stock option plans, which are described more fully in Note 15—Stock Compensation Plans. The Company applies the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for such stock compensation. Accordingly, no stock-based employee compensation cost related to stock options is reflected in the Company's Statements of Operations, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company records compensation expense for the amortization of restricted stock units issued to employees based on the fair market value of the restricted stock units at the date of grant over the vesting period, which is typically three years. The following table illustrates the effect on net loss available to common stockholders and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions, except per share amounts)
Net loss available to common stockholders, as reported	$(88)	$(803)	$(379)
Total stock-based employee compensation income (expense) determined under fair value based method, net of related tax effect	39	(35)	(77)

Pro forma net loss available to common stockholders	$(49)	$(838)	$(456)

Loss per share—Basic and Diluted
As reported	$(0.23)	$(2.44)	$(1.33)
Pro forma	$(0.13)	$(2.54)	$(1.60)

        The fair value of stock options used to compute pro forma net loss resulted in additional income in fiscal 2003 because a substantial number of previously granted options had been forfeited/expired and the cumulative reversal of pro forma expense related to these options exceeded the pro forma expense related to the remaining outstanding options.

        The fair value of stock options used to compute pro forma net loss disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended September 30,
	2003	2002	2001
WEIGHTED AVERAGE ASSUMPTIONS
Dividend yield	0%	0%	0%
Expected volatility	75.0%	61.5%	50.4%
Risk-free interest rate	2.7%	4.3%	5.7%
Expected holding period (in years)	3.8	3.9	3.3

Income Taxes

        Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statement of Operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Other Comprehensive Income (Loss)

        Other comprehensive income (loss) is recorded directly to a separate section of stockholders' equity in accumulated other comprehensive loss and includes unrealized gains and losses excluded from the Consolidated Statements of Operations. These unrealized gains and losses consist of adjustments to the minimum pension liability, net of income taxes, and foreign currency translation, which are not adjusted for income taxes since they primarily relate to indefinite investments in non-U.S. subsidiaries.

The minimum pension liability adjustment represents the excess of the additional pension liability over the unrecognized prior service cost.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

3.     Recent Accounting Pronouncement

FASB Interpretation No. 46

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the other equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure and consolidation requirements of FIN 46 for variable interest entities created or acquired subsequent to January 31, 2003 became effective for financial statements issued by the Company beginning in the second quarter of fiscal 2003. For variable interest entities created or acquired prior to February 1, 2003, the consolidation requirements of FIN 46 become effective for the Company in the first quarter of fiscal 2004. The adoption of FIN 46 did not have a material effect on the Company's consolidated results of operations, financial position or cash flows.

4.     Goodwill and Intangible Assets

        In connection with the Company's adoption of SFAS 142 on October 1, 2001, the Company reviewed the classification of its goodwill and other intangible assets, reassessed the useful lives previously assigned to other intangible assets, and discontinued amortization of goodwill. The Company also tested goodwill for impairment by comparing the fair values of the Company's reporting units to their carrying values as of October 1, 2001 and determined that there was no goodwill impairment at that time. Based on this review, as of September 30, 2001, the Company classified $175 million as goodwill, $78 million as intangible assets, net and $2 million as other assets. The Company did not identify any intangible assets having indefinite lives.

        The Company conducted the required annual impairment review during the fourth quarter of fiscal 2003 and 2002. Updated valuations were completed for all reporting units with goodwill as of September 30, 2003 and 2002 using a discounted cash flow approach based on forward-looking information regarding market shares, revenues and costs for each reporting unit as well as appropriate discount rates. For fiscal 2003, the Company did not identify any goodwill impairment. For fiscal 2002, due to a significant downward movement in the U.S. stock market and, in particular, communications technology stocks, the Company experienced a decline in its market capitalization that negatively impacted the fair value of its reporting units. As a result, the Company recorded a goodwill impairment charge of $44 million as an operating expense in fiscal 2002 related to its Small and Medium Business Solutions ("SMBS") operating segment.

        The changes in the carrying value of goodwill for fiscal 2003 and 2002 by operating segment are as follows:

	Enterprise Communications Group	Small and Medium Business Solutions	Total
	(dollars in millions)
Balance as of September 30, 2001	$108	$67	$175
Goodwill acquired	6	—	6
Purchase accounting adjustment	5	—	5
Impact of foreign currency exchange rate fluctuations	(1)	3	2
Impairment loss	—	(44)	(44)

Balance as of September 30, 2002	$118	$26	$144
Impact of foreign currency exchange rate fluctuations	—	2	2

Balance as of September 30, 2003	$118	$28	$146

        For the fiscal year ended September 30, 2001, goodwill amortization, net of tax, amounted to $38 million. If the Company had adopted SFAS 142 at the beginning of fiscal 2001 and discontinued goodwill amortization, the Company's net loss and loss per common share on a pro forma basis would have been as follows:

Year Ended September 30, 2001
Pro Forma Results
(dollars in millions, except per share amounts)
Net loss, as reported	$(352)
Goodwill amortization, net of tax	38

Adjusted net loss	(314)
Accretion of Series B preferred stock	(27)

Adjusted loss available to common stockholders	$(341)

Adjusted loss per common share:
Basic and Diluted	$(1.20)

        The Company includes its acquired intangible assets with definitive lives in other assets on the Consolidated Balance Sheets. As of September 30, 2003 and 2002, such amortized intangible assets included existing technology and amounted to $6 million and $18 million, net of accumulated amortization of $117 million and $105 million, respectively.

        Acquired intangible assets with definite lives are amortized over a period of three to six years. Amortization expense for such intangible assets was $12 million, $35 million and $32 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Foreign currency exchange rate fluctuations accounted for a minimal decrease in intangibles assets, net as of September 30, 2003, and a $2 million increase as of September 30, 2002. As of September 30, 2003, the Company estimates remaining amortization expense to be $4 million in 2004 and $2 million in 2005.

        In addition, included in other assets in the Consolidated Balance Sheets as of September 30, 2003 and 2002 is an intangible asset of $63 million and $35 million, respectively, representing unrecognized prior service costs associated with the recording of a minimum pension liability in fiscal 2003 and 2002. This intangible asset may be eliminated or adjusted as necessary when the amount of minimum pension liability is reassessed, which is conducted at least annually. Based on the Company's fiscal 2003 annual assessment of its minimum pension liability, the intangible asset increased by $28 million.

        As a result of the significant downturn in the communications technology industry, the Company noted a steep decline in the marketplace assumptions for virtual private networks in the fourth quarter of fiscal 2002 as compared with the assumptions used when Avaya acquired this existing technology through its acquisition of VPNet Technologies, Inc. ("VPNet") in February 2001. These circumstances caused the Company to review the recoverability of its acquired intellectual property and trademarks. The Company applied the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") to its intangible assets with definite lives and determined that the carrying value of these assets was impaired. Accordingly, the Company recorded a $27 million intangibles impairment charge as an operating expense in fiscal 2002 to write-down the carrying value of these intangible assets to an amount representing their discounted future cash flows. At the same time, the Company removed $49 million from its Consolidated Balance Sheet representing the gross carrying amount and accumulated amortization of the related impaired intangible assets. The $27 million impairment charge, which was recorded as accumulated amortization on the Consolidated Balance Sheet, was attributed $24 million to Enterprise Communications Group ("ECG") and $3 million to SMBS.

5.     Business Combinations and Other Transactions

Acquisitions

        The following table presents historical information about certain acquisitions made by the Company during fiscal 2001. These acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included existing technology, purchased in-process research and development ("IPR&D") and other intangibles. The consolidated financial statements include the results of operations and the estimated fair values of the assets and liabilities assumed from the respective dates of acquisition. All charges related to the write-off of purchased IPR&D were recorded in the quarter in which the transaction was completed. There were no material acquisitions accounted for under the purchase method in fiscal 2003 and 2002.

			Allocation of Purchase Price(1)				Amortization Period (in years)
	Acquisition Date	Purchase Price	Goodwill	Existing Technology	Other Intangibles	Purchased IPR&D	Existing Technology	Other Intangibles
		(dollars in millions)
Quintus(2)	April 11, 2001	$29	$11	$9	$—	$1	3	3
VPNet(3)	February 6, 2001	$117	$60	$30	$6	$31	5	5

(1)
Excludes amounts allocated to specific tangible assets and liabilities. All amounts reflect the historical carrying values from the date of acquisition, adjusted to reflect the Company's review of the classification of its goodwill and intangible assets in connection with its adoption of SFAS 142 in fiscal 2002.

(2)
Acquisition of substantially all of the assets, including $10 million of cash acquired, and the assumption of $20 million of certain liabilities of Quintus Corporation ("Quintus"), a provider of comprehensive electronic customer relationship management solutions. The Company paid $29 million in cash for these assets. As a result of finalizing acquisition related liabilities, a purchase accounting adjustment was recorded in fiscal 2002 that increased the historical carrying value of goodwill by $5 million.

(3)
Acquisition of VPNet, a privately held distributor of virtual private network solutions and devices. The total purchase price of $117 million was paid in cash and stock options. In fiscal 2002, the

  Company recorded a goodwill and intangibles impairment charge, which included $21 million in existing technology and $3 million in other intangibles related to the VPNet acquisition. This impairment charge is not reflected in the allocation of purchase price.

        Included in the purchase price for each of the above acquisitions was purchased IPR&D. At the date of each acquisition, the IPR&D projects had not yet reached technological feasibility and had no future alternative use. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. The charge related to VPNet purchased IPR&D was not tax-deductible. The remaining purchase price was allocated to tangible and intangible assets, goodwill, and existing technology, less liabilities assumed.

        The value allocated to purchased IPR&D for the acquisitions was determined using an income approach. This involved estimating the fair value of the IPR&D, using the present value of the estimated after-tax cash flows expected to be generated by the purchased IPR&D, using risk-adjusted discount rates and revenue forecasts as appropriate. Where appropriate, the Company deducted an amount reflecting the contribution of the core technology from the anticipated cash flows from an IPR&D project. The selection of the discount rate was based on consideration of the Company's weighted average cost of capital, as well as other factors, including the useful life of each technology, profitability levels of each technology, the uncertainty of technological advances that were known at the time, and the stage of completion of each technology. The Company believes that the estimated IPR&D amounts so determined represent the fair value and do not exceed the amount a third party would have paid for the projects.

        Revenue forecasts were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets were deducted from estimated revenue to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenue and costs to complete the purchased IPR&D.

        Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions. Actual results could differ from these amounts.

Other Transactions

        Aircraft Sale-Leaseback—In June 2001, the Company sold a corporate aircraft for approximately $34 million and subsequently entered into an agreement to lease it back over a five-year period. In March 2002, the Company elected to terminate the aircraft sale-lease-back agreement and, pursuant to the terms of the agreement, purchased the aircraft in April 2002 from the lessor for a purchase price equal to the unamortized lease balance of approximately $33 million.

        Outsourcing of Certain Manufacturing Facilities—In May 2001, the Company closed the first phase of a five-year strategic manufacturing agreement to outsource most of the manufacturing operations related to its ECG and SMBS segments to Celestica Inc. ("Celestica"). The Company received $200 million in proceeds for assets transferred to Celestica and deferred $100 million of these proceeds, which are being recognized on a straight-line basis over the term of the agreement. As of September 30, 2003 and 2002, the unamortized portion of these proceeds amounted to $20 million in other current liabilities for both periods and $30 million and $52 million in other liabilities, respectively. The remaining phases of the transaction, which included closing the Shreveport, Louisiana facility, were completed in the first quarter of fiscal 2002.

        See Note 20—Subsequent Events for disclosure regarding the sale of Connectivity Solutions and the acquisition of Expanets.

6.     Supplementary Financial Information

Statements of Operations Information

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions)
DEPRECIATION AND AMORTIZATION:
INCLUDED IN COSTS:
Amortization of software development costs	$25	$20	$24
INCLUDED IN SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Amortization of goodwill	—	—	40
Amortization of intangible assets	12	35	32
INCLUDED IN COSTS AND OPERATING EXPENSES:
Depreciation and amortization of property, plant and equipment and internal use software	134	141	140

Total depreciation and amortization	$171	$196	$236

OTHER INCOME (EXPENSE), NET
Loss on foreign currency transactions	$(1)	$(2)	$(3)
Gain on assets sold	14	2	6
Interest income	15	20	27
Impairment of investments	—	(17)	—
Loss on long-term debt extinguishment, net	(34)	—	—
Lucent securities litigation charge	(25)	—	—
Miscellaneous, net	2	(2)	1

Total other income (expense), net	$(29)	$1	$31

Balance Sheet Information

        VALUATION AND QUALIFYING ACCOUNT

Allowance for Doubtful Accounts	Balance at Beginning of Period	Charged to Costs & Expenses	Deductions	Balance at End of Period
Fiscal 2003	$24	$12	$23	$13
Fiscal 2002	53	55	84	24
Fiscal 2001	42	42	31	53

	As of September 30,
	2003	2002
	(dollars in millions)
INVENTORY
Finished goods	$198	$256
Work in-process and raw materials	66	83

Total inventory	$264	$339

PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements	$30	$36
Buildings and improvements	361	399
Machinery and equipment	651	658
Assets under construction	7	13
Internal use software	141	102

Total property, plant and equipment	1,190	1,208
Less: Accumulated depreciation and amortization	(586)	(515)

Property, plant and equipment, net	$604	$693

Supplemental Cash Flow Information

	Year Ended September 30,
	2002	2001
	(dollars in millions)
ACQUISITION OF BUSINESSES:
Fair value of assets acquired, net of cash acquired	$8	$192
Less: Fair value of liabilities assumed	(2)	(72)

Acquisition of businesses, net of cash acquired	$6	$120

        In the second quarter of fiscal 2001, the Company paid off $9 million of debt assumed from its acquisition of VPNet.

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions)
OTHER PAYMENTS:
Interest payments, net of amounts capitalized	$52	$8	$41

Income tax payments	$17	$20	$66

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions)
NON-CASH TRANSACTIONS:
Issuance of common stock in connection with the LYONs Exchange Offer	$67	$—	$—
Warrants to purchase common stock issued in LYONs Exchange Offer	5	—	—
Accretion of Series B preferred stock	—	12	27
Book value of converted Series B preferred stock	—	395	—
Conversion charge related to Series B preferred stock	—	125	—
Issuance of common stock in connection with the Warburg transactions	—	(532)	—
Deferred taxes on stock options	—	4	—
Fair market value of stock options issued in connection with acquisition	—	—	16
Adjustments to Contribution by Lucent:
Accounts receivable	—	—	8
Property, plant and equipment, net	—	—	7
Net benefit assets	—	—	27

Total non-cash transactions	$72	$4	$85

7.     Securitization of Accounts Receivable

        In June 2001, the Company entered into a receivables purchase agreement and transferred a designated pool of qualified trade accounts receivable to a special purpose entity ("SPE"), which in turn sold an undivided ownership interest in the pool of receivables to an unaffiliated financial institution for cash proceeds of $200 million. The receivables purchase agreement was terminated in March 2002 as described below. The designated pool of qualified receivables held by the SPE was pledged as collateral to secure the obligations to the financial institution. During the term of the receivables purchase agreement, the Company, through the SPE, had a retained interest in the designated pool of receivables, representing collateral for the sale, to the extent the value of the receivables exceeded the outstanding amount of the financial institution's investment. The financial institution had no recourse to the Company's other assets for failure of customers to pay when due and the assets of the SPE were not available to pay creditors of the Company.

        The Company was responsible for defined fees payable monthly to the financial institution for costs associated with the outstanding capital issued by the financial institution to fund the purchase of receivables. The Company continued to service, administer and collect the receivables on behalf of the financial institution and received a fee for performance of these services. Collections of receivables were used by the SPE to repay the financial institution's investment in accordance with the receivables purchase agreement, and the financial institution in turn purchased, from time to time, new interests in receivables up to an aggregate investment at any time of $200 million.

        The transfer of accounts receivable was accounted for as a sale and, accordingly, during the term of the securitization, the accounts receivable balances were removed from the Consolidated Balance Sheet and the proceeds received from the sale were reflected as cash provided by financing activities in the Consolidated Statement of Cash Flows. The fair value of the Company's retained interest, which approximated its carrying amount because of the short-term nature of the receivables, was recorded in other current assets. The Company reviewed the fair value assigned to retained interests at each reporting date using similar valuation techniques as those used to initially measure the retained interest. The Company did not record an asset or liability related to any servicing obligations because the servicing fee received was determined to be just adequate to compensate the Company for its servicing responsibilities. Although not material, costs associated with the sales of the receivables were recorded in other income (expense), net in the Consolidated Statement of Operations in fiscal 2001. No significant gains or losses resulted from these transactions.

        In March 2002, the Company elected to terminate the receivables purchase agreement, which was scheduled to expire in June 2002. As a result of the early termination, purchases of interests in receivables by the financial institution ceased, and collections on receivables that constituted the designated pool of trade accounts receivable were used to repay the financial institution's $200 million investment, which had been entirely liquidated as of September 30, 2002. No portion of the retained interest was used to liquidate the financial institution's investment. Upon liquidation in full in April 2002, the Company had reclassified the remaining $109 million retained interest to receivables.

8.     Business Restructuring Reserve

        The business restructuring reserve reflects the remaining balance associated with the business restructuring charges recorded in fiscal 2000 through 2002. The following table summarizes the status of the Company's business restructuring reserve and other related expenses during fiscal 2003, 2002 and 2001:

	Business Restructuring Reserve				Other Related Expenses
	Employee Separation Costs	Lease Termination Obligations	Other Exit Costs	Total Business Restructuring Reserve	Asset Impairments	Incremental Period Costs	Total Business Restructuring Reserve and Related Expenses
	(dollars in millions)
FISCAL 2001:
Balance as of October 1, 2000	$345	$127	$27	$499	$—	$—	$499
Charges	650	24	—	674	20	178	872
Reversals	(17)	(7)	(11)	(35)	—	—	(35)
Decrease in prepaid benefit costs/increase in benefit obligations, net	(577)	—	—	(577)	—	—	(577)
Cash payments	(250)	(66)	(11)	(327)	—	(178)	(505)
Asset impairments	—	—	—	—	(20)	—	(20)
Reclassification	(55)	—	—	(55)	—	—	(55)

Balance as of September 30, 2001	$96	$78	$5	$179	$—	$—	$179

FISCAL 2002:
Charges	116	84	1	201	7	21	229
Reversals	(13)	(4)	(3)	(20)	—	—	(20)
Net increase in benefit obligations	(3)	—	—	(3)	—	—	(3)
Cash payments	(128)	(56)	(3)	(187)	—	(21)	(208)
Asset impairments	—	—	—	—	(7)	—	(7)

Balance as of September 30, 2002	$68	$102	$—	$170	$—	$—	$170

FISCAL 2003:
Charges	—	—	—	—	—	16	16
Reversals	(19)	(2)	—	(21)	—	—	(21)
Cash payments	(45)	(38)	—	(83)	—	(16)	(99)

Balance as of September 30, 2003	$4	$62	$—	$66	$—	$—	$66

Fiscal 2003

        During fiscal 2003, the Company recorded reversals to income of $21 million primarily attributable to fewer involuntary employee separations than originally anticipated. Additionally, in fiscal 2003 the Company incurred $16 million in other related expenses associated with our fourth quarter of fiscal 2002 restructuring initiative. These expenses were primarily attributable to information technology ("IT") costs incurred to relocate the development of certain IT applications to India.

Fiscal 2002

        During fiscal 2002, the Company experienced a decrease in its revenue as a result of the continued decline in spending on IT by its customers, specifically for enterprise communications products and services. Despite the unpredictability of the business environment, the Company remained focused on its strategy to return to profitability by focusing on sustainable cost and expense reduction, among other things. To achieve that goal, the Company initiated restructuring actions in fiscal 2002 to enable it to reduce costs and expenses further in order to lower the amount of revenue needed to reach the Company's profitability break-even point. As a result, the Company recorded a pretax charge of $229 million in fiscal 2002 for business restructuring and related expenses. The components of the charge included $116 million of employee separation costs, $84 million of lease termination costs, $1 million of other exit costs, and $28 million of other related expenses. This charge was partially offset by a $20 million reversal to income primarily attributable to fewer involuntary employee separations than originally anticipated.

        The charge for employee separation costs was composed of $113 million for severance and other related costs and $3 million primarily related to the cost of curtailment in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS 88"). Lease termination costs included approximately $72 million of real estate, net of sublease income that management believed was probable, and $12 million of IT lease termination payments. The $28 million of other related expenses include relocation and consolidation costs, computer system transition expenditures, and asset impairments associated with the Company's ongoing restructuring initiatives.

        The employee separation costs were incurred in connection with the elimination of approximately 4,240 management and union-represented employee positions worldwide. As of September 30, 2003, this workforce reduction had been completed. Employee separation payments included in the business restructuring reserve were made either through a lump sum or a series of payments extending over a period of up to two years from the date of departure, which was an option available to certain union-represented employees. Payments to employees who elected to receive severance through a series of payments will extend through fiscal 2004.

        The $72 million charge for real estate lease termination obligations includes approximately one million square feet of excess sales and services support, research and development, call center and administrative offices located primarily in the U.S., which had been entirely vacated as of September 30, 2003. The real estate charge also included an adjustment to increase the accrued amount for previously reserved sites due to a deterioration in the commercial real estate market. As a result, the Company had extended its estimates as to when it will be able to begin subleasing certain vacated sites and established an additional accrual for lease payments originally estimated to have been offset by sublease rental income. Payments on lease obligations, net of estimated sublease income, will be extended through 2011 because, in certain circumstances, the remaining lease payments were less than the termination fees.

Fiscal 2001

        In fiscal 2001, the Company outsourced certain manufacturing facilities and accelerated its restructuring plan that was originally adopted in September 2000 to improve profitability and business performance as a stand-alone company. As a result, the Company recorded a pretax charge of $872 million in fiscal 2001 for business restructuring and related expenses. This charge was partially offset by a $35 million reversal to income primarily attributable to fewer involuntary employee separations than originally anticipated and more favorable than expected real estate lease termination costs.

        The components of the fiscal 2001 charge included $650 million of employee separation costs, $24 million of lease termination costs, and $198 million of other related expenses. The charge for employee separation costs was composed of $577 million primarily related to enhanced pension and postretirement benefits, which represented the cost of curtailment in accordance with SFAS 88, and $73 million for severance, special benefit payments and other employee separation costs. The $198 million of other related expenses was composed of $178 million for incremental period expenses primarily to facilitate the separation from Lucent, including computer system transition costs, and $20 million for an asset impairment charge related to buildings and equipment at the Shreveport manufacturing facility. Employee separation costs of $55 million established in fiscal 2000 for union-represented employees at Shreveport were paid as enhanced severance benefits from existing pension and benefit assets and, accordingly, such amount was reclassified in fiscal 2001 out of the business restructuring reserve and recorded as a reduction to prepaid benefit costs.

        The employee separation costs in fiscal 2001 were incurred in connection with the elimination of 6,810 employee positions of which 5,600 were through a combination of involuntary and voluntary separations, including an early retirement program targeted at U.S. management employees, and a workforce reduction of 1,210 employees due to the outsourcing of certain of the Company's manufacturing operations. Employee separation payments included in the business restructuring reserve were made either through a lump sum or a series of payments extending over a period of up to two years from the date of departure, which was an option available to certain union-represented employees. This workforce reduction was completed as of September 30, 2002.

        Real estate lease termination costs were incurred primarily in the U.S., Europe and Asia, and were reduced for sublease income that management believed was probable. Payments on lease obligations, which consisted of real estate and equipment leases, will extend through fiscal 2005. In fiscal 2001, accrued costs for lease obligations represented approximately 666,000 square feet of excess sales and services support offices, materials, stocking and logistics warehouses, and Connectivity Solutions facilities. As of September 30, 2002, the Company had entirely vacated this space.

9.     Long-Term Debt

        Long-term debt outstanding consists of the following:

	As of September 30,
	2003		2002
	(dollars in millions)
LYONs convertible debt, net of discount	$287		$476
11 1/8% Senior Secured Notes, net of discount and premium	666	(1)	457	(2)

Total long-term debt	$953		$933

(1)
As of September 30, 2003, the Senior Secured Notes had an aggregate principal amount of $640 million and included $16 million representing the unamortized deferred gain related to the termination of the Company's interest rate swap agreements in December 2002. Upon termination of the agreements, the Company received cash proceeds of $19 million representing a deferred gain, which is being amortized as a reduction to interest expense over the remaining term of the Senior Secured Notes.

(2)
As of September 30, 2002, the Senior Secured Notes had an aggregate principal amount of $440 million and included $22 million representing the corresponding increase of the hedged portion of the debt attributable to the interest rate swap agreements.

Debt Ratings

        The Company's ability to obtain external financing and the related cost of borrowing is affected by the Company's debt ratings, which are periodically reviewed by the major credit rating agencies. During the first quarter of fiscal 2003, the Company's long-term debt ratings were downgraded. Debt ratings and outlooks as of September 30, 2003 and 2002 are as follows:

As of September 30,
2003
2002
Debt Ratings
		Outlook	Debt Ratings	Outlook
Moody's:
Long-term senior unsecured debt	B3	Negative	Ba3	Negative
Senior secured notes	B2	Stable	Ba2	Negative
Corporate credit	B3	Stable	No Rating
Standard & Poor's:
Long-term senior unsecured debt	B	Stable	B	Negative
Senior secured notes	B+	Stable	B+	Negative
Corporate credit	B+	Stable	BB-	Negative

LYONs Convertible Debt

        In the first quarter of fiscal 2002, the Company sold through an underwritten public offering under a shelf registration statement an aggregate principal amount at maturity of approximately $944 million of Liquid Yield Option™ Notes due 2021 ("LYONs"). The proceeds of approximately $448 million, net of a $484 million discount and $12 million of underwriting fees, were used to refinance a portion of the Company's outstanding commercial paper. The underwriting fees of $12 million were recorded as deferred financing costs and are being amortized to interest expense over a three-year period through October 31, 2004, which represents the first date holders may require the Company to purchase all or a portion of their LYONs.

        The original issue discount of $484 million accretes daily at a rate of 3.625% per year calculated on a semiannual bond equivalent basis. The Company does not make periodic cash payments of interest on the LYONs. Instead, the amortization of the discount is recorded as interest expense and represents the accretion of the LYONs issue price to their maturity value. The discount will cease to accrete on the LYONs upon maturity, conversion, purchase by the Company at the option of the holder, or redemption by Avaya. The LYONs are unsecured obligations that rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company.

        Interest expense related to the amortization of the discount on the LYONs amounted to $14 million and $16 million for fiscal 2003 and 2002, respectively. In addition, interest expense related to the amortization of deferred financing costs on the LYONs amounted to $4 million in each of the fiscal years ended September 30, 2003 and 2002.

LYONs Exchange Offer

        In December 2002, the Company, together with Warburg Pincus Equity Partners L.P. and affiliated investment funds (the "Warburg Entities"), commenced an exchange offer to purchase up to approximately $661 million aggregate principal amount at maturity, or 70%, of the Company's outstanding LYONs (the "Exchange Offer"). Under the terms of the Exchange Offer, holders of

LYONs could elect to receive, for each $1,000 aggregate principal amount at maturity of LYONs exchanged, either (i) $389.61 in cash (the "Cash Consideration") or (ii) a combination of $208.40 in cash plus 77 shares of the Company's common stock (the "Mixed Consideration").

        Avaya and the Warburg Entities entered into a Backstop Agreement, as amended (the "Backstop Agreement"), which contains the terms relating to the Warburg Entities' participation in the Exchange Offer. Under the terms of the Backstop Agreement, the Company granted the Warburg Entities series C warrants described in Note 11—Convertible Participating Preferred Stock and Other Equity Transactions, and reduced the exercise price of 5,581,101 of the 6,724,665 series A warrants held by the Warburg Entities to $0.01 per share. In January 2003, following the completion of the Exchange Offer, the Warburg Entities exercised the 5,581,101 series A warrants for aggregate cash consideration of $55,811 and converted the LYONs they acquired in the Exchange Offer into shares of the Company's common stock, as described below.

        In January 2003, the Exchange Offer expired and an aggregate principal amount at maturity of LYONs of $84,426,000, representing approximately 8.9% of the outstanding LYONs, or approximately $43 million in accreted value, was tendered. Of these LYONs, $84,416,000 aggregate principal amount at maturity were tendered for the Mixed Consideration and $10,000 aggregate principal amount at maturity were tendered for the Cash Consideration. In exchange for the LYONs accepted in the Exchange Offer, the Warburg Entities paid an aggregate amount of approximately $18 million in cash and the Company delivered 6,500,032 shares of its common stock. The Company delivered an additional 1,588,548 shares of its common stock to the Warburg Entities upon conversion of LYONs acquired by them in the Exchange Offer.

        In the second quarter of fiscal 2003, the Company recognized in the Consolidated Statement of Operations a pre-tax charge of $36 million for the loss on long-term debt extinguishment related to the Exchange Offer, which was included in other income (expense), net. This charge reflects a $26 million loss related to the retirement of LYONs and $10 million of expenses related to (i) series C warrants issued to the Warburg Entities; (ii) common stock issued to the Warburg Entities; (iii) transaction costs; and (iv) the unamortized deferred financing costs from the original issuance of LYONs that were retired.

Repurchases of LYONs

        During fiscal 2003, the Company repurchased $310 million aggregate principal amount at maturity of LYONs, or $160 million in accreted value, in a series of open market transactions. The Company used a total of approximately $156 million in cash to repurchase these LYONs. The Company recognized a pre-tax gain of approximately $2 million, net of the write-off of deferred financing costs related to the LYONs repurchased.

Conversion of LYONs

        As of September 30, 2003, the 549,022 of outstanding LYONs are convertible into 20,557,415 shares of the Company's common stock at any time on or before the maturity date. The conversion rate of 37.4437 will not be adjusted for accrued original issue discount. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount. Accrued original issue discount will be considered paid by the shares of common stock received by the holder of the LYONs upon conversion.

        The Company will adjust the conversion rate for:

  •
  dividends or distributions on its common stock payable in its common stock or other capital stock of Avaya;

  •
  subdivisions, combinations or certain reclassifications or its common stock;

  •
  distributions to all holders of its common stock of certain rights to purchase its common stock for a period expiring within 60 days at less than the current sale price; and

  •
  distributions to the holders of its common stock of a portion of its assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company) or debt securities issued by the Company or certain rights to purchase its securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of the Company's common stock on the day preceding the date of declaration of the dividend or other distribution).

        The Company and the trustee under the indenture governing the LYONs may modify or amend the LYONs or the indenture with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to make certain changes to the terms of the indenture and the LYONs, including any change that adversely affects the rights of a holder to convert a LYON.

        The Company may redeem all or a portion of the LYONs for cash at any time on or after October 31, 2004 at a price equal to the sum of the issue price and accrued original issue discount on the LYONs as of the applicable redemption date. Conversely, holders may require the Company to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. The Company may, at its option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. If the Company were to purchase all of the 549,022 LYONs outstanding as of September 30, 2003 at the option of the holders, the aggregate purchase price would be approximately $298 million on October 31, 2004, $320 million on October 31, 2006, and $383 million on October 31, 2011. If the Company elected to pay the purchase price in shares of Avaya common stock, the number of shares would be equal to the purchase price divided by the average of the market prices of Avaya common stock for the five trading day period ending on the third business day prior to the applicable purchase date.

        The indenture governing the LYONs includes certain covenants, including a limitation on the Company's ability to grant liens on significant domestic real estate properties or the stock of its subsidiaries holding such properties.

Senior Secured Notes

        In March 2002, the Company issued through an underwritten public offering $440 million aggregate principal amount of 11 1/8% Senior Secured Notes due April 2009 ("Senior Secured Notes") and received net proceeds of approximately $425 million, net of a $5 million discount and $10 million of issuance costs. Interest on the Senior Secured Notes is payable on April 1 and October 1 of each year beginning on October 1, 2002. The $5 million discount is being amortized to interest expense over the seven-year term to maturity. The $10 million of issuance costs were recorded as deferred financing costs and are also being amortized to interest expense over the term of the Senior Secured Notes. The proceeds from the issuance were used to repay amounts outstanding under the five-year Credit Facility and for general corporate purposes.

        The Company may redeem the Senior Secured Notes, in whole or from time to time in part, at the redemption prices expressed as a percentage of the principal amount plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the following years: (i) 2006 at 105.563%; (ii) 2007 at 102.781%; and (iii) 2008 at 100.0%.

        The Senior Secured Notes are secured by a second priority security interest in the collateral securing the Company's obligations under the five-year Credit Facility. In the event that (i) the Company's corporate credit is rated at least BBB by Standard & Poor's and its long-term senior unsecured debt is rated at least Baa2 by Moody's, each without a negative outlook or its equivalent, or (ii) subject to certain conditions, at least $400 million of unsecured indebtedness is outstanding or available under the Credit Facilities or a bona fide successor credit facility, the security interest in the collateral securing the Senior Secured Notes will terminate. The indenture governing the Senior Secured Notes includes negative covenants that limit the Company's ability to incur secured debt and enter into sale/leaseback transactions. In addition, the indenture also includes conditional covenants that limit the Company's ability to incur debt, enter into affiliate transactions, or make restricted payments or investments and advances. These conditional covenants will apply to the Company until such time that the Senior Secured Notes are rated at least BBB- by Standard & Poor's and Baa3 by Moody's, in each case without a negative outlook or its equivalent.

        In May 2003, the Company sold an additional $200 million aggregate principal amount of 11 1/8% Senior Secured Notes due April 2009, at a price of 108% of par, resulting in net proceeds of approximately $212 million, which included approximately $2 million in accrued interest and a $16 million premium, partially offset by $6 million of issuance costs. The issuance costs, which were recorded as deferred financing costs, and premium are being amortized to interest expense over the term of the Notes. These Notes constitute a further issuance of, and form a single series with, the 11 1/8% Senior Secured Notes due April 2009 that the Company issued in March 2002.

        The Company recorded interest expense related to the Senior Secured Notes of $58 million and $25 million for the fiscal years ended September 30, 2003 and 2002, respectively. In addition, the Company recorded interest expense related to the amortization of discount, premium and deferred financing costs on the Senior Secured Notes of $2 million and $1 million for the fiscal years ended September 30, 2003 and 2002, respectively.

Fair Value of Long-Term Debt

        The estimated aggregate fair market value of the Senior Secured Notes increased from September 30, 2002 by $463 million to $742 million as of September 30, 2003, which reflects an increase in the fair market value of the initial Senior Secured Note offering and the fair market value of the add-on public offering which was $232 million. With regard to the LYONs, the estimated aggregate fair value as of September 30, 2003 increased from September 30, 2002 by $112 million to $305 million, which reflects an increase in the fair market value per LYON, partially offset by a reduction in the aggregate fair market value of LYONs extinguished in connection with the Exchange Offer and repurchases during fiscal 2003. The fair market values are based upon quoted market prices and yields obtained through independent pricing sources for the same or similar types of borrowing arrangements taking into consideration the underlying terms of the debt. The following table summarizes the number of outstanding LYONs and Senior Secured Notes, their aggregate accreted value and their related fair market values as of September 30, 2003 and 2002:

	As of September 30, 2003			As of September 30, 2002
	Number of Notes Outstanding	Accreted Value	Fair Value	Number of Notes Outstanding	Accreted Value	Fair Value
	(dollars in millions)
LYONs	549,022	$287	$305	943,632	$476	$193
Senior Secured Notes	640,000	$650	$742	440,000	$435	$279

Credit Facility

        In April 2003, the Company and the lenders under the Company's five-year revolving credit agreement ("Credit Facility") amended the Credit Facility to reduce the size of the facility to $250 million and amend certain covenants included in the Credit Facility. As of September 30, 2003 and 2002, there were no amounts outstanding under the Credit Facility, which expires in September 2005.

        The Credit Facility contains covenants, including a requirement that the Company maintains certain financial covenants relating to a minimum amount of earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted for certain exclusions as summarized below ("Adjusted EBITDA") and a minimum ratio of Adjusted EBITDA to interest expense. The covenants permit the Company to exclude up to a certain amount of business restructuring charges and related expenses, including asset impairment charges, from the calculation of Adjusted EBITDA. The definition of Adjusted EBITDA in the Credit Facility also excludes certain other non-cash charges.

        For the four quarter period ending September 30, 2003, the Company was required to maintain a minimum Adjusted EBITDA of $220 million and a ratio of Adjusted EBITDA to interest expense of 2.70 to 1. The Company was in compliance with all required covenants as of September 30, 2003.

        The amended Credit Facility requires the Company to maintain a ratio of consolidated Adjusted EBITDA to interest expense, as adjusted for the closing of the sale of the Company's Connectivity Solutions segment, of:

  •
  2.90 to 1 for the four quarter period ending December 31, 2003;

  •
  3.00 to 1 for the four quarter period ending March 31, 2004;

  •
  3.10 to 1 for the four quarter period ending June 30, 2004;

  •
  3.40 to 1 for the four quarter period ending September 30, 2004; and

  •
  3.20 to 1 for each four quarter period thereafter.

        The Company is required to maintain consolidated Adjusted EBITDA, as adjusted for the closing of the sale of the Company's Connectivity Solutions segment, of:

  •
  $230 million for the four quarter period ending December 31, 2003;

  •
  $255 million for the four quarter period ending March 31, 2004;

  •
  $270 million for the four quarter period ending June 30, 2004;

  •
  $285 million for the four quarter period ending September 30, 2004; and

  •
  $290 million for each four quarter period thereafter.

        Prior to the amendment, the Company's Credit Facility prohibited the Company from using more than $100 million in cash to redeem or repurchase the LYONs, prior to the October 31, 2004 put date. However, under the amended Credit Facility, this limitation may be increased, up to a maximum of $400 million, by an amount equal to 100% of the net cash proceeds of equity and debt issuances in the capital markets and 50% of the net cash proceeds from the sale of the Company's Connectivity Solutions segment and its corporate aircraft. The $216 million issuance of Senior Secured Notes in May 2003 and the $349 million of net proceeds resulting from the equity offering in September 2003, described in Note 11—Convertible Participating Preferred Stock and Other Equity Transactions, increased the amount of cash the Company may use to repurchase LYONs to the $400 million maximum amount allowable under the Credit Facility. As of September 30, 2003, the Company had used approximately $156 million in cash to repurchase LYONs and, as a result of the amendments to the Credit Facility, the May 2003 public offering of Senior Secured Notes and the September 2003 equity offering, the Company has the ability under the amended Credit Facility to use an additional $244 million in cash to repurchase LYONs.

        In connection with the October 31, 2004 put obligation, the amended Credit Facility also requires the Company to maintain, as of each day in the period commencing September 30, 2004 until the later of (a) the date that the put obligation under the LYONs is satisfied and (b) the date upon which the Company delivers to the lenders under the amended Credit Facility a certificate certifying the Company's compliance with the covenants included in the amended Credit Facility for the fiscal quarter ended September 30, 2004, liquidity of not less than $300 million on a pro forma basis as if the put obligation under the LYONs had been satisfied as of such day. For purposes of this calculation, liquidity is defined as the sum of the unused commitments under the Company's amended Credit Facility plus domestic cash, to the extent free and clear of any liens other than liens under the collateral arrangements securing the Company's obligations to the lenders under the amended Credit Facility, less its obligations under its Senior Secured Notes and the put obligation related to the LYONs had it been satisfied as of such day. To the extent the Company can satisfy this liquidity test, it may use cash to satisfy any put obligation with respect to the LYONs.

        The Credit Facility was also amended to permit the Company to issue up to $200 million in debt provided such debt is junior to the amended Credit Facility and matures not less than 90 days after the amended Credit Facility matures in September 2005. Pursuant to this provision of the amended Credit Facility, in May 2003, the Company issued $200 million aggregate principal amount of Senior Secured Notes as described above. In addition, the Credit Facility was amended to reduce the Company's ability to incur other secured and unsecured debt, make investments, and to prohibit the Company from prepaying long-term debt other than the LYONs.

        See Note 20—Subsequent Events for disclosure regarding an amendment made to the Credit Facility in October 2003.

10. Derivatives and Other Financial Instruments

        The Company conducts its business on a multi-national basis in a wide variety of foreign currencies and, as such, uses derivative financial instruments to reduce earnings and cash flow volatility associated with foreign exchange rate changes. Specifically, the Company uses foreign currency forward contracts, and to a lesser extent, foreign currency options to mitigate the effects of fluctuations of exchange rates associated with certain existing assets and liabilities that are denominated in non-functional currencies and, from time to time, to reduce anticipated net foreign currency cash flows resulting from normal business operations. In addition, the Company uses interest rate swap agreements to manage its proportion of fixed and floating rate debt and to reduce interest expense.

        The Company engages in foreign currency hedging activities to reduce the risk that changes in exchange rates will adversely affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. The Company believes that it has achieved risk reduction and hedge effectiveness because the gains and losses on its derivative instruments substantially offset the losses and gains on the assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate with the change in market value of the corresponding derivative instrument.

Recorded Transactions

        The Company utilizes foreign currency forward contracts primarily to manage short-term exchange rate exposures on certain receivables, payables and loans residing on foreign subsidiaries' books, which are denominated in currencies other than the subsidiary's functional currency. When these items are revalued into the subsidiary's functional currency at the month-end exchange rates, the fluctuations in the exchange rates are recognized in earnings as other income or expense. Changes in the fair value of the Company's foreign currency forward and option contracts used to offset these exposed items are also recognized in earnings as other income or expense in the period in which the exchange rates change. For the fiscal years ended September 30, 2003 and 2002, the changes in the fair value of the foreign currency forward and option contracts were substantially offset by changes resulting from the revaluation of the hedged items.

Forecasted Transactions

        From time to time, the Company uses foreign currency forward and option contracts to offset certain forecasted foreign currency transactions primarily related to the purchase or sale of product expected to occur during the ensuing twelve months. The change in the fair value of foreign currency forward and option contracts is recognized as other income or expense in the period in which the exchange rates change. For the fiscal year ended September 30, 2003, these gains and losses were not material to the Company's results of operations. The Company did not use any foreign currency forward or option contracts for forecasted transactions in fiscal 2002. As permitted under SFAS 133, the Company has elected not to designate its forward and option contracts as hedges thereby precluding the use of hedge accounting for these instruments.

        The notional amount of the Company's financial instruments represents the face amount of the contractual arrangements and the basis on which U.S. dollars are to be exchanged. They are not a measure of market or credit exposure. The notional amount as of September 30, 2003 and 2002 of the Company's foreign currency forward contracts from continuing operations were $438 million and $270 million, respectively. As of September 30, 2003, the Company did not hold any foreign currency option contracts. As of September 30, 2002, the notional amount of the Company's foreign currency option contracts from continuing operations were $20 million. In fiscal 2003, these notional amounts principally represent the equivalent in U.S. dollars for contracts in euros of $222 million, British pound sterling of $153 million, Australian dollars of $14 million, Mexican pesos of $12 million, Canadian dollars of $10 million and other foreign currencies of $27 million. In fiscal 2002, these notional amounts principally represented the equivalent in U.S. dollars for contracts in British pounds sterling of $121 million, euros of $115 million, Canadian dollars of $31 million and other foreign currencies of $23 million.

Fair Value

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity and variable rates of interest.

        As of September 30, 2003 and 2002, the estimated fair values of forward contracts and options from continuing operations were $13 million and $10 million, respectively, and were included in other current assets. The estimated fair values of these forward contracts and options were based on market quotes obtained through independent pricing sources.

Interest Rate Swap Agreements

        In April 2002, the Company entered into two interest rate swap agreements with a total notional amount of $200 million that were to mature in April 2009 and were executed in order to: (i) convert a portion of the Senior Secured Notes fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        In December 2002, the Company cancelled both interest rate swap agreements. The cancellation resulted in a reduction to other assets for the removal of the fair market value of the interest rate swaps and cash proceeds of $19 million representing a deferred gain, which is being recognized as a reduction to interest expense over the remaining term to maturity of the Senior Secured Notes. The Company recognized $3 million in fiscal 2003, as a reduction to interest expense related to this deferred gain. The unamortized balance of the deferred gain is included in long-term debt on the Consolidated Balance Sheet and amounted to $16 million as of September 30, 2003.

        Under these agreements, the Company received a fixed interest rate of 11 1/8% and paid a floating interest rate based on the six-month LIBOR (in arrears) plus an agreed-upon spread, which was equal to a weighted average interest rate of 6.8% as of September 30, 2002. The amounts paid and received were calculated based on the total notional amount of $200 million. Since the relevant terms of the swap agreements matched the corresponding terms of the Senior Secured Notes, there was no hedge ineffectiveness. Accordingly, as required by SFAS 133, gains and losses on the swap agreements fully offset the losses and gains on the hedged portion of the Senior Secured Notes, which were marked to market at each reporting date. As of September 30, 2002, the Company recorded the fair market value of the swaps of $22 million as other assets along with a corresponding increase to the hedged debt with equal and offsetting unrealized gains and losses included in other income (expense), net.

        Interest payments were recognized through interest expense and were to be made and received on the first day of each April and October, commencing on October 1, 2002 and ending on the maturity date. On the last day of each semi-annual interest payment period, the interest payment for the previous six months was to be made based upon the six-month LIBOR rate (in arrears) on that day, plus the applicable spread, as shown in the table below. Since the interest rate was not known until the end of each semi-annual interest period, estimates were used during such period based upon published forward-looking LIBOR rates. Any differences between the estimated interest expense and the actual interest payment were recorded to interest expense at the end of each semi-annual interest period. These interest rate swaps resulted in a reduction to actual interest expense in fiscal 2002 of $4 million.

        The following table outlines the terms of the swap agreements:

Maturity Date	Notional Amount	Receive Fixed Interest Rate	Pay Variable Interest Rate
(dollars in millions)
April 2009	$150	11 1/8%	Six month LIBOR (in arrears) plus 5.055% spread
April 2009	50	11 1/8%	Six month LIBOR (in arrears) plus 5.098% spread

Total	$200

        Each counterparty to the swap agreements was a lender under the five-year Credit Facility. The Company's obligations under these swap agreements were secured on the same basis as its obligations under the five-year Credit Facility.

Non-Derivative and Off-Balance-Sheet Instruments

        Requests for providing commitments to extend credit and financial guarantees are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the adequacy of the Company's reserve for possible credit and guarantee losses. See Note 18—Commitments and Contingencies for the disclosure of these items.

11. Convertible Participating Preferred Stock and Other Equity Transactions

Warburg Transactions

Convertible Participating Preferred Stock

        In October 2000, the Company sold to the Warburg Entities four million shares of the Company's Series B convertible participating preferred stock and series A and series B warrants to purchase the Company's common stock for an aggregate purchase price of $400 million. The Series B preferred stock had an aggregate initial liquidation value of $400 million and accreted at an annual rate of 6.5%, compounded quarterly. The $400 million of proceeds were initially allocated between the Series B preferred stock and warrants based upon the relative fair market value of each security. The fair value allocated to the Series B preferred stock of $368 million was recorded in the mezzanine section of the Consolidated Balance Sheet and the fair value allocated to the warrants of $32 million was included in additional paid-in capital.

        In March 2002, the Company completed a series of transactions pursuant to which the Warburg Entities acquired 53 million shares of Avaya common stock by (i) converting all four million shares of the Series B preferred stock into 38,329,365 shares of the Company's common stock based on a conversion price of $11.31 per share, which was reduced from the original conversion price of $26.71 per share, (ii) exercising 286,682 warrants at an exercise price of $34.73 per share resulting in gross proceeds of approximately $10 million, and (iii) purchasing 14,383,953 shares of the Company's common stock for $6.26 per share, which was the reported closing price of Avaya's common stock on the New York Stock Exchange on March 8, 2002, resulting in gross proceeds of approximately $90 million. In connection with these transactions, the Company incurred approximately $4 million of transaction costs, which were recorded as a reduction to additional paid-in capital. Following these transactions, there were no shares of Series B preferred stock outstanding.

        The conversion of the Series B preferred stock and the exercise of the warrants resulted in a charge to accumulated deficit of approximately $125 million, which primarily represented the impact of reducing the preferred stock conversion price from $26.71 per share to $11.31 per share. The Company also recorded as a reduction to accumulated deficit a total of $12 million and $27 million of accretion for the period from October 1, 2001 through the date of conversion and for fiscal 2001, respectively.

Warrants to Purchase Common Stock

        In consideration of their agreement to participate in the LYONs Exchange Offer, in December 2002, the Company granted the Warburg Entities series C warrants that have a four-year term and are exercisable for an aggregate of 7,355,824 shares of Avaya common stock at an exercise price of $3.50 per share. The fair value of these warrants was estimated to be $5 million and was included in additional paid-in capital. During the second quarter of fiscal 2003, upon completion of the Exchange Offer, the Company recognized the cost of these warrants as a commitment fee and recorded the amount in loss on long-term debt extinguishment, net, which is a component of other income (expense), net.

        As of September 30, 2003, the Warburg Entities hold warrants to purchase the following additional shares of the Company's common stock:

Warrants	Number of Shares	Exercise Price	Expiration Date
Series A	1,143,564	$34.73	October 2, 2004
Series B	5,379,732	$34.73	October 2, 2005
Series C	7,355,824	$3.50	December 23, 2006

Total	13,879,120

Public Offerings of Common Stock

        In September 2003, the Company sold 34.5 million shares of common stock for $10.20 per share in a public offering. The Company received proceeds of approximately $349 million, which was net of approximately $3 million of underwriting discounts and commissions reflected as a reduction to additional paid-in capital.

        In March 2002, the Company sold 19.55 million shares of common stock for $5.90 per share in a public offering. The Company received proceeds of approximately $112 million, which was net of approximately $3 million of underwriting fees reflected as a reduction to additional paid-in capital.

12. Loss Per Share of Common Stock

        Basic earnings (loss) per common share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share is calculated by adjusting net loss available to common stockholders and weighted average outstanding shares, assuming conversion of all potentially dilutive securities including stock options, restricted stock units, warrants, convertible participating preferred stock and convertible debt. Net loss available to common stockholders for both the basic and diluted loss per common share calculations for the fiscal year ended September 30, 2002 includes the $125 million conversion charge related to the Series B preferred stock.

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions, except per share amounts)
Net loss available to common stockholders from continuing operations	$(128)	$(814)	$(627)
Net income available to common stockholders from discontinued operations	40	11	248

Net loss available to common stockholders	$(88)	$(803)	$(379)

Shares used in computing loss per common share:
Basic and Diluted	378	330	284

Earnings (Loss) per common share—Basic and Diluted:
Loss per share from continuing operations	$(0.34)	$(2.47)	$(2.20)
Earnings per share from discontinued operations	0.11	0.03	0.87

Net loss	$(0.23)	$(2.44)	$(1.33)

Securities excluded from the computation of diluted loss per common share:
Options(1)	43	45	52
Restricted stock units(1)	4	—	—
Series B preferred stock(2)	—	38	16
Warrants(1)	10	12	12
Common shares issuable upon conversion of LYONs:
Settled in common shares(3)	136	93	—
Settled in cash(4)	20	—	—

Total	213	188	80

(1)
These securities have been excluded from the diluted loss per common share calculation either because the respective exercise prices are greater than the average market value of the underlying stock, or their inclusion would have been antidilutive.

(2)
As a result of the conversion of the Series B convertible participating preferred stock during fiscal 2002, the conversion price was decreased from $26.71 per share to $11.31 per share. When applying the "if-converted" method in fiscal 2002, the shares are assumed to have been converted from October 1, 2001 through the date of conversion.

(3)
These securities represent the average number of shares issuable by the Company if it were required to purchase LYONs currently outstanding as of September 30, 2003 on the initial October 31, 2004 put date. However, such securities were excluded from the diluted loss per common share calculation as their inclusion would have been antidilutive.

(4)
These securities have been excluded from the diluted loss per common share calculation due to the assumption that this portion of the debt would have been settled in cash.

13.   Income Taxes

        A reconciliation of the Company's income tax provision (benefit) on continuing operations at the federal statutory rate to the income tax provision (benefit) at the effective tax rate is as follows:

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions)
Income tax provision (benefit) computed at the federal statutory rate	$(15)	$(141)	$(341)
State and local income taxes, net of federal income tax effect	2	(12)	(43)
Tax differentials on foreign earnings	23	62	(7)
Purchased in-process research and development and other acquisition related costs	—	(7)	2
Non-deductible restructuring costs	17	11	13
LYONs redemption	6	—	—
Audit settlements	(45)	(7)	—
Sale of investments	(5)	—	—
Non-deductible meals and entertainment and employee benefit costs	2	1	2
Other differences—net	1	2	1
Valuation allowance	98	364	—

Provision (benefit) for income taxes	$84	$273	$(373)

        The following table presents the U.S. and foreign components of income (loss) from continuing operations before income taxes and the provision (benefit) for income taxes on continuing operations:

	Year Ended September 30,
	2003	2002	2001
	(dollars in millions)
INCOME (LOSS) BEFORE INCOME TAXES:
U.S.	$(7)	$(312)	$(818)
Foreign	(37)	(92)	(155)

Loss before income taxes	$(44)	$(404)	$(973)

PROVISION (BENEFIT) FOR INCOME TAXES:
CURRENT
Federal	$—	$—	$—
State and local	3	—	—
Foreign	13	16	37

Subtotal	$16	$16	$37

DEFERRED
Federal	$49	$210	$(337)
State and local	22	48	(66)
Foreign	(3)	(1)	(7)

Subtotal	$68	$257	$(410)

Provision (benefit) for income taxes	$84	$273	$(373)

        The components of deferred tax assets and liabilities on continuing operations as of September 30, 2003 and 2002 are as follows:

	As of September 30,
	2003	2002
	(dollars in millions)
DEFERRED INCOME TAX ASSETS
Benefit obligations	$506	$523
Accrued liabilities	346	387
Net operating loss/credit carryforwards	436	241
Other	59	82

Gross deferred tax assets	$1,347	$1,233

DEFERRED INCOME TAX LIABILITIES
Property, plant and equipment	$(41)	$(5)
Other	(53)	(84)

Gross deferred tax liabilities	$(94)	$(89)

Valuation allowance	$(814)	$(612)

NET DEFERRED TAX ASSET	$439	$532

        As of September 30, 2003, the Company had tax credit carryforwards of $37 million and federal, state and local and foreign net operating loss carryforwards (after-tax) of $399 million. The various tax credit carryforwards of $11 million, $16 million and $10 million expire within 5 years, between 5 and ten years, and in excess of ten years, respectively. Federal and state net operating loss carryforwards expire through the year 2023, the majority of which expire in excess of ten years. The majority of foreign net operating loss carryforwards have no expiration.

        During fiscal 2003, the Company recorded an increase of $202 million to its net deferred tax asset valuation allowance. The increase in the valuation allowance is comprised of an $83 million provision for income taxes to reflect the difference between the actual and expected tax gain associated with the LYONs Exchange Offer, a $93 million reduction in accumulated other comprehensive loss associated with the minimum pension liability recorded in accordance with SFAS No. 87, "Employers' Accounting for Pensions," ("SFAS 87"), and a $3 million adjustment related to the exercise of stock options which served to decrease taxable income for the year. In addition, the valuation allowance balance increased by $32 million as a result of the reversal of certain deferred tax liabilities related to pre-spin federal income tax audits. The increase in the valuation allowance was partially offset by a $9 million benefit included in the tax provision as a result of having positive book taxable income for the year including certain other tax adjustments.

        During fiscal 2002, the Company recorded an increase of $563 million to its net deferred tax asset valuation allowance. The increase in the valuation allowance was comprised of a $364 million charge included in the provision for income taxes and a $202 million reduction in accumulated other comprehensive loss associated with the minimum pension liability recorded in accordance with SFAS 87. The increase in the valuation allowance was partially offset with $3 million of net operating losses that expired during fiscal 2002.

        The valuation allowances recorded in fiscal 2003 and 2002 were calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which places primary importance on the Company's cumulative operating results.

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and certain distinct tax planning strategies in making this assessment. The amount of net deferred tax determined to be realizable was measured by calculating the tax effect of the tax planning strategies, which include potential sale of assets and liabilities. Based on this assessment, as of September 30, 2003, the Company determined that it is more likely than not that $439 million of such assets will be realized, therefore resulting in a valuation allowance of $814 million. Based on the fiscal 2002 assessment, the Company had determined that it was more likely than not that $532 million of such assets were to be realized, therefore resulting in a valuation allowance of $612 million. If changes occur in the assumptions underlying the Company's tax planning strategies or in the scheduling of the reversal of the Company's deferred tax liabilities, the valuation allowance may need to be adjusted in the future.

        The Company has not provided for U.S. deferred income taxes or foreign withholding taxes on $675 million and $628 million of undistributed earnings of its non-U.S. subsidiaries as of September 30, 2003 and 2002, respectively, since the Company intends to reinvest these earnings indefinitely.

14.   Benefit Obligations

Pension and Postretirement Benefits

        The Company maintains defined benefit pension plans covering the majority of its employees and retirees, and postretirement benefit plans for retirees that include healthcare benefits and life insurance coverage. In fiscal 2003, the Company adopted amendments to its pension and postretirement plans. Effective December 31, 2003, the Company froze the benefit accruals and additional participation in the plans for its management employees. The Company also enhanced its 401(k) savings plan for its management employees, effective January 1, 2004. The changes in the pension and postretirement plans were accounted for as curtailments in accordance with SFAS 88. Effective June 1, 2003, the Company entered into new collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers, which included pension increases and postretirement healthcare limitation increases over the term of the 3 year agreements. Additionally, the Company provided current retirees of the management pension plan with a one-time opportunity to take a full or partial lump sum distribution from the plan with a payout date of December 1, 2003.

        For the fiscal year ended September 30, 2003, the Company recorded a net pension credit of $8 million, which included a $31 million curtailment gain from freezing management pension benefit accruals, and a $7 million charge for special termination benefits offered to represented employees as a result of the new collective bargaining agreements. The Company also recorded a net postretirement benefit expense of $18 million, which included a $15 million gain related to the curtailment. During fiscal 2003, the projected benefit obligation decreased by $55 million as a result of the amendments to the Company's pension plan for the curtailment of benefit accruals, the new collective bargaining agreements, and the lump sum distribution for its retirees. The projected postretirement benefit obligation increased by $98 million as a result of the amendment to the Company's postretirement plan for the collective bargaining agreements.

        In fiscal 2003, the Company made contributions totaling $155 million to its pension plans, which included $42 million under the minimum funding requirements of ERISA and a $105 million voluntary contribution to fund the pension obligation for management employees. This voluntary contribution eliminated the required contribution that was to be made in fiscal 2004.

        On September 30, 2003, the Company's annual measurement date, the accumulated benefit obligation related to the Company's pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an unfunded accumulated benefit obligation). This difference reflects an increase in the accumulated benefit obligation that resulted from a decrease from 6.5% to 6.0% in the interest rate used to discount the projected benefit obligation to its present settlement amount. The unfunded accumulated benefit obligation exceeded the Company's accrued pension liability by $813 million, an increase of $265 million from September 30, 2002. As a result, in accordance with SFAS 87, the Company recorded an adjustment to increase the additional minimum pension liability from $548 million at September 30, 2002 to $813 million at September 30, 2003. This resulted in a $237 million increase to accumulated other comprehensive loss, from $513 million at September 30, 2002 to $750 million at September 30, 2003, and a $28 million increase to intangible assets, from $35 million at September 30, 2002 to $63 million at September 30, 2003.

        In conjunction with the recognition of the additional minimum pension liability, the Company also recorded in fiscal 2003 a deferred tax asset of $93 million for which a full valuation allowance was established. This increased the deferred tax asset related to the minimum pension liability from $202 million at September 30, 2002, to $295 million at September 30, 2003. Accordingly, both the deferred tax asset and related valuation allowance were recorded through accumulated other comprehensive loss.

        In fiscal 2002, the Company recorded pension and postretirement expense of $6 million and $23 million, respectively, including charges for curtailment and special termination benefits of $1 million each related to its pension plan, in connection with the Company's business restructuring efforts. During fiscal 2002, the Company amended its pension plan for represented employees by increasing the pension benefit for certain employees, which resulted in an increase of $11 million to the projected benefit obligation.

        In fiscal 2001, the Company recorded pension and postretirement expense of $457 million and $138 million, respectively, including charges for curtailment and special termination benefits of $474 million and $112 million, respectively, in connection with the Company's business restructuring efforts. The Company's pension plans experienced significant decreases in the number of active employees due to these restructuring initiatives related to a manufacturing outsourcing transaction and an early retirement program. As a result, interim measurements were performed and curtailment accounting was implemented. The Company recognized a charge from curtailment and special termination benefits related to its pension plan of $26 million and $448 million, respectively. The Company has several non-pension postretirement benefit plans. Consistent with the curtailment accounting recorded for pensions during fiscal 2001, the Company recorded curtailment and special termination benefit charges of $91 million and $21 million, respectively. The special termination benefits provided employees with improved pension benefits and earlier eligibility for postretirement benefits.

        The following table shows the activity in the Company's defined benefit and postretirement plans:

			Postretirement Benefits
	Pension Benefits
			As of September 30,
	As of September 30,
	2003	2002	2003	2002
	(dollars in millions)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation as of October 1	$2,739	$2,518	$586	$513
Service cost	53	54	6	6
Interest cost	173	171	38	37
Amendments	(55)	11	98	—
Actuarial loss	316	177	48	58
Special termination benefits	7	1	—	—
Benefits paid	(193)	(193)	(40)	(28)

Benefit obligation as of September 30	$3,040	$2,739	$736	$586

CHANGE IN PLAN ASSETS
Fair value of plan assets as of October 1	$1,941	$2,371	$147	$174
Actual return (loss) on plan assets	311	(241)	27	(13)
Employer contributions	155	4	21	14
Benefits paid	(193)	(193)	(40)	(28)

Fair value of plan assets as of September 30	$2,214	$1,941	$155	$147

UNFUNDED STATUS OF THE PLAN	$(826)	$(798)	$(581)	$(439)
Unrecognized prior service cost	39	1	94	(16)
Unrecognized transition asset	—	(1)	—	—
Unrecognized net loss	778	626	160	124

Accrued benefit cost	$(9)	$(172)	$(327)	$(331)

AMOUNT RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS CONSISTS OF:
Accrued benefit cost	$(822)	$(720)	$(327)	$(331)
Intangible asset	63	35	—	—
Accumulated other comprehensive loss	750	513	—	—

Net amount recognized	$(9)	$(172)	$(327)	$(331)

        The table above includes amounts related to Connectivity Solutions employees. The Company is awaiting final determination by CommScope of employees for which they will assume responsibility and, therefore, cannot currently determine the number of employees to be transferred to Commscope.

The table below details the pension and postretirement benefit balances included in discontinued operations on the Consolidated Balance Sheets as of September 30, 2003 and 2002:

	As of September 30,
	2003	2002
	($ in millions)
Assets
Intangible assets	$11	$5

Total other assets of discontinued operations	$11	$5

Liabilities
Benefit Obligation	$38	$26
Accumulated other comprehensive loss	(24)	(26)

Total other liabilities of discontinued operations	$14	$—

	As of September 30,
	2003	2002
PENSION AND POSTRETIREMENT BENEFITS WEIGHTED AVERAGE ASSUMPTIONS
Discount rate	6.0%	6.5%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%

89

        For postretirement healthcare, a 10.3% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for fiscal 2003. The rate was assumed to decline gradually to 5.0% by the year 2009, and remain at that level thereafter.

	Pension Benefits			Postretirement Benefits
	Year ended September 30,			Year ended September 30,
	2003	2002	2001	2003	2002	2001
	(dollars in millions)
COMPONENTS OF NET PERIODIC BENEFIT (CREDIT) COST
Service cost	$53	$54	$79	$6	$6	$11
Interest cost	173	171	128	38	37	30
Expected return on plan assets	(214)	(217)	(208)	(18)	(19)	(18)
Amortization of unrecognized prior service cost	5	4	16	4	—	5
Recognized net actuarial loss (gain)	—	(1)	(19)	3	(1)	(2)
Amortization of transition asset	(1)	(7)	(13)	—	—	—
Curtailment (gain) loss	(31)	1	26	(15)	—	91
Special termination benefits	7	1	448	—	—	21

Net periodic benefit (credit) cost	$(8)	$6	$457	$18	$23	$138

        As of September 30, 2003 and 2002, the Company's pension and postretirement plan assets did not hold any direct investment in the Company's common stock.

        Postretirement healthcare trend rates have a slight effect on the amounts reported for the postretirement health care plan. A one-percentage-point increase in the Company's healthcare cost trend rates would have increased the postretirement benefit obligation by $1 million. Conversely, a one-percentage-point decrease would have decreased the postretirement benefit obligation by $1 million. A one-percentage-point change in the Company's healthcare cost trend rates would have had a minimal effect on the total of the service and interest cost components of net periodic benefit costs.

Savings Plans

        The majority of the Company's employees are eligible to participate in savings plans sponsored by the Company. The plans allow employees to contribute a portion of their compensation on a pre-tax and after-tax basis in accordance with specified guidelines. Avaya matches a percentage of employee contributions up to certain limits. The Company's expense related to these savings plans was $31 million, $24 million and $58 million in fiscal 2003, 2002 and 2001, respectively.

        Effective January 1, 2004, the Company enhanced its savings plans for management employees that increased the value of the Company's contribution towards the plans.

15.   Stock Compensation Plans

        The Company has stock compensation plans, which provide for the issuance to eligible employees of nonqualified stock options and restricted stock units representing Avaya common stock. In addition, the Company has a stock purchase plan under which eligible employees have the ability to purchase shares of Avaya common stock at 85% of market value.

Stock Options

        Stock options are generally granted with an exercise price equal to or above the market value of a share of common stock on the date of grant, have a term of 10 years or less and vest within four years from the date of grant. As of September 30, 2003, there were approximately 42 million stock options authorized for grant to purchase Avaya common stock under the Company's stock compensation plans.

        In connection with certain of the Company's acquisitions, outstanding stock options held by employees of acquired companies became exercisable for Avaya's common stock, according to their terms, effective at the acquisition date. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price.

        The following table summarizes information concerning options outstanding including the related transactions for the fiscal years ended September 30, 2003, 2002 and 2001:

	Shares (000's)(1)	Weighted Average Exercise Price
OPTIONS OUTSTANDING AS OF SEPTEMBER 30, 2000	44,971	$31.63
Granted/Assumed	31,626	15.00
Exercised	(1,384)	4.81
Forfeited/Expired/Exchanged(2)	(26,890)	30.35

OPTIONS OUTSTANDING AS OF SEPTEMBER 30, 2001	48,323	19.83
Granted	10,391	6.53
Exercised	(153)	3.84
Forfeited and Expired(3)	(13,733)	24.23

OPTIONS OUTSTANDING AS OF SEPTEMBER 30, 2002	44,828	15.46
Granted	14,076	3.26
Exercised	(1,087)	5.24
Forfeited and Expired	(6,115)	14.67

OPTIONS OUTSTANDING AS OF SEPTEMBER 30, 2003	51,702	$12.44

(1)
Amounts include stock options outstanding related to Connectivity Solutions employees of approximately 2 million, 2 million and 1 million as of September 30, 2003, 2002 and 2001, respectively. The Company is awaiting final determination by CommScope of employees for which they will assume responsibility and, therefore, cannot currently determine the number of stock options that will expire or vest when such employees transfer to CommScope.

(2)
Includes the exchange of 19,506 employee stock options for restricted stock units, as noted below.

(3)
Primarily represents normal option expiration and forfeitures attributed to employee departures resulting from the Company's business restructuring initiatives.

        The weighted average fair value of the Company's stock options granted during the fiscal years ended September 30, 2003, 2002 and 2001, calculated using the Black-Scholes option-pricing model, was $1.80, $3.14, and $5.86 per share, respectively.

        The following table summarizes the status of the Company's stock options as of September 30, 2003:

	Stock Options Outstanding			Stock Options Exercisable
		Average Remaining Contractual Life (Years)
Range of Exercise Prices	Shares (000's)		Weighted Average Exercise Price	Shares (000's)	Weighted Average Exercise Price
$0.01 to $3.25	12,611	6.13	$2.94	1,072	$2.78
$3.26 to $7.39	7,664	5.66	6.34	3,264	6.39
$7.40 to $11.75	3,003	6.75	10.48	1,525	10.91
$11.76 to $21.09	21,096	6.87	15.20	13,696	14.87
$21.10 to $51.21	7,328	5.23	28.08	7,184	27.88

Total	51,702		$12.44	26,741	$16.62

        At September 30, 2002, there were 18.1 million exercisable outstanding stock options with a weighted average exercise price of $19.94. At September 30, 2001, there were 13.4 million exercisable outstanding stock options with a weighted average exercise price of $26.03.

Non-Employee Directors Plan

        The Company also has a Stock Compensation Plan for Non-Employee Directors under which stock options have been granted. Stock options were granted to Non-Employee Directors in order to attract and retain qualified individuals to serve as members of the Board of Directors. The options granted were priced at the fair market value on the date of grant. These options generally became exercisable six months from the date of grant and expire after ten years. No options have been granted under this plan since December 2002.

        As of September 30, 2003, there were approximately 915 thousand stock options outstanding under this plan with a weighted average exercise price of $10.08 issued to Non-Employee Directors.

Employee Stock Purchase Plan

        Under the terms of the Company's employee stock purchase plan, eligible employees may have up to 10% of eligible compensation deducted from their pay to purchase Avaya common stock. The Avaya Inc. Employee Stock Purchase Plan ("2000 ESPP") was terminated on March 1, 2003 and replaced with the Avaya Inc. 2003 Employee Stock Purchase Plan ("2003 ESPP") which has terms virtually identical to the 2000 ESPP. The 2003 ESPP was approved by the Company's stockholders in February 2003, became effective January 1, 2003, and expires on March 1, 2006. All purchases of the Company's common stock made after December 31, 2002 were made under the 2003 ESPP.

        Under the 2003 and 2000 ESPPs, the per share purchase price is 85% of the average high and low per share trading price of Avaya's common stock on the New York Stock Exchange ("NYSE") on the last trading day of each month. During the fiscal years ended September 30, 2003, 2002 and 2001, 3.9 million, 3.8 million and 3.0 million shares were purchased under the 2003 and 2000 ESPPs at a weighted average price of $2.48, $4.85 and $10.95, respectively.

Restricted Stock Units

        The Company's stock compensation plans permit the granting of restricted stock units to eligible employees at fair market value at the date of grant and typically become fully vested over a three-year period. Restricted stock units are payable in shares of the Company's common stock upon vesting. The Company records compensation expense for the amortization of restricted stock units issued to employees, utilizing the intrinsic-value method, which would result in the same amount of compensation expense that would be recognized as if the Company had applied the fair value recognition provisions of SFAS 123. Compensation expense recorded under APB 25 related to restricted stock units was $31 million, $24 million, and $17 million for the fiscal years ended September 30, 2003, 2002, and 2001, respectively, of which $1 million and $7 million was recorded as business restructuring charges in fiscal 2002 and 2001, respectively.

        The following table presents the total number of shares of common stock represented by restricted stock units granted to Company employees, including those granted in connection with the Exchange described below:

	Year Ended September 30,
	2003	2002	2001
Restricted stock units granted (000's)	6,247	526	4,394
Weighted average market value of shares granted during the period	$3.29	$7.11	$13.06

        As of September 30, 2003, there were approximately 8 million restricted stock units not vested that are outstanding.

        In connection with the amounts recorded as a business restructuring charge for the vesting of restricted stock units, the Company issued 93,000 and 326,000 common shares to employees who departed the business in fiscal 2002 and 2001, respectively.

        In June 2001, the Company commenced an offer to eligible employees to exchange (the "Exchange") certain employee stock options for restricted stock units representing common shares. The Exchange was based on a predetermined exchange value divided by $12.85 per common share, which was the average of the high and low trading prices of Avaya common stock on the NYSE on July 26, 2001. As a result of the Exchange, approximately 19.5 million options were cancelled and approximately 3.4 million restricted stock units were granted on July 31, 2001. The restricted stock units resulting from the Exchange will vest in three succeeding annual anniversary dates beginning on August 1, 2002, subject to acceleration of vesting upon certain events.

        The Company recorded approximately $43 million as non-cash deferred compensation for the intrinsic value of the restricted stock units on the effective date of the Exchange. This amount was calculated by multiplying the number of restricted stock units by $12.62, which was the average of the high and low trading price of the Company's common stock on the NYSE on July 31, 2001, the date of grant of the restricted stock units. The non-cash deferred compensation associated with the restricted stock units will be recognized as compensation expense recorded under APB 25, on a straight-line basis over the three-year vesting period.

16.   Operating Segments

        The Company reports its operations in three segments—ECG, SMBS and Services. During the third quarter of fiscal 2003, the Company changed the name of the Converged Systems and Applications segment to ECG. The ECG segment develops, markets and sells communications products and applications to large enterprises and includes IP telephony, traditional voice communications systems, unified communications applications, multi-media contact center offerings, and appliances, such as telephone sets. The SMBS segment develops, markets and sells communications products and applications, including IP telephony systems, traditional voice systems, unified communication and contact center applications, for small and medium-sized businesses. Traditional voice communication systems designed for small and medium-sized businesses are also known as Key and hybrid telephony systems. The Services segment offers a comprehensive portfolio of services that enable customers to plan, design, build and manage their communications networks. Services' operating results also include professional services organization as explained below.

        As discussed in Note 20—Subsequent Events, beginning in the first quarter of 2004, the Company classified the results of operations of Connectivity Solutions as discontinued operations. This business was previously disclosed as a separate operating segment. The segment data included below has been restated to exclude the results of Connectivity Solutions and to reallocate Connectivity's portion of corporate related expenses to the remaining operating segments. During the first quarter of fiscal 2004, the Company moved its professional services organization from ECG to the Services segment to expand the organization's focus into a multi-vendor environment. The Company's professional services organization provides services required to customize the Company's communication applications solutions for individual customer needs. The Company also allocated a portion of the results attributed to the Company's third-party leasing arrangement from ECG to SMBS based on the relative contribution of the arrangement to the sale of each segment's products. Accordingly, prior period amounts have been restated to reflect these changes.

        The segments are managed as three functional businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. Costs remaining in the other unallocated category represent expenses that are not identified with the operating segments and include costs incurred to maintain vacant real estate facilities. Intersegment sales approximate fair market value and are not significant.

        The Company has outsourced all of its manufacturing operations related to ECG and SMBS segments primarily to Celestica. All manufacturing is performed in accordance with detailed specifications and product design furnished by the Company and is subject to quality control standards.

Reportable Segments

        Summarized financial information relating to the Company's reportable segments is shown in the following table:

	Reportable Segments			Corporate
	Enterprise Communications Group	Small and Medium Business Solutions	Services	Business Restructuring (Charges), Reversals and Related (Expenses), Net	Other Unallocated Amounts	Total Consolidated
	(dollars in millions)
2003
Revenue	$1,644	$236	$1,916	$—	$—	$3,796
Operating income (loss)	(121)	1	163	5	15	63
Capital expenditures(1)	5	—	4	—	48	57
Depreciation and amortization(1)	96	6	64	—	5	171
Assets:
Inventory	120	26	118	—	—	264
Goodwill	118	28	—	—	—	146
Corporate assets(2)	—	—	—	—	3,245	3,245

Total assets(3)	$238	$54	$118	$—	$3,245	$3,655

2002
Revenue	$1,962	$243	$2,179	$—	$3	$4,387
Operating income (loss)(4)	(259)	(22)	244	(209)	(108)	(354)
Capital expenditures(1)	6	—	5	—	93	104
Depreciation and amortization(1)	112	11	67	—	6	196
Assets:
Inventory	201	28	110	—	—	339
Goodwill	118	26	—	—	—	144
Corporate assets(2)	—	—	—	—	3,029	3,029

Total assets(3)	$319	$54	$110	$—	$3,029	$3,512

2001
Revenue	$2,715	$319	$2,436	$—	$3	$5,473
Operating income (loss)(5)	(77)	(15)	109	(885)	(99)	(967)
Capital expenditures(1)	26	2	15	—	272	315
Depreciation and amortization(1)	144	26	61	—	5	236
Assets:
Inventory(6)	—	—	—	—	649	649
Goodwill	108	67	—	—	—	175
Corporate assets(2)	—	—	—	—	3,207	3,207

Total assets(3)	$108	$67	$—	$—	$3,856	$4,031

(1)
Management does not allocate to the segments certain capital expenditures that are not directly managed by or identified with the reportable segments and, as such, has reported these amounts in the other unallocated category. However, the associated depreciation and amortization expense has been allocated to each segment since these amounts are included in each segment's results for purposes of evaluating performance.

(2)
Corporate assets consist primarily of cash and cash equivalents, deferred income taxes, and property, plant and equipment. Corporate assets are included in the other unallocated category since they are managed at a corporate level and are not identified with the segments.

(3)
Total assets exclude $402 million, $385 million and $617 million as of fiscal 2003, 2002 and 2001, respectively, for other current assets of discontinued operations and other assets of discontinued operations.

(4)
Included in other unallocated amounts is a $71 million goodwill and intangibles impairment charge recorded in fiscal 2002 comprised of $47 million attributed to SMBS and $24 million related to ECG. These amounts have not been allocated to the segments because the charges were recorded at a corporate level and management views segment results independent of these charges.

(5)
In fiscal 2001, the business restructuring category includes $48 million of start-up activities related to establishing independent operations.

(6)
The Company is unable to restate inventory for fiscal 2001 into the current segment presentation as this would be impractical, involve excessive cost and require extensive estimation and, therefore, has included inventory in the other unallocated category for such periods.

Geographic Information

        Financial information relating to the Company's revenue by geographic area was as follows:

	External Revenue(1)			Long-Lived Assets(2)
	Year Ended September 30,			As of September 30,
	2003	2002	2001	2003	2002
	(dollars in millions)
U.S.	$2,905	$3,310	$4,159	$550	$631
International	891	1,077	1,314	54	62

Total	$3,796	$4,387	$5,473	$604	$693

(1)
Revenue is attributed to geographic areas based on the location of customers.

(2)
Represents property, plant and equipment, net.

Concentrations

        Following the sale by Lucent in March 2000 of its primary distribution function for voice communications systems for small and mid-sized enterprises to Expanets, Inc. ("Expanets"), the Company agreed in May 2001 to provide a $125 million short-term secured line of credit to Expanets. The line of credit applied to certain unpaid amounts and outstanding receivables due to the Company by Expanets and was secured by a first priority lien on Expanets' receivables and inventory. In March 2002, the Company entered into an amended Dealer Credit Agreement with Expanets and its parent company, NorthWestern Corporation ("NorthWestern") to provide for installment payments under the line of credit with the final balance due to the Company on December 31, 2002.

        The Company had been engaged in discussions with Expanets regarding certain operating issues and customer data and billing management services related to the March 2000 sale to Expanets. Although these issues were unrelated to Expanets' and NorthWestern's obligations under the Dealer Credit Agreement, the Company agreed in December 2002, because of the importance of its relationship with Expanets and the customer base served by Expanets, to extend the term of the final installment payment of $27 million to February 2003.

        In March 2003, the Company entered into a restructured agreement with Expanets and NorthWestern to resolve matters related to the March 2000 sale to Expanets and to set payment terms for the remaining amounts due to Avaya under the line of credit. In exchange for the companies providing mutual general releases of liability concerning the outstanding operational issues, the parties agreed to, among other things, the following:

  •
  The Company canceled the notes receivable and surrendered the preferred equity interests delivered to the Company by Expanets in March 2000 in partial payment of the purchase price for the sale of the distribution function to Expanets. The Company did not record a charge in its Consolidated Statement of Operations during the second quarter of fiscal 2003 related to this transaction because no value was ascribed to these securities in the Company's financial statements. The Company had written off the value of these securities at the time of the sale primarily because the notes were by their terms subordinated to Expanets' senior debt, collection of the notes was unlikely, and the preferred equity was junior to Expanets' senior debt and the notes receivable, as well as Expanets' other series of preferred equity.

  •
  The Company converted $27 million owed to Avaya by Expanets under the line of credit, initially due in December 2002, to a term loan, which was to be repaid in three equal installments of $9 million on January 1, April 1, and July 1, 2004.

        In the fourth quarter of fiscal 2003, the Company sold the $27 million term loan due from Expanets to a third party financial institution for $26 million.

        For the fiscal year ended September 30, 2001, sales to Expanets, which are included in the ECG, SMBS and Services segments, were approximately 10% of the Company's revenue.

        See Note 20—Subsequent Events for disclosure regarding the acquisition of Expanets.

17.   Related Party Transactions

        As of September 30, 2003, the Warburg Entities hold approximately 60 million shares of Avaya common stock, which represents approximately 14.4% of the Company's outstanding common stock, and warrants to purchase approximately 14 million additional shares of Avaya common stock. In October 2003, the Warburg Entities disposed of 25 million shares of the Company's common stock.

        In connection with their agreement to participate in the LYONs Exchange Offer, the Company granted the Warburg Entities the right to designate one individual for election to Avaya's board of directors for so long as they hold a specified number of shares of the Company's common stock. In accordance with these provisions, in January 2003, Joseph P. Landy, Co-President of Warburg Pincus LLC, was appointed to the Company's board of directors.

18.   Commitments and Contingencies

Legal Proceedings

        From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. Other than as described below, the Company believes there is no litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

Year 2000 Actions

        Three separate purported class action lawsuits are pending against Lucent Technologies, Inc. ("Lucent"), the Company's former parent, one in state court in West Virginia, one in federal court in the Southern District of New York and another in federal court in the Southern District of California. The case in New York was filed in January 1999 and, after being dismissed, was refiled in September 2000. The case in West Virginia was filed in April 1999 and the case in California was filed in June 1999, and amended in 2000 to include the Company as a defendant. The Company may also be named a party to the other actions and, in any event, has assumed the obligations of Lucent for all of these cases under the Contribution and Distribution Agreement, as described in "Transactions with Lucent" below between the Company and Lucent. All three actions are based upon claims that Lucent sold products that were not Year 2000 compliant, meaning that the products were designed and developed without considering the possible impact of the change in the calendar from December 31, 1999 to January 1, 2000. The complaints allege that the sale of these products violated statutory consumer protection laws and constituted breaches of implied warranties.

        A class has been certified in the West Virginia state court matter. The certified class in the West Virginia matter includes those persons or entities that purchased, leased or financed the products in question. In addition, the court also certified as a subclass all class members who had service protection plans or other service or extended warranty contracts with Lucent in effect as of April 1, 1998, as to which Lucent failed to offer a free Year 2000-compliant solution. The Fourth Circuit Court of Appeals recently denied the defendant's attempt to have the Federal District Court in West Virginia retain jurisdiction in this matter. This matter is now in West Virginia state court. The federal court in the New York action has issued a decision and order denying class certification, dismissing all but certain fraud claims by one representative plaintiff. No class claims remain in this case at this time. The federal court in the California action has issued an opinion and order granting class certification. The class includes any entities that purchased or leased certain products on or after January 1, 1990, excluding those entities who did not have a New Jersey choice of law provision in their contracts and those who did not purchase equipment directly from defendants. The federal court in the California action has issued an order staying the action pending the outcome of the West Virginia matter. The complaints seek, among other remedies, compensatory damages, punitive damages and counsel fees in amounts that have not yet been specified. At this time, the Company cannot determine whether the outcome of these actions will have a material adverse effect on its financial position, results of operations or cash flows. These cases have required in the past, and may require in the future, expenditure of significant legal costs related to their defense.

Lucent Securities Litigation

        In November 2000, three purported class actions were filed against Lucent in the Federal District Court for the District of New Jersey alleging violations of the federal securities laws as a result of the facts disclosed in Lucent's announcement on November 21, 2000 that it had identified a revenue recognition issue affecting its financial results for the fourth quarter of fiscal 2000. The actions purport to be filed on behalf of purchasers of Lucent common stock during the period from October 10, 2000 (the date Lucent originally reported these financial results) through November 21, 2000.

        The above actions have been consolidated with other purported class actions filed against Lucent on behalf of its stockholders in January 2000 and are pending in the Federal District Court for the District of New Jersey. The consolidated cases were initially filed on behalf of stockholders of Lucent who bought Lucent common stock between October 26, 1999 and January 6, 2000, but the consolidated complaint was amended to include purported class members who purchased Lucent common stock up to December 20, 2000. A class has not yet been certified in the consolidated actions. The plaintiffs in all of these stockholder class actions seek compensatory damages plus interest and attorneys' fees.

        In March 2003, Lucent announced that it had entered into a $420 million settlement of all pending shareholder and related litigation. Certain cases which are the subject of the settlement are shared contingent liabilities under the Contribution and Distribution Agreement and accordingly, the Company is responsible for 10% of the liabilities attributable to those cases, including 10% of the legal costs associated with the portion of the litigation for which the Company shares liability. In the second quarter of fiscal 2003, the Company recorded a charge of $25 million representing the Company's estimate of its liability in this matter. The Company recently reached agreement with Lucent to pay $24 million in shares of the Company's common stock in full satisfaction of its obligations under the settlement. The terms of the settlement will be subject to a fairness hearing scheduled for December 2003.

Commissions Arbitration Demand

        In July 2002, Communications Development Corporation ("CDC"), a British Virgin Islands corporation, made formal demand for arbitration for alleged unpaid commissions in an amount in excess of $10 million, stemming from the sale of products from the Company's businesses that were formerly owned by Lucent involving the Ministry of Russian Railways. In April 2003, CDC initiated the arbitration before the American Arbitration Association. The plaintiff alleges that as a result of agreements entered into between the plaintiff and the Company, it is owed commissions on sales by the Company to the Ministry of Russian Railways on a continuing basis. The Company believes that the agreements relating to their claim have expired or do not apply to the products in question. As the sales of products continue, CDC may likely increase its commission demand. The parties are in the process of selecting arbitrators.

Lucent Consumer Products Class Actions

        In several class action cases (the first of which was filed on June 24, 1996), plaintiffs claim that AT&T and Lucent engaged in fraud and deceit in continuing to lease residential telephones to consumers without adequate notice that the consumers would pay well in excess of the purchase price of a telephone by continuing to lease. The cases were removed and consolidated in federal court in Alabama, and were subsequently remanded to their respective state courts (Illinois, Alabama, New Jersey, New York and California). In July 2001, the Illinois state court certified a nationwide class of plaintiffs. The case in Illinois was scheduled for trial on August 5, 2002. Prior to commencement of trial, however, the parties agreed to a settlement of the claims on a class-wide basis. The settlement was approved by the court on November 4, 2002. Claims from Class members were required to be filed on or about January 15, 2003.

        Any liability incurred by Lucent in connection with these class action cases will be considered an exclusive Lucent liability under the Contribution and Distribution Agreement between Lucent and the Company and, as a result, the Company would be responsible for 10% of any such liability in excess of $50 million. The Company recently agreed with Lucent to pay $6 million in satisfaction of its liability in this matter, although Lucent has notified the Company that it may be responsible for some additional costs that may be incurred in connection with the conclusion of the claims administration. Based on the Company's discussions with Lucent, it does not expect those additional costs to be material.

Patent Infringement Claim

        AudioFAX IP, LLC has filed an action against the Company in the U.S. District Court for the Northern District of Georgia, alleging that the Company has infringed five of its patents relating to facsimile products in violation of federal patent laws. This matter is in the early stages of litigation and the Company cannot determine whether the outcome of this action will have a material adverse effect on its financial position, results of operations or cash flows.

Environmental, Health and Safety Matters

        The Company is subject to a wide range of governmental requirements relating to employee safety and health and to the handling and emission into the environment of various substances used in its operations. The Company is subject to certain provisions of environmental laws, particularly in the United States, governing the cleanup of soil and groundwater contamination. Such provisions impose liability for the costs of investigating and remediating releases of hazardous materials at currently or formerly owned or operated sites. In certain circumstances, this liability may also include the cost of cleaning up historical contamination, whether or not caused by the Company. The Company is currently conducting investigation and/or cleanup of known contamination at approximately seven of its facilities either voluntarily or pursuant to government directives. None of the sites are reasonably likely to generate environmental costs that will be individually material nor will environmental costs for all sites in the aggregate be material. There are no known third parties who may be responsible for investigation and/or cleanup at these sites and therefore, for purposes of assessing the adequacy of financial reserves for these liabilities, the Company has not assumed that it will recover amounts from any third party, including under any insurance coverage or indemnification arrangement. Although the Company does not separately track recurring costs of managing hazardous substances and pollutants in ongoing operations, it does not believe them to be material.

        It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company has established financial reserves to cover environmental liabilities where they are probable and reasonably estimable. Reserves for estimated losses from environmental matters are undiscounted and consist primarily of estimated remediation and monitoring costs and are, depending on the site, based primarily upon internal or third-party environmental studies and the extent of contamination and the type of required cleanup. The Company is not aware of, and has not included in reserves any provision for, any unasserted environmental claims.

        The reliability and precision of estimates of the Company's environmental costs may be affected by a variety of factors, including whether the remediation treatment will be effective, contamination sources have been accurately identified and assumptions regarding the movement of contaminants are accurate. In addition, estimates of environmental costs may be affected by changes in law and regulation, including the willingness of regulatory authorities to conclude that remediation and/or monitoring performed by the Company is adequate.

        The Company assesses the adequacy of environmental reserves on a quarterly basis. For the fiscal years ended September 30, 2003 and 2002, respectively, no amounts were charged to the Statements of Operations for environmental costs as reserves were deemed to be adequate. Expenditures for environmental matters for the fiscal years ended September 30, 2003 and 2002 were not material to the Company's financial position, results of operations or cash flows. Payment for the environmental costs covered by the reserves may be made over a 30-year period.

Product Warranties

        The Company recognizes a liability for the estimated costs that may be incurred to remedy certain deficiencies of quality or performance of the Company's products. These product warranties extend over a specified period of time generally ranging up to one year from the date of sale depending upon the product subject to the warranty. The Company accrues a provision for estimated future warranty costs based upon the historical relationship of warranty claims to sales. The Company periodically reviews the adequacy of its product warranties and adjusts, if necessary, the warranty percentage and accrued warranty reserve, which is included in other current liabilities in the Consolidated Balance Sheets, for actual experience.

        The following table reconciles the changes in the Company's product warranty reserve as of and for the fiscal year ended September 30, 2003:

(dollars in millions)
Balance at September 30, 2002	$40
Warranties accrued during the fiscal year ended September 30, 2003	58
Less actual warranty expenses incurred during the fiscal year	(60)

Balance at September 30, 2003	$38

Guarantees of Indebtedness and Other Off-Balance Sheet Arrangements

Irrevocable Letters of Credit and Other Arrangements

        The Company has entered into several uncommitted credit facilities totaling $53 million and other arrangements similar to irrevocable letters of credit that vary in term totaling $10 million, of which an aggregate of $29 million in irrevocable letters of credit and other arrangements were outstanding as of September 30, 2003. Letters of credit are purchased guarantees that ensure the Company's performance or payment to third parties in accordance with specified terms and conditions.

Surety Bonds

        The Company acquires various types of surety bonds, such as license, permit, bid and performance bonds, which are irrevocable undertakings by the Company to make payment in the event the Company fails to perform its obligations. These bonds vary in duration although most are issued and outstanding from one to three years. As of September 30, 2003, the maximum potential payment under these surety bonds is approximately $7 million. Historically, no surety bonds have been drawn upon and there is no future expectation that these surety bonds will be drawn upon.

Purchase Commitments and Termination Fees

        The Company has commitment contracts with certain suppliers in which Avaya is obligated to purchase a specified amount of inventory based on its forecasts, or pay a charge in the event the Company does not meet its designated purchase commitments. Additionally, certain agreements call for an early termination fee, obligating the Company to make a payment to the supplier. As of September 30, 2003, the maximum potential payment under these commitments was approximately $82 million, of which the Company recorded a liability in the amount of $8 million. The Company classified this liability as $3 million in other current liabilities and $5 million in other liabilities.

Product Financing Arrangements

        The Company sells products to various resellers that may obtain financing from certain unaffiliated third party lending institutions.

        For the Company's U.S. product financing arrangement with resellers, in the event the lending institution repossesses the reseller's inventory of the company's products, Avaya is obligated under certain circumstances to repurchase such inventory from the lending institution. The Company's obligation to repurchase inventory from the lending institution terminates 180 days from the date of invoicing by the Company to the reseller. The repurchase amount is equal to the price originally paid to the Company by the lending institution for the inventory. During the third quarter of fiscal 2003, one of the resellers that previously participated in this type of arrangement established a direct line of credit with the Company. The remaining reseller has financed inventory purchases under this agreement of approximately $35 million as of September 30, 2003. There have not been any repurchases made by Avaya since the Company entered into this agreement in March 2001. The Company has estimated the fair value of this guarantee as of September 30, 2003 and has adequately provided for this guarantee in its financial statements at September 30, 2003. The fair value of the guarantee is not significant. There can be no assurance that the Company will not be obligated to repurchase inventory under this arrangement in the future.

        For the Company's product financing arrangement with resellers outside the U.S., in the event participating resellers default on their payment obligation to the lending institution, the Company is obligated under certain circumstances to guarantee repayment to the lending institution. The repayment amount fluctuates with the level of product financing activity. The guarantee repayment amount reported to the Company from the lending institution was approximately $8 million as of September 30, 2003. The Company reviews and sets the maximum credit limit for each reseller participating in this financing arrangement. There have not been any guarantee repayments by Avaya since the Company entered in this arrangement in October 2000. The Company has estimated the fair value of this guarantee as of September 30, 2003 and has adequately provided for this guarantee in its financial statements at September 30, 2003. The fair value of the guarantee is not significant. There can be no assurance that the Company will not be obligated to repurchase inventory under this arrangement in the future.

Credit Facility Indemnification

        In connection with its obligations under the amended Credit Facility described in Note 9—Long-Tem Debt, the Company has agreed to indemnify the third party lending institutions for costs incurred by the institutions related to changes in tax law or other legal requirements. While there have been no amounts paid to the lenders pursuant to this indemnity in the past, there can be no assurance that the Company will not be obligated to indemnify the lenders under this arrangement in the future.

Transactions with Lucent

        In connection with the Company's spin-off from Lucent in September 2000, the Company and Lucent executed and delivered the Contribution and Distribution Agreement and certain related agreements.

        Pursuant to the Contribution and Distribution Agreement, Lucent contributed to the Company substantially all of the assets, liabilities and operations associated with its enterprise networking businesses ("Company's Businesses"). The Contribution and Distribution Agreement, among other things, provides that, in general, the Company will indemnify Lucent for all liabilities including certain pre-distribution tax obligations of Lucent relating to the Company's Businesses and all contingent liabilities primarily relating to the Company's Businesses or otherwise assigned to the Company. In addition, the Contribution and Distribution Agreement provides that certain contingent liabilities not allocated to one of the parties will be shared by Lucent and the Company in prescribed percentages. The Contribution and Distribution Agreement also provides that each party will share specified portions of contingent liabilities based upon agreed percentages related to the business of the other party that exceed $50 million. In the second quarter of fiscal 2003, the Company recorded a charge of $25 million representing its estimate of the amount of its liability associated with the settlement by Lucent of the securities litigation described previously. The Company recently reached agreement with Lucent to pay $24 million in shares of the Company's common stock in full satisfaction of its obligations under the settlement. The terms of the settlement will be subject to a fairness hearing scheduled for December 2003. The Company is unable to determine the maximum potential amount of other future payments, if any, that it could be required to make under this agreement.

        In addition, if the separation from Lucent fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code because of an acquisition of the Company's stock or assets, or some other actions of the Company, then the Company will be solely liable for any resulting corporate taxes.

        The Company has resolved all of the Contribution and Distribution issues with Lucent related to the settlement of certain employee obligations and the transfer of certain assets. Following the Distribution, the Company had identified approximately $15 million recorded in its Consolidated Balance Sheets that was primarily related to certain accounts receivable balances due from Lucent and certain fixed assets, which the Company agreed would remain with Lucent. Since these assets, among other resolved issues, relate to the original capital contribution by Lucent, the Company reduced additional paid-in capital in fiscal 2001 for the net effect of these adjustments.

Leases

        The Company leases land, buildings and equipment under agreements that expire in various years through 2021. Rental expense under operating leases, excluding any lease termination costs incurred related to the Company's restructuring initiatives, was $167 million, $192 million, and $194 million for the years ended September 30, 2003, 2002, and 2001, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases, of which $40 million of such lease payments have been accrued as a business restructuring reserve, as of September 30, 2003.

Year Ended September 30,
2004	2005	2006	2007	2008	Later Years	Total
(dollars in millions)
$135	$87	$65	$55	$48	$218	$608

19. Quarterly Information (Unaudited)

	Fiscal Year Quarters
	First	Second	Third	Fourth	Total
	(dollars in millions, except per share and stock price amounts)
Year Ended September 30, 2003
Revenue	$946	$950	$929	$971	$3,796
Gross margin	396	418	404	421	1,639
Business restructuring charges (reversals) and related expenses, net(1)	4	(14)	7	(2)	(5)
Provision for deferred income tax asset valuation allowance(2)	83	—	—	—	83
Income (Loss) from continuing operations	(125)	(55)	(3)	55	(128)
Income from discontinued operations	4	14	11	11	40
Net income (loss)	$(121)	$(41)	$8	$66	$(88)
Earnings (Loss) per share—Basic:
Earnings (Loss) per share from continuing operations	$(0.34)	$(0.15)	$(0.01)	$0.14	$(0.34)
Earnings per share from discontinued operations	0.01	0.04	0.03	0.03	0.11

Earnings (Loss) per share	$(0.33)	$(0.11)	$0.02	$0.17	$(0.23)

Earnings (Loss) per share—Diluted:
Earnings (Loss) per share from continuing operations	$(0.34)	$(0.15)	$(0.01)	$0.13	$(0.34)
Earnings per share from discontinued operations	0.01	0.04	0.03	0.02	0.11

Earnings (Loss) per share	$(0.33)	$(0.11)	$0.02	$0.15	$(0.23)

Stock price(3):
High	$3.70	$3.09	$8.06	$11.23	$11.23
Low	$1.25	$1.93	$2.04	$6.15	$1.25
Year Ended September 30, 2002
Revenue	$1,172	$1,137	$1,055	$1,023	$4,387
Gross margin	513	494	443	414	1,864
Business restructuring charges and related expenses, net(1)	6	88	9	106	209
Goodwill and intangibles impairment charge	—	—	—	71	71
Provision for deferred income tax asset valuation allowance(2)	—	—	—	364	364
Income (Loss) from continuing operations	(7)	(61)	(47)	(562)	(677)
Income (Loss) from discontinued operations	(13)	(2)	8	18	11
Net loss	(20)	(63)	(39)	(544)	(666)
Earnings (Loss) per share—Basic and Diluted:
Loss per share from continuing operations(4)	$(0.05)	$(0.63)	$(0.13)	$(1.55)	$(2.47)
Earnings (Loss) per share from discontinued operations	(0.04)	—	0.02	0.05	0.03

Loss per share(4)	$(0.09)	$(0.63)	$(0.11)	$(1.50)	$(2.44)

Stock price(3):
High	$13.70	$12.73	$7.60	$4.88	$13.70
Low	$8.50	$4.68	$4.15	$1.12	$1.12

(1)
These charges represent costs associated with the Company's restructuring plan to improve profitability and business performance as a stand-alone company.

(2)
Amount is included in provision (benefit) for income taxes.

(3)
Shows the intraday high and low sales price per share of the Company's common stock as reported on the NYSE for the periods indicated.

(4)
Includes a $125 million charge related to the conversion of four million shares of the Series B convertible preferred stock and the exercise of warrants in March 2002.

20. Subsequent Events

Sale of Connectivity Solutions

        In October 2003, the Company agreed to sell certain assets and liabilities of its Connectivity Solutions business to CommScope, Inc. ("CommScope") and, accordingly, has accounted for this business as discontinued operations. On January 31, 2004, the sale of essentially all of Connectivity Solutions was completed, except for certain remaining international operations that will be completed later this year. Under the terms of the agreement signed with CommScope, the Company received approximately $250 million of cash, subject to post-closing adjustments, 1,761,538 shares of CommScope common stock valued at approximately $33 million on the closing date, and the assumption by CommScope of certain liabilities. The Company expects to record a gain from the sale in income (loss) from discontinued operations in the second quarter of fiscal 2004. If certain assets and liabilities are not transferred by the end of the second quarter, an additional gain or a partially offsetting loss from the sale will be recorded in the third quarter of fiscal 2004. Because the products offered by Connectivity Solutions do not fit strategically with the rest of the Company's product portfolio, the Company believes the sale will enable it to strengthen its focus on the Company's core product offerings.

        Listed below are the major classes of assets and liabilities as of September 30, 2003 that are included as part of the disposal group:

($ in millions)
Assets		Liabilities
Receivables	$68	Accounts payable	$54
Inventory	142	Payroll and benefit obligation	31
Property, plant and equipment, net	179	Other liabilities	24

Other assets	13	Total liabilities	$109

Total assets	$402

        Upon disposal of the Connectivity Solutions international operations, the Company expects to transfer to income an unrealized foreign currency translation gain, which is included as a component of accumulated other comprehensive loss on the Consolidated Balance Sheet. This currency translation gain will be included in the determination of gain on sale of discontinued operations.

        Income (loss) from discontinued operations for fiscal 2003, 2002, and 2001, includes $542 million, $569 million and $1,320 million, respectively of revenue related to Connectivity Solutions.

        The final carrying values of the assets and liabilities to be transferred to Commscope will be determined upon the closing date, with the exception of the benefit obligations noted below.

        Based upon an actuarial calculation using data as of September 30, 2003, the Company estimates that it will recognize a pension and postretirement curtailment loss of approximately $26 million upon the closing of the transaction and a settlement loss of approximately $37 million upon the transfer of pension and postretirement benefit assets and liabilities to Commscope. The estimated curtailment and settlement losses are subject to change based upon intervening events that may occur up to the closing date and the date on which the pension and postretirement benefit assets and liabilities are transferred, respectively. These losses will be recorded as a loss from discontinued operations. Additionally, these losses will increase the benefit obligation being transferred to Commscope by approximately $52 million and will remove an intangible asset of approximately $11 million that relates to unrecognized prior service costs associated with the benefit obligation which is included in other assets in the table above. These losses will be recorded as a loss from discontinued operations in the period that they occur. Once the pension and postretirement benefit assets and liabilities are transferred to CommScope, a corresponding gain on the sale will be recognized for the removal of these net liabilities from the balance sheet. To the extent the net pension and postretirement benefit liabilities transferred to CommScope exceed approximately $57 million, the Company is responsible for reimbursing CommScope for any such excess. The excess, if any, will reduce the gain on the sale of Connectivity Solutions.

        On October 30, 2003, in exchange for the International Brotherhood of Electrical Worker's agreement to withdraw numerous pending and threatened grievances and arbitration demands against the Company in connection with the Connectivity Solutions business, the Company agreed to provide a one-time payment of five thousand dollars to certain employees and offer an enhanced retirement incentive for those employees who are pension eligible as of December 2, 2003. The settlement agreement is contingent upon the closing of the sale of Connectivity Solutions to CommScope. Total payments, excluding the retirement incentive offer, are not expected to exceed $7 million. The Company expects to take a one-time charge in the first quarter of fiscal 2004 of approximately $4 million related to the acceptance by 124 employees of the retirement incentive offer.

Acquisition of Expanets

        On November 25, 2003, the Company acquired substantially all of the assets and assumed certain liabilities of Expanets, a subsidiary of NorthWestern, in a transaction accounted for as a business combination. Expanets is a nationwide provider of networked communications and data products and services to small and mid-sized businesses and prior to the acquisition was one of the Company's largest dealer. The acquisition will allow the Company to continue providing quality sales and service support for Expanets' customers and grow its small and mid-sized business. Under the terms of the asset purchase agreement, the Company paid a purchase price at the closing of $97 million, consisting of (i) approximately $55 million in cash paid to Expanets, (ii) approximately $27 million paid to a creditor of Expanets to satisfy a debt obligation of Expanets, and (iii) approximately $15 million deposited into an escrow account to satisfy certain liabilities of Expanets. The Company also made a payment of approximately $12 million to secure a letter of credit on behalf of Expanets. The purchase price is subject to a working capital adjustment to be prepared by the Company in the second quarter of fiscal 2004. This working capital adjustment is subject to the review and agreement by NorthWestern. The Company will include Expanets in its consolidated results of operations and financial position beginning in November 2003. Certain information such as condensed balance sheet data of Expanets and the amount of any goodwill or intangibles assets identified is required to be disclosed for material acquisitions. However, due to the proximity of the closing date of the acquisition and the filing of the Company's financial statements, it was not practicable to determine such amounts.

Credit Facility Amendment

        In October 2003, the Company and the lenders under the Company's Credit Facility amended the Credit Facility to increase the amount allowed for external investments from $50 million, by an additional $100 million, if the increased amount is to be used for the purchase of the stock or substantially all of the assets of Expanets prior to December 31, 2003.

Grants of Stock Options and Restricted Stock Units

        During the period from October 1, 2003 through December 1, 2003, the Company granted to eligible employees approximately 8 million stock options at a weighted average exercise price of $13.24 and approximately 401 thousand restricted stock units at a weighted average market value of $13.28.

Interest Rate Swap Agreements

        During the period from October 1, 2003 through December 11, 2003, the Company entered into three interest rate swap agreements each having a notional amount of $50 million and a maturity date of April 2009. These interest rate swap agreements have the same terms as the interest rate swap agreements entered into in April 2002, as discussed in Note 10—Derivatives and Other Financial Instruments, with the exception of the agreed upon spread of 6.55%, 6.8575% and 6.94%, respectively, that is added to the six month LIBOR (in arrears) used to calculate the variable interest rate that the Company will pay.

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REPORT OF INDEPENDENT AUDITORS
AVAYA INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions, except per share amounts)
AVAYA INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in millions, except per share amounts)
AVAYA INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND OF COMPREHENSIVE LOSS (dollars in millions)
AVAYA INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in millions)
AVAYA INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS